Exhibit 10.2
Execution Version

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS LOAN WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY FOR THIS TERM LOAN BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE ISSUER AT @NRG.COM; @NRG.COM, ATTN: DAWN JAMES.

CREDIT AGREEMENT
dated as of September 26, 2025
among
NRG CEDAR BAYOU 5 LLC,
as Borrower,
PUBLIC UTILITY COMMISSION OF TEXAS,
as Lender,

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent,
and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

$561,901,530 Loan Facility

TABLE OF CONTENTS
Page
1.1    Definitions    2
1.2    Rules of Interpretation    2
1.3    Divisions    2
ARTICLE 2 THE CREDIT FACILITY    2
2.1    Facility    2
2.2    Agents’ Fees    7
2.3    Commitment    7
2.4    Other Payment Terms    8
2.5    No Liability.    11
2.6    No Approval of Work    11
2.7    Determination of Loan Amount    11
ARTICLE 3 CONDITIONS PRECEDENT    12
3.1    Conditions Precedent to the Closing Date    12
3.2    Conditions Precedent to Each Loan    19
3.3    Conditions Precedent to Commercial Operation    21
3.4    Condition Precedent to Project Completion    25
ARTICLE 4 REPRESENTATIONS AND WARRANTIES    25
4.1    Organization; Ownership of Securities    26
4.2    Authorization; No Conflict    26
4.3    Enforceability    27
4.4    Compliance with Law    27
4.5    Business, Contracts, Joint Ventures, Etc.    27
4.6    No Material Adverse Effect    28
4.7    Investment Company Act    28
4.8    Employee Matters    28
4.9    Permits    29
4.10    Environmental Laws    29
4.11    Litigation    31
4.12    Labor Disputes and Acts of God    31
4.13    Project Documents    31
4.14    Disclosure    31
4.15    Taxes    32
4.16    Governmental Regulation    33
4.17    Margin Regulations    34
4.18    Project Schedule and Construction Budget; Operating Forecasts and Base Case Financial Model    34
4.19    Financial Statements    35
4.20    No Default    35
4.21    Organizational ID Number; Location of Collateral    35
i

4.22    Title and Liens    35
4.23    Intellectual Property; Data Security.    36
4.24    Collateral    38
4.25    Sufficiency of Project Documents    39
4.26    Flood Zone Disclosure    40
4.27    Anti-Terrorism Laws    40
4.28    Solvency    40
4.29    Affiliate Transactions    41
4.30    AML Laws; Anti-Corruption Laws and Sanctions    41
4.31    Insurance    42
4.32    Accounts    42
4.33    Indebtedness    42
4.34    Single-Purpose Entity    42
4.35    Permitting Opinion    42
4.36    FAA Compliance    42
ARTICLE 5 AFFIRMATIVE COVENANTS    42
5.1    Use of Proceeds, Project Revenues and Other Proceeds    43
5.2    Payment    43
5.3    Warranty of Title    43
5.4    Notices    43
5.5    Financial Statements    47
5.6    Books, Records, Access    48
5.7    Compliance with Laws, Instruments, Applicable Permits, Etc.    48
5.8    Reports; Information    49
5.9    Existence, Conduct of Business, Properties, Etc    50
5.10    Lender Meetings    50
5.11    Operation and Maintenance of Project; Annual Operating Budget    50
5.12    Preservation of Rights; Further Assurances    51
5.13    Consents    52
5.14    Maintenance of Insurance    52
5.15    Taxes, Other Government Charges and Utility Charges    52
5.16    Event of Eminent Domain    53
5.17    Special Purpose Entity.    53
5.18    The Patriot Act    53
5.19    PUHCA Exemption and Government Approval    53
5.20    Construction of the Project; Final Completion    54
5.21    Independent Engineer; Performance Tests    54
5.22    Risk Management Policy    54
5.23    Tax Status    55
5.24    ERCOT Market    55
5.25    Security    55
5.26    Final Lien Waivers    55
5.27    Performance Covenant    55
5.28    Final Drawing; Commercial Operation Date Equity Draw    56

5.29    Loss Event    56
5.30    Title Event    59
ARTICLE 6 NEGATIVE COVENANTS    59
6.1    Contingent Liabilities    59
6.2    Limitations on Liens    59
6.3    Indebtedness    59
6.4    Sale, Lease or Transfer of Assets    59
6.5    Changes    60
6.6    Distributions    60
6.7    Investments    61
6.8    Transactions With Affiliates    61
6.9    Regulations    61
6.10    Partnerships, etc.    62
6.11    Dissolution; Merger    62
6.12    Amendments to and Termination of Certain Documents    62
6.13    Name and Location; Fiscal Year    64
6.14    Assignment    64
6.15    Collateral Accounts    64
6.16    Hazardous Substances    64
6.17    Additional Project Documents    64
6.18    Assignment by Third Parties    64
6.19    Acquisition of Real Property    64
6.20    ERISA Matters    65
6.21    Use of Site    65
6.22    Tax Election    65
6.23    Tax Sharing Agreements    65
6.24    Hedging Agreements    65
6.25    Lease Transactions    65
6.26    Capital Expenditures    65
6.27    Construction Budget Contingency; Change Orders    65
6.28    Performance Tests and Substantial Completion    66
6.29    Anti-Terrorism; AML Laws; Anti-Corruption; Sanctions    66
6.30    Prohibited Persons    67
6.31    Auditors and Accounting    67
6.32    Press Releases    67
ARTICLE 7 EVENTS OF DEFAULT; REMEDIES    67
7.1    Events of Default    67
7.2    REMEDIES.    73
7.3    Escrow Amount    75
ARTICLE 8 SCOPE OF LIABILITY    76
ARTICLE 9 AGENTS; SUBSTITUTION    77

9.1    Appointment    77
9.2    Reliance    78
9.3    Non-Reliance    78
9.4    Defaults; Material Adverse Effect    79
9.5    Successor Agent    79
9.6    Authorization    80
9.7    Agent Provisions.    80
9.8    Additional Collateral Agent Provisions.    82
ARTICLE 10 INDEPENDENT ENGINEER    84
10.1    Removal and Fees    84
10.2    Certification of Dates    84
ARTICLE 11 MISCELLANEOUS    84
11.1    Addresses    84
11.2    Amendments; Waivers    86
11.3    Delay and Waiver    87
11.4    Costs, Expenses and Attorneys’ Fees    87
11.5    Entire Agreement    87
11.6    Governing Law    88
11.7    Severability    88
11.8    Headings    88
11.9    Accounting Terms    88
11.10    No Partnership, Etc.    89
11.11    Limitation on Liability    89
11.12    Indemnity    89
11.13    Waiver of Jury Trial    91
11.14    Consent to Jurisdiction    92
11.15    PUCT DECISIONS    92
11.16    Successors and Assigns    93
11.17    Counterparts    93
11.18    Limitation on Interest    93
11.19    Survival    94
11.20    Patriot Act Notice    94
11.21    Immunity    94
11.22    Independence of Borrower. Borrower confirms that:    95
11.23    Role of Lender.    95

Index of Exhibits

Exhibit A	Definitions and Rules of Interpretation
Loan Disbursement and Interest Procedures; Completion Certificates
Exhibit B-1(a)	Form of Construction Requisition
Exhibit B-1(b)	Form of IE Requisition Certificate
Exhibit B-1(c)	Form of Notice of Borrowing
Exhibit B-2(a)	Form of Notice of Commercial Operation
Exhibit B-2(b)	Form of Borrower Completion Certificate
Exhibit B-2(c)	Form of Independent Engineer Completion Certificate
Exhibit B-3(a)	Form of Notice of Project Completion
Exhibit B-3(b)	Form of Borrower Final Completion Certificate
Exhibit B-3(c)	Form of Independent Engineer Final Completion Certificate
Credit and Security-Related Documents
Exhibit C-1	Schedule of Security Filings
Exhibit C-2	Permitted Unsecured Affiliate Debt; Terms of Subordination
Exhibit C-3	Collateral Accounts
Consents
Exhibit D	Form of Consent for Contracting Party
Project Description Exhibits
Exhibit E-1(a)	Schedule of Closing Date Applicable Permits
Exhibit E-1(b)	Schedule of Post-Closing Date Applicable Permits
Exhibit E-2(a)	Compliance with Law Disclosure
Exhibit E-2(b)	Environmental Disclosure
Exhibit E-3	Location of Collateral
Exhibit E-4	Project Litigation
Exhibit E-5	Eligible Project Costs
Exhibit E-6	ERISA Disclosure
Exhibit E-7	Closing Date Permitted Affiliate Transactions
Exhibit E-8	FAA Compliance
Other
Exhibit F	Amortization Schedule
Exhibit G	Insurance Requirements
Exhibit H	Form of Restricted Payment Certificate
Exhibit I	Form of Change of Control Application
Exhibit J-1	Form of Monthly Construction Report
Exhibit J-2	Form of Monthly Operating Report
Exhibit K	Closing Date Organizational Diagram
Exhibit L	List of Closing Date Legal Opinions
Exhibit M	Declaration of Restrictive Covenant
v

Exhibit N-1	Form of Standby Letter of Credit
Exhibit N-2	Form of Notice of Satisfaction
Exhibit O	Status of Lender Tax Provisions For Lender Assignees
Exhibit P	Form of Restoration Notice

This CREDIT AGREEMENT, dated as of September 26, 2025 (this “Agreement”), is entered into among NRG CEDAR BAYOU 5 LLC, a limited liability company duly organized and existing under the laws of Delaware (“Borrower”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent for Lender (together with its successors and permitted assigns in such capacity, “Administrative Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (together with its successors and permitted assigns in such capacity, “Collateral Agent”) and the PUBLIC UTILITY COMMISSION OF TEXAS (the “Lender” and together with Borrower and Administrative Agent, the “Parties”).
A.    Pursuant to Texas Utilities Code Chapter 34 (the “Powering Texas Forward Act”), the PUCT was directed by the Texas Legislature to administer the Texas Energy Fund (“TxEF”) to provide grants and loans to finance the construction, maintenance, modernization, and operation of electric facilities in Texas through four different programs, one of which is the In-ERCOT Generation Loan Program.
B.    Under the In-ERCOT Generation Loan Program, the PUCT, in its capacity, as Lender, is authorized to provide low-interest loans to qualifying companies for the construction of new dispatchable electric generating facilities in the ERCOT power region.
C.     In connection with TxEF and the In-ERCOT Generation Loan Program, the PUCT and the Trust Company entered into that certain First Amended and Restated Funds Management Agreement dated as of August 19, 2024 (the “Funds Management Agreement”) whereby TxEF’s accounts are to be held by the Trust Company in the name of the PUCT and administered in accordance therewith.
D.    PUCT adopted 16 Texas Administrative Code §25.510 (the “Rules”) to establish the application process, project eligibility requirements, evaluation criteria, and loan terms for the In-ERCOT Generation Loan Program.
E.    Borrower desires to install, develop, construct, finance and operate an approximately 721 MW natural gas-fired, combined-cycle power generation facility to be located in Chambers County, Texas for the generation and distribution of power within ERCOT, which facility, as more fully described herein, together with all related facilities, and all other rights, including easements, leases and contract rights, gas pipelines, transmission lines and assets necessary for the siting, construction, ownership, operation and maintenance thereof and the sale of power therefrom is hereinafter referred to as the “Project”.
F.    Borrower submitted an application (Application ID: APP-016) to the In-ERCOT Generation Loan Program on June 10, 2024, and TxEF approved Borrower’s application on December 12, 2024.
G.    In order to finance a portion of the Eligible Project Costs of the Project, Borrower has requested Lender to extend, and Lender has agreed to extend, on the terms and conditions set forth in this Agreement and the other Credit Documents, a term loan credit facility to Borrower funded through the In-ERCOT Generation Loan Program, as more fully described herein.
AGREEMENT
In consideration of the agreements herein and in the other Credit Documents and in reliance upon the representations and warranties set forth herein and therein, the parties hereto agree as follows:
Article 1
DEFINITIONS
1.1Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Agreement (including its exhibits and schedules) shall have the meanings given to such terms in Exhibit A.
1.2Rules of Interpretation. Except as otherwise expressly provided herein or therein, the rules of interpretation set forth in Exhibit A shall apply to this Agreement.
1.3Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.
Article 2
THE CREDIT FACILITY
2.1Facility.
2.1.1Availability. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower set forth herein, Lender agrees to advance to Borrower from time to time during the Availability Period such loans as Borrower may request pursuant to this Section 2.1.1 (individually, a “Loan” and, collectively, the “Loans”) in an aggregate principal amount which, when added to the aggregate principal amount of all prior Loans made by Lender under this Agreement, does not exceed the Commitment.
2.1.2Notice of Borrowing; Non-Approved Amount.
(a)Notice of Borrowing.
(i)Borrower shall request Loans by delivering to Lender and Administrative Agent a Notice of Borrowing, which contains or specifies, among other things:
(A)the aggregate principal amount of the requested Loan, which shall be in the minimum amount of $2,000,000, or, if the remaining Commitment is less than $2,000,000, such remaining amount;
(B)the requested Borrowing Date, which, in all cases shall be a Business Day during the Availability Period; and
(C)a certification by Borrower that, as of the date such requested Loan is proposed to be made, the Loan proposed to be made on such date, when added together with all other Loans made under this Agreement, does not exceed the total Commitment.

(ii)Borrower shall request no more than one Loan per calendar month (other than in respect of the Final Drawing). Borrower shall give each Notice of Borrowing to Lender and Administrative Agent at least 15 Business Days prior to the Borrowing Date. Any Notice of Borrowing may be modified or revoked by Borrower by written notice thereof to Lender and Administrative Agent prior to the Minimum Notice Period, and shall thereafter be irrevocable.
(iii)The proceeds of all Loans shall be deposited into the Project Account; provided, however, that the proceeds of any Loans made on the Closing Date shall be applied in accordance with the Funds Flow Memorandum.
(b)Notice of Loan Amount; Notice of Non-Approved Amount.
(i)With respect to a requested Loan, prior to the Borrowing Date:
(A)Lender shall either, by no later than 2:00 pm Austin, Texas time at least six Business Days prior to the Borrowing Date (1) issue a Notice of Non-Approved Amount or (2) issue a Notice of Loan Amount;
(B)if a Notice of Non-Approved Amount is issued pursuant to clause (A) above, Borrower shall have the right, on a one-time basis with respect to the requested Borrowing for such calendar month, to, by no later than 2:00 pm Austin, Texas time at least three Business Days prior to the Borrowing Date, provide substantiation for the Non-Approved Amount in form and substance satisfactory to Lender;
(C)if substantiation is delivered in accordance with clause (B) above, by no later than 2:00 pm Austin, Texas time at least one Business Day prior to the Borrowing Date, Lender shall issue a Notice of Loan Amount reflecting the full amount of the Loan requested pursuant to the Notice of Borrowing;
(D)if substantiation is not delivered in accordance with clause (B) above, by no later than 2:00 pm Austin, Texas time at least one Business Day prior to the Borrowing Date, (1) the amount of the Loan requested in the Notice of Borrowing shall be automatically reduced by the Non-Approved Amount and (2) Lender shall issue a Notice of Loan Amount reflecting the reduced amount of the requested Loan; and
(E)Borrower may request a Loan with respect to a Non-Approved Amount in any subsequent Notice of Borrowing to the extent Borrower has provided at the time of delivery of such subsequent Notice of Borrowing substantiation for the Non-Approved Amount in form and substance satisfactory to Lender.
(c)With respect to a Loan, following a Borrowing Date through the Commercial Operation Date:
(i)Lender may deliver a Notice of Non-Approved Amount;
(ii)following the delivery of a Notice of Non-Approved Amount, unless Borrower shall have made an Optional Prepayment in the amount of the Non-Approved Amount, on the next Borrowing Date, Lender shall deduct from the total amount of the Loan to be made on such Borrowing Date an amount equal to the Non-Approved Amount; provided, that, if the amount of the Loan requested to be made on such Borrowing Date is less than the Non-Approved Amount, Lender shall deduct an amount equal to the total amount of the Loan requested to be made on such date, and the remaining shortfall shall be deducted by Lender from Loans requested in future Notices of Borrowing made on future Borrowing Dates until such Non-Approved Amount has been deducted in full; and
(iii)Borrower may request a Loan with respect to a Non-Approved Amount in any subsequent Notice of Borrowing to the extent Borrower has provided at the time of delivery of such subsequent Notice of Borrowing substantiation for the Non-Approved Amount in form and substance satisfactory to Lender.
(d)With respect to a Loan, following the Commercial Operation Date and until the third anniversary of the Commercial Date:
(i)Lender may deliver a Notice of Non-Approved Amount; and
(ii)Borrower shall make a Mandatory Prepayment of any Non-Approved Amount in accordance with Section 2.1.6(c)(i).
(e)No Non-Approved Amount shall reduce the Commitment.
2.1.3Interest.
(a)Interest Rate. Borrower shall pay interest on the unpaid principal amount of each Loan from the date of Borrowing of such Loan until the maturity or prepayment thereof at a rate per annum equal to the Interest Rate.
(b)Payment Dates.
(i)Interest accrued on each Loan shall be payable, without duplication:
(A)on the Final Maturity Date;
(B)on the date of any payment or prepayment, in whole or in part, of principal outstanding on any Loan, on the principal amount so paid or prepaid;
(C)on each Quarterly Payment Date beginning with the first Quarterly Payment Date occurring after the Closing Date;
(D)the date on which any amounts are declared immediately due and payable, whether automatically or otherwise, pursuant to Section 7.2.1(c) of this Agreement; and
(E)with respect to interest pursuant to Section 2.4.3, on demand.
(ii)All interest shall be payable in cash and shall be payable in Dollars in immediately available funds; provided, however, on each Quarterly Payment Date occurring prior to the Commercial Operation Date and on the Commercial Operation Date (each, a “PIK Interest Payment Date”), interest shall be paid in-kind by automatically capitalizing interest payable on such PIK Interest Payment Date and automatically adding such amount to the aggregate principal amount of Loans then outstanding as of such PIK Interest Payment Date (such portion, “PIK Interest”) without regard to Section 3.2.
(iii)Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Final Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

(c)Interest Computations. All computations of interest on Loans shall be based upon a year of 360 days composed of 12 months of 30 days each. Borrower agrees that all computations of interest by Administrative Agent shall be conclusive and binding in the absence of manifest error.
2.1.4Scheduled Principal Amortization. On each Principal Repayment Date, Borrower shall repay to Lender, the aggregate unpaid principal amount of the Loan made by Lender in installments in accordance with the Amortization Schedule, with any remaining unpaid principal, interest, fees and costs due and payable on the Final Maturity Date.
2.1.5Loan Funding.
(a)Notice. Each Notice of Borrowing shall be delivered to Lender and Administrative Agent in accordance with Section 2.1.2.
(b)Account. No later than 3:00 p.m. Austin, Texas time on the date specified in each Notice of Borrowing (other than in respect of the initial Borrowing, which shall be no later than 3:00 p.m. Austin, Texas time one Business Day following the date specified in the Notice of Borrowing), if the applicable conditions precedent listed in Section 3.2 have been satisfied or waived by Lender in accordance with the terms thereof, Lender shall make available the Loan requested in such Notice of Borrowing in Dollars and in immediately available funds, and shall deposit or cause to be deposited the proceeds of any such Loans into the Project Account, except with respect to Loans made on the Closing Date, the proceeds of which shall be applied in accordance with the Funds Flow Memorandum.
2.1.6Prepayments.
(a)Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an Optional Prepayment or a Mandatory Prepayment), Borrower shall pay to Lender (A) all accrued interest to the date of such prepayment on the amount of such Loan prepaid, and (B) all accrued fees to the date of such prepayment relating to the amount of such Loan being prepaid.
(b)Optional Prepayments.
(i)Borrower may, at its option and without premium or penalty, by notice to Lender and Administrative Agent not less than the Minimum Notice Period (which notice may state that it is conditioned upon the effectiveness of another credit facility or facilities or other agreement(s) providing the source of funds for such Optional Prepayment, in which case such notice may be revoked by Borrower by providing written notice to Lender and Administrative Agent not less than the Minimum Notice Period prior to the proposed date of the Optional Prepayment if one or more of such conditions is not satisfied), prepay any Loans in whole or from time to time in part in minimum amounts of $1,000,000 or an incremental multiple of $100,000 in excess thereof (each, an “Optional Prepayment”).
(ii)All Optional Prepayments shall be applied, to prepay outstanding Loans or to reduce the remaining payments of Loans required under Section 2.1.4 pro rata to scheduled principal payments together with accrued but unpaid interest and fees payable in connection with such prepayment.
(c)Mandatory Prepayments. Borrower shall make the following mandatory prepayments (each, a “Mandatory Prepayment”):
(i)(A) on the Commercial Operation Date and (B) after the Commercial Operation Date, within 90 days following delivery of a Notice of Non-Approved Amount to the extent Borrower fails to provide substantiation for the Non-Approved Amount in form and substance satisfactory to Lender, in each case, for prepayment of the Loans in the amount of the Debt True Up Amount;
(ii)as, when and to the extent required by Section 5.29.1(a), Section 5.29.1(b), Section 5.29.1(e), Section 5.29.2(b) and Section 5.30.2;

(iii)within five Business Days of receipt of Asset Sale Proceeds in excess of $4,000,000 individually or $8,000,000 in the aggregate per fiscal year, for prepayment of the Loans in the amount of such Asset Sale Proceeds; provided that, upon written notice by Borrower to Lender within five Business Days of receipt of any Asset Sale Proceeds, such proceeds shall be excluded from the prepayment requirements of this Section 2.1.6(c)(iii) if (A) Borrower informs Lender in such notice of its good faith intention to reinvest such Asset Sale Proceeds, including the acquisition of other assets or properties consistent with the businesses permitted to be conducted pursuant to Section 6.5 and (B) within 365 days from the date of receipt of such Asset Sale Proceeds (the “Asset Sale Proceeds Reinvestment Deadline”), such proceeds are so reinvested; provided, further that the amount of such Asset Sale Proceeds unused after the Asset Sale Proceeds Reinvestment Deadline shall be applied to prepay the Loans as set forth in this Section 2.1.6(c)(iii);
(iv)within one Business Day of receipt of any proceeds from the issuance of any Debt by Borrower that is not permitted hereunder pursuant to Section 6.3, for the prepayment of the Loans in the amount of any such proceeds.
2.1.7Application. Prepayments of Loans made pursuant to Section 2.1.6 or otherwise shall be applied (a) first, to the payment of any accrued and unpaid interest on the Loans being repaid, and (b) second, to the outstanding principal amount of the Loans with such amounts being applied pro rata to scheduled principal payments.
2.1.8Re-Borrowing. Borrower may not re-borrow the principal amount of any Loan repaid or prepaid pursuant to any provision hereof.
2.1.9Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain, at its address referred to in Section 11.1, a register for the recordation of the name and address of Lender and the Commitment and Loans from time to time (the “Register”). The Register shall be available for inspection by Borrower and Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register to the extent that it has received notice thereof (a) the Commitment and the Loans from time to time, (b) the PIK Interest, (c) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder, (d) each repayment or prepayment in respect of the principal amount of the Loans, and (e) such other information as Administrative Agent may determine is necessary for the administering of the Loans or Lender may reasonably request. Any such recording shall be conclusive and binding in the absence of manifest error; provided, that neither the failure to make any such recordation, nor any error in such recordation, shall affect Borrower’s Obligations in respect of any applicable Loans or otherwise. Borrower shall provide Administrative Agent with any documentation necessary for Administrative Agent to maintain the items set forth in this Section 2.1.9(a)-(e) on each Quarterly Payment Date and/or upon request of Administrative Agent.
2.2Agents’ Fees. Borrower shall pay to each applicable Agent for the account of such Agent, the fees payable to such Agent, as applicable, set forth in the Agency Fee Letter.
2.3Commitment.
2.3.1Commitment Amount. Notwithstanding anything that may be construed to the contrary in this Agreement, the aggregate principal amount of all Loans (including any PIK Interest) made by Lender shall not exceed $561,901,530.00, as such amount may be reduced by Borrower pursuant to Section 2.3.2 (such amount, as it may be reduced from time to time, the “Commitment”).
2.3.2Reductions and Cancellations.
(a)Borrower may at any time and from time to time by providing notice to Lender and Administrative Agent not less than the Minimum Notice Period permanently reduce (without premium or penalty) the Commitment by a minimum amount of $1,000,000 or an integral multiple of $500,000 in excess thereof (or, if less, the remaining

Commitment) or cancel (without premium or penalty) in its entirety the Commitment, subject to the provisions of Section 2.3.2(c). Borrower may not reduce or cancel the Commitment if:
(i)with respect to the Commitment, after giving effect to such reduction or cancellation, the aggregate principal amount of all Loans then outstanding would exceed the Commitment;
(ii)with respect to the Commitment, after giving effect to such reduction or cancellation, the Available Construction Funds would not equal or exceed the aggregate unpaid amount required to cause the Commercial Operation Date to occur by the Commercial Operation Longstop Date and to pay the Remaining Costs along with a reasonable contingency (as reasonably determined by Lender in consultation with the Independent Engineer), as certified by an authorized officer of Borrower in a certificate delivered to Lender and verified by the Independent Engineer; or
(iii)such reduction or cancellation could reasonably be expected to cause a Default or Event of Default.
(b)Once reduced or canceled, the Commitment may not be increased or reinstated.
(c)Each notice delivered by Borrower pursuant to clause (a) shall be irrevocable; provided, that a notice of termination of Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Lender and Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
2.4Other Payment Terms.
2.4.1Place and Manner.
(a)Borrower shall make all payments due to Lender free and clear without setoff or counterclaim of any kind to the account denominated as follows:
Bank Name: The Texas Treasury Safekeeping Trust Company
ABA/Swift/Routing No.:
Account No.:
Account Name:
Reference:
or such other account as Lender shall notify Borrower from time to time, in Dollars and in immediately available funds not later than 12:00 p.m. Austin, Texas time on the date on which such payment is due. Any payment made after such time on any day shall be deemed received on the Business Day after such payment is received.
(b)Borrower shall make all payments due to any Agent as set forth in the Agency Fee Letter.
2.4.2Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (unless such Business Day falls in the next succeeding calendar month, in which case such payment shall be made on the immediately preceding Business Day) (other than the Final Maturity Date, on which date all outstanding Obligations shall be due and payable) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

2.4.3Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuation of any Event of Default, the overdue outstanding principal amount of all Loans and, to the extent permitted by applicable Legal Requirements, any accrued and overdue but unpaid interest payments thereon and any accrued and overdue but unpaid fees, and other overdue amounts hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under applicable Bankruptcy Laws) payable upon demand, at a rate equal to 8.00% per annum (the “Default Rate”).
2.4.4Net of Taxes, Etc.
(a)Taxes. Borrower understands and agrees that Lender is an agency of the State of Texas and that all payments hereunder or under the Credit Documents are payable, and shall in all cases be paid, free and clear of all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or any other goods and services, use or sales taxes, withholdings (including backup withholding), including any interest, fines, additions to tax or penalties applicable thereto (hereinafter referred to as “Taxes”), except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deduction and withholdings applicable to additional sums payable under this Section 2.4.4), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, Borrower agrees to timely pay to the relevant Governmental Authority any and all present or future stamp, recording, court or documentary, intangible, filing or similar Taxes and any other excise or property taxes, charges or similar levies (and interest, fines, penalties and additions to tax related thereto) (not including any Taxes measured by income (however denominated) or branch profits or franchise taxes) that arise from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (hereinafter referred to as “Other Taxes”).
(b)Tax Indemnity. Borrower shall indemnify each Recipient for and hold it harmless against the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on or attributable to amounts payable under this Section 2.4.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to Lender or its Affiliate or Administrative Agent, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Payments by Borrower pursuant to this indemnification shall be made within ten days from the date Lender or Administrative Agent makes demand therefor. A certificate as to the amount of such payment or liability delivered to Borrower by Lender or Administrative Agent shall be conclusive absent manifest error.
(c)Notice. Within 30 days after the date of any payment of Taxes or Other Taxes by or on behalf of Borrower pursuant to this Section 2.4.4, Borrower shall furnish to Lender, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof or, if such receipt is not obtainable, other evidence of such payment reasonably satisfactory to Lender. Borrower shall compensate Lender for all losses and expenses sustained by Lender as a result of any failure by Borrower to so furnish such copy of such receipt.
(d)Status of Lender. If PUCT or a PUCT Exempt Affiliate assigns all or any portion of the Loan to any Person that is not a PUCT Exempt Affiliate, the provisions provided in Exhibit O shall apply to such assignee. Notwithstanding anything that may be construed to the contrary in this Agreement, the parties agree that PUCT is a wholly-owned agency of the State of Texas, and thereby is not subject to either (x) the deduction or withholding of any Tax from any payment to PUCT made by a Withholding Agent, or (y) the requirements of this Section 2.4.4(d) and Exhibit O.
(e)On or about the date on which it becomes a party to this Agreement, (i) Administrative Agent (or any successor or replacement Administrative Agent, on or about the date on which it becomes Administrative Agent hereunder) that is a United States Person shall provide to Borrower Internal Revenue Service Form W-9 or (ii) any successor Administrative Agent that is not a United States Person shall deliver to Borrower Internal Revenue Service Form W-8ECI (with respect to payments to be received under the Credit Documents on its own behalf) and two duly completed signed copies of Internal Revenue Service Form W-8IMY certifying that it is either (A) a “qualified intermediary” assuming primary responsibility for withholding under Chapters 3 and 4 of the Code with respect to payments to be received under the Credit Documents for the account of Lender or (B) a “U.S. branch” that is treated as a U.S. person for purposes of withholding obligations under the Code (with respect to any payments received by Administrative Agent on the account of others), with the effect that, in either case, Borrower will be entitled to make payments hereunder to Administrative Agent (or any successor Administrative Agent, if applicable) without withholding or deduction on account of U.S. federal withholding Tax. Whenever a lapse in time or change in circumstance renders any such documentation expired, obsolete or inaccurate in any respect, Administrative Agent (or, if applicable, the successor or replacement Administrative Agent) shall deliver promptly to Borrower updated or other appropriate documentation or promptly notify Borrower of its legal inability to do so.
(f)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.4.4(including by the payment of additional amounts pursuant to this Section 2.4.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.4.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Provision of Form W-9 for PUCT Exempt Affiliate. On or prior to the date on which it becomes a party to this Agreement, any PUCT Exempt Affiliate shall deliver to Borrower and Administrative Agent, a properly executed copy of Internal Revenue Service Form W-9 certifying that such PUCT Exempt Affiliate is an exempt payee.
(h)Survival of Obligations. The obligations of Borrower under this Section 2.4.4 shall survive the termination of this Agreement, the resignation or removal of the Agents and the repayment of Borrower’s Obligations.

2.5No Liability.
2.5.1Lender shall have no liability for any action taken or omitted to be taken or for any loss or injury resulting from its actions or inaction or its performance or lack of performance of any of its other obligations hereunder unless and solely to the extent such liability arises from the gross negligence or willful misconduct of Lender as determined by a court of competent jurisdiction in a final, Non-Appealable judgment. In no event shall Lender be liable, and Lender shall be exempt from liability in accordance with Section 11.11, in each case: (a) for acting in accordance with, or relying upon, any instruction, notice, demand, certificate or document from Borrower or any entity acting on behalf of Borrower or (b) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated.
2.5.2Notwithstanding anything contained in this Agreement to the contrary, Lender shall not incur any liability to Borrower, any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Credit Document to the extent Lender is prevented from performing any such act, duty, obligation or responsibility by reason of any Lender Force Majeure Event; it being understood that Lender, shall resume performance hereunder as soon as reasonably practicable as the effects of such Lender Force Majeure Event cease to prevent or otherwise hinder Lender, from performing hereunder or thereunder.
2.6No Approval of Work. The making of any Loan shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Project.
2.7Determination of Loan Amount. As of any Borrowing Date, after giving effect to the requested Loan, based on the aggregate outstanding principal amount of all Loans made to Borrower (including, for the avoidance of doubt, the principal amount of the requested Loan), the Loan-to-Eligible Project Costs Ratio shall not exceed the Maximum Loan-to-Eligible Project Costs Ratio.
Article 3 CONDITIONS PRECEDENT
3.1Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to the receipt by Lender of each of the following documents and/or the satisfaction of the conditions precedent set forth below (as the context requires), each of which shall be satisfactory in form and substance to Lender (unless waived by Lender):
3.1.1Resolutions. Delivery of a copy of one or more resolutions or other authorizations of each Borrower Party certified by a Responsible Officer of such Borrower Party pursuant to Section 3.1.6(b), as applicable, as being in full force and effect on the Closing Date, authorizing, in the case of Borrower only, the Borrowings herein provided for, and, in the case of each Borrower Party, the granting of the Liens under the Collateral Documents or the incurrence of guarantee or contribution obligations to which such Borrower Party is a party entered into on or prior to the Closing Date and delivery and performance of the Operative Documents to which such Borrower Party is a party entered into on or prior to the Closing Date and any instruments or agreements required thereunder.
3.1.2Incumbency. Delivery of a certificate from each Borrower Party signed by the appropriate authorized officer or manager of each such Borrower Party, as applicable, and dated as of the Closing Date, as to the incumbency of the natural Persons authorized to execute and deliver the Credit Documents to which such Borrower Party entered into on or prior to the Closing Date and any instruments or agreements required thereunder, certified by a Responsible Officer of such Borrower Party pursuant to Section 3.1.6(b).
3.1.3Formation Documents. Delivery of (a) a copy of the articles of incorporation, certificate of incorporation, certificate of formation, charter or other state certified constituent documents of each Borrower Party, as applicable, certified by the secretary of state of such Borrower Party’s state of incorporation or formation, as applicable, and (b) a copy of the bylaws, limited liability company operating agreement or other comparable constituent documents, if applicable, of each Borrower Party, in each case, certified by a Responsible Officer of such Borrower Party as being true, correct and complete on the Closing Date pursuant to Section 3.1.6(b).
3.1.4Good Standing Certificates. Delivery of good standing certificates in a form customarily issued by the secretary of state of the state in which each Borrower Party is formed or incorporated, as applicable, in each case dated a date reasonably recent prior to the Closing Date, certified by a Responsible Officer of such Borrower Party as being true, correct and complete on the Closing Date pursuant to Section 3.1.6(b).
3.1.5Credit Documents and Project Documents. Delivery of (a) executed counterparts to this Agreement and each other Credit Document to be executed by each Borrower Party on or prior to the Closing Date, (b) at or prior to the Closing Date, a true, correct and complete copy of each material Project Document (together with any supplements or amendments thereto), and (c) a certificate from a Responsible Officer of Borrower certifying that each such material Project Document previously delivered to Lender is true, complete and correct and, to the Knowledge of such person, is in full force and effect on the Closing Date (which certificate shall be delivered pursuant to Section 3.1.6(a)).
3.1.6Certificates.
(a)Delivery of a certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Borrower, certifying as to the matters set forth in Sections 3.1.5. 3.1.11, 3.1.16, and 3.1.17 as specified therein.
(b)Delivery of a certificate, dated as of the Closing Date, duly executed by a Responsible Officer of each Borrower Party, certifying as to the matters set forth in Sections 3.1.1, 3.1.2, 3.1.3, and 3.1.4 as specified therein.
3.1.7Legal Opinions. Delivery to Lender and Agents of legal opinions of counsel listed on Exhibit L, in each case dated as of the Closing Date.
3.1.8Insurance. Insurance complying with terms and conditions set forth in Exhibit G shall be in full force and effect and Lender shall have received a certificate from Borrower’s insurance broker(s), dated as of the Closing Date, (i) identifying underwriters, type of insurance, insurance limits and policy terms, (ii) listing the endorsements required as set forth in Exhibit G, (iii) describing the insurance obtained and (iv) stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such broker(s), such insurance complies with the terms and conditions set forth in Exhibit G.
3.1.9Report of the Independent Engineer. Delivery of the Independent Engineer Report, with a use of work product agreement in form and substance satisfactory to Lender, permitting Lender to rely on such report.
3.1.10Environmental Site Assessment. Delivery to Lender of an Environmental Site Assessment with respect to the Site, the Real Property and any other Mortgaged Property (dated no earlier than 180 days prior to the Closing Date), along with a corresponding reliance letter from the consultant issuing such Environmental Site Assessment, in a form and substance reasonably satisfactory to Lender, permitting Lender to rely on such Environmental Site Assessment.
3.1.11Financial Statements. Delivery of an accurate and complete copy of (a) the audited annual financial statements of Guarantor for the year ended December 31, 2024 and (b) the unaudited quarterly financial statements of Borrower for the quarter ended June 30, 2025, together with a certificate from a Responsible Officer thereof, dated as of the Closing Date, pursuant to Section 3.1.6(a).
3.1.12Collateral; Filings and Recordings.
(a)All Liens contemplated by the Collateral Documents to be created and perfected in favor of Collateral Agent, for the benefit of the Secured Parties, pursuant to the

Collateral Documents shall have been perfected, recorded and filed in the appropriate jurisdictions, shall be in full force and effect and shall constitute valid and enforceable first-priority Liens (subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than, or equal priority to, the Liens granted by the Collateral Documents). The Deed of Trust creating a Lien on the portion of the Collateral that consists of real property shall have been duly recorded or registered within the real property records of the applicable counties within the State of Texas and the security interests in the portion of the Collateral that consists of personal property and fixtures shall have been properly perfected.
(b)The Pledged Collateral shall have been duly and validly pledged under the Pledge Agreement to Collateral Agent, for the benefit of the Secured Parties, and certificates representing the Pledged Collateral, accompanied by instruments of transfer endorsed in blank, shall be in the actual possession of Collateral Agent.
(c)Delivery to Lender of:
(i)appropriately completed UCC financing statements (Form UCC-l), which have been duly authorized for filing by the appropriate Person, naming Borrower and Pledgor as debtors and Collateral Agent as secured party, in form appropriate for filing under each jurisdiction as may be necessary to perfect the security interests purported to be created by the Collateral Documents, covering the applicable Collateral;
(ii)copies of UCC, judgment lien, tax lien and litigation lien search reports, which reports will be dated a recent date reasonably acceptable to Lender, listing all effective financing statements that name Borrower or Pledgor as debtor and that are filed in the jurisdictions in which the UCC-1 financing statements will be filed in respect of the Collateral and each jurisdiction where Borrower or Pledgor has assets, none of which shall cover the Collateral except to the extent evidencing Permitted Liens;
(iii)appropriately completed copies of all other recordings and filings of, or with respect to, the Collateral Documents as may be reasonably requested by Collateral Agent or Lender and necessary to perfect the security interests purported to be created by the Collateral Documents; and
(iv)evidence that all other actions reasonably requested by Collateral Agent or Lender and necessary to perfect and protect the security interests purported to be created by the Collateral Documents entered into on or prior to the Closing Date have been taken or will be taken on the Closing Date.
(d)The Declaration of Restrictive Covenant shall have been duly recorded or registered within the real property record of the applicable counties within the State of Texas.
3.1.13ALTA Survey. Delivery to Lender and Collateral Agent of an ALTA/NSPS Land Title Survey depicting the Site and improvements (including then-existing Site owner improvements and site plan overlay) constituting the Project and the Site (a) dated no earlier than 45 days prior to the date of the Deed of Trust, (b) prepared by a land surveyor duly licensed and registered in the jurisdiction in the State of Texas, (c) in form, scope, and substance sufficient to cause all standard survey exceptions to be deleted from the Title Policy and to enable the Title Insurer to issue all survey-related endorsements and affirmative coverages to the Title Policy reasonably requested by Lender and Collateral Agent and which are reasonably obtainable from title insurance underwriters in the State of Texas, (d) meeting the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys and certified to the Title Insurer and Lender by the form of certification prescribed by the 2021 Minimum Standard Detail Requirements for

ALTA/NSPS Land Title Surveys, (e) depicting the following “Table A” items: 1 (major controlling sections), 2, 3, 4, 7(a), 8, 11(a), 16, 17, 18 and 19 (in the amount of $2,000,000, but which amount shall not be required to be shown on the Survey itself), (f) referring to the title commitment by file number and issue date, and listing every recorded exception appearing in the title insurance policy, with a note stating whether the exception affects the property, and if so whether the exception is plottable; provided, that if the exception is plottable, it must be plotted on the survey; provided, however, that if the exception is not plottable, state “not plottable” and the reason (i.e., blanket in nature, does not affect property, illegible legal description, affects property – not a survey matter); or, in each case, in form and substance otherwise reasonably acceptable to Lender; provided, further, that any appurtenant easement which is plottable must also be plotted on the survey and (g) otherwise in form and substance reasonably acceptable to Lender and the Title Insurer (the “Survey”).
3.1.14Title Policy.
(a)Delivery to Lender and Collateral Agent of a proforma loan policy of title insurance for the Project, together with endorsements described in this Section 3.1.14, in an insured amount equal to the Commitment and otherwise in form and substance reasonably acceptable to Lender (such title proforma, the “Title Pro Forma”), and an irrevocable and unconditional commitment from the Title Insurer (such commitment to be in a closing instruction letter in form and substance reasonably acceptable to Lender countersigned by the Title Insurer) to issue in favor of Collateral Agent for the benefit of the Secured Parties, a mortgagee title insurance policy issued on the standard State of Texas Form T-2 Loan Policy of Title Insurance approved and promulgated by the Texas Department of Insurance pursuant to Texas Title Insurance Rules (the “Title Policy”) with an “Effective Date” as of the date and time of the recording of the Deed of Trust, together with the promulgated exceptions for pending disbursements and mechanic’s liens, insuring (or agreeing to insure) Collateral Agent that the Deed of Trust is a valid Lien on the real estate interests within the Site, free and clear of all Liens, encumbrances and exceptions to title other than Permitted Liens and the aforementioned promulgated exceptions. Such Title Policy shall effect full coverage up to the face amount of the Title Policy, which shall include an endorsement deleting the arbitration provisions, a pending disbursements clause; and the following endorsements, in each case to the extent applicable: Leasehold Loan Policy Endorsement (Texas Form T-5), Variable Rate Mortgage (Texas Form T-33), Access (Texas Form T-23), Contiguity (Texas Form T-25), First Loss (Texas Form T-14), Energy Project (Texas Forms T-55.1, 55.3 and 55.5, as applicable), Restrictions, Encroachments, Minerals (Texas Form T-19), Minerals and Minerals and Surface Damage (Texas Form T-19.4 (covering severable improvements)), provided, however, that the Title Policy may contain an exception for unfiled mechanics’ and materialmen’s liens and a pending disbursements clause in the forms promulgated in the State of Texas, but with respect to any mechanic’s and materialman’s liens recorded as of the effective date of the Title Policy, Title Insurer shall otherwise agree not to except from coverage such liens in the Title Policy.
(b)Delivery to Lender and Collateral Agent of evidence that all premiums in respect of the Title Policy, all charges for mortgage recording taxes in connection with the recordation of the Deed of Trust, and all related expenses, if any, have been paid or will be paid on the Closing Date with proceeds of the Loan.
3.1.15Compliance with Flood Laws. With respect to the Site and any other Real Property, the following:
(a)a completed “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination; and
(b)if any improvement to the Site is located in a special flood hazard area and flood insurance is available in the community in which the Site is located, a copy of the certificate of insurance required pursuant to Section 3.1.8 confirming flood insurance coverage as required in Exhibit G. To the extent that any improvement to the Site is located in a special flood hazard area, such flood insurance arranged by Borrower shall be in an amount at least equivalent to the amount available under the National Flood Insurance Program.
3.1.16Representations and Warranties. Each representation and warranty of each Borrower Party under the Credit Documents to which it is a party shall be true and correct in all material respects as of the Closing Date (except for any representations and warranties qualified by materiality or Material Adverse Effect in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties are stated to be as of a specific date, in which case they shall be true and correct as of such date, as certified by a Responsible Officer of Borrower pursuant to Section 3.1.6(a).
3.1.17No Default. No Event of Default or Default shall have occurred and be continuing as of the Closing Date, as certified by a Responsible Officer of Borrower pursuant to Section 3.1.6(a).
3.1.18Establishment of Collateral Accounts. The Collateral Accounts shall have been opened.
3.1.19Applicable Permits.
(a)Delivery of a copy of each issued Applicable Permit set forth on Exhibit E-1(a).
(b)Except as set forth in Exhibit E-1(a), the Applicable Permits set forth on Exhibit E-1(a) (i) have been duly and timely obtained, (ii) are in full force and effect, (iii) are Non-Appealable, (iv) are held in the name of Borrower or the Project, and (v) are not subject to any Unsatisfied Condition. The Applicable Permits shall not be subject to any restriction, condition, limitation or other provision that could reasonably be expected to result in the Project being constructed or operated in a manner inconsistent with the Base Case Financial Model other than any inconsistency that could reasonably be expected to result (x) in gains to Borrower or (y) in losses, costs or expenses to Borrower that are not material. To Borrower’s Knowledge, there are no facts, conditions, or circumstances that could reasonably be expected to prevent, materially delay, or cause materially adverse or restrictive conditions to be included in the issuance of the Future Permits set forth on Exhibit E-1(b) that are not required to be obtained by the Closing Date.
3.1.20Construction Budget and Project Schedule; Sources and Uses. Delivery of (a) the Construction Budget, (b) the Project Schedule, and (c) a sources and uses of funds demonstrating that the Facility, together with the Equity Contributions required to be made under the Equity Contribution Agreement and Guaranty, equal or exceed the anticipated total Project Costs as set forth in the Base Case Financial Model.
3.1.21Base Case Financial Model. Delivery of:
(a)a certificate from a Financial Officer of Borrower, in form and substance satisfactory to Lender, to the effect that (i) there are no material changes to the Original Base Case Financial Model and (ii) there are no material changes to the assumptions therein; or
(b)an updated Base Case Financial Model (the “Closing Date Base Case Financial Model”), accompanied by a certificate from a Financial Officer of Borrower, in form and substance reasonably satisfactory to Lender, that (i) includes a written explanation from Borrower of all material variances from the Original Base Case Financial Model and (ii) to the Knowledge of such Financial Officer, confirms (A) the mathematical accuracy of the computations therein; (B) the consistency in all material respects of the Closing Date Base Case Financial Model with the material Project Documents, and (C) that the underlying assumptions are reasonable and are consistent in all material respects with the applicable provisions of the Credit Documents and Legal Requirements.

3.1.22Absence of Litigation. Other than as disclosed on Exhibit E-4, there shall not exist any legal action, suit, investigation (of which Borrower has Knowledge), litigation or proceeding (including any Environmental Claim) pending or threatened in writing in any court or before any arbitrator or Governmental Authority against or related to the Project or Borrower or seeking to enjoin or impair the consummation of the transactions consummated by the Operative Documents.
3.1.23Know Your Customer Matters; Registration by Power Generation Companies.
(a)Each Agent shall have received, at least 10 Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities and reasonably requested by it under applicable “know your customer” laws, AML Laws and Anti-Terrorism Laws, including the USA PATRIOT Act.
(b)At least 10 Business Days prior to the Closing Date, any Borrower Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Agent and Lender, as applicable, a Beneficial Ownership Certification in relation to such Borrower Party.
(c)Borrower shall have delivered a certificate, dated as of the Closing Date, duly executed by a Responsible Officer of Borrower, in form and substance reasonably acceptable to Lender, that the information delivered in response to subsection (d) of 16 Texas Administrative Code §25.109 relating to Borrower’s Power Generation Company registration remains true and complete in all material respects.
(d)Borrower shall have delivered evidence that each Agent has certified that it is not a Prohibited Person, and each Agent has agreed that Lender may rely on such certification.
3.1.24Equity Contributions. Prior to or substantially concurrently with the Closing Date, Pledgor shall have made the Initial Contribution under the Equity Contribution Agreement and Guaranty.
3.1.25Payment of Fees. All Taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the Credit Documents and due on the Closing Date shall have been paid in full or provided for on the Closing Date (including out of the proceeds of the Loans on the Closing Date). Borrower shall have paid (or caused to be paid) or shall pay out of the proceeds of the Loans on the Closing Date all outstanding amounts due as of the Closing Date and owing to (a) Lender, Administrative Agent and Collateral Agent under any fee or other letter, including without limitation the Agency Fee Letter, (b) Lender for payment or reimbursement of all consultant fees and expenses rendered and billed prior to the Closing Date, (c) the Title Insurer for all services rendered and billed prior to the Closing Date, and (d) Lender for any other amounts required to be paid or deposited by Borrower on the Closing Date; provided, that the Escrow Amount shall not be funded with the proceeds of any Loan.
3.1.26Solvency Certificate. Delivery to Lender of a certificate, dated as of the Closing Date, duly executed by a Financial Officer of Borrower, in form and substance reasonably acceptable to Lender.
3.1.27Notice to Proceed. Lender shall have received a copy of the “Full Notice to Proceed” under the EPC Contract, which shall have been delivered to the EPC Contractor under and in accordance with the EPC Contract.
3.1.28Funds Flow Memorandum. Lender, Administrative Agent and the applicable Depositary Banks shall have received a copy of the Funds Flow Memorandum.
3.1.29Pre-Closing Eligible Project Costs. At least 15 Business Days prior to the Closing Date, Lender shall have received an executed certificate or other written verification reasonably satisfactory to Lender from Borrower and confirmed by the Independent Engineer verifying that $333,358,531.47 has been or will be applied to the payment of Eligible Project Costs included in the Construction Budget and incurred on or prior to the Closing Date.
3.1.30Escrow Amount. Borrower shall have either (a) provided evidence that the Escrow Amount has been deposited in immediately available funds in the Escrow Account (such funds, the “Escrow Funds”), or (b) delivered, or arranged for the delivery on the Closing Date, to Lender a Standby Letter of Credit.
3.1.31Required Creditworthiness. The credit ratings assigned by at least two Rating Agencies to Guarantor shall be no lower than “Ba3” by Moody’s, “BB-” by S&P and “BB-” by Fitch.
3.1.32Contractor Payment and Performance Bonds. Collateral Agent shall have received the dual obligee rider(s) in respect of the Payment Bond and the Performance Bond, in form and substance reasonably satisfactory to Lender.
3.2Conditions Precedent to Each Loan. The obligation of Lender to make each Loan (each, a “Borrowing”) is subject to the satisfaction of each of the following conditions (unless waived in accordance with Section 11.2):
3.2.1Construction Requisition and IE Requisition Certificate.
(a)At least 15 Business Days prior to the Borrowing Date, Borrower shall have provided to Lender and Administrative Agent (with copy to the Independent Engineer) a Construction Requisition certified by a Responsible Officer of Borrower, dated the date of delivery of such certificate, setting forth the Borrowing Date and completed to the reasonable satisfaction of Lender, together with, (1) in the case of the payment of the Closing Date Distribution, copies of all documentation related to Eligible Project Costs incurred prior to the Closing Date, (2) in the case of payments made, or to be made, under the Construction and Equipment Contracts, copies of an invoice or receipt for each such payment and all other documentation related to such payments required to be provided by the relevant contractor to Borrower under the Construction and Equipment Contracts, (3) in the case of payments made, or to be made, to any other vendors or contractors, copies of an invoice or receipt for each such payment and all other documentation related to such payments required to be provided by such Person to Borrower under the relevant contract and (4) in the case of payments made, or to be made, to the counterparties pursuant to the Interconnection Agreements, a schedule of payments or copies of other appropriate documentation or materials reasonably requested by Lender to enable it to substantiate the withdrawals and transfers specified in such Construction Requisition and the other matters described therein (in each case, with respect to the Borrowing of the initial Loans made on the Closing Date, except for payments which have been otherwise approved in the Funds Flow Memorandum). Any Construction Requisition may be modified or revoked by Borrower by written notice thereof to Lender and Administrative Agent prior to the Minimum Notice Period, and shall thereafter be irrevocable.
(b)At least six Business Days prior to the Borrowing Date, Lender and Administrative Agent shall have received an IE Requisition Certificate (including the attached monthly progress report for the period in respect of which payments are being requested in the applicable Construction Requisition), dated the date of delivery of such certificate. For the avoidance of doubt, Borrower shall not be required to deliver an amended IE Requisition in connection with a Notice of Non-Approved Amount.
3.2.2Title Policy Endorsements. With respect to all Borrowing Dates, including the initial Borrowing Date (but only if the initial Borrowing Date is after the Closing Date), Lender and Collateral Agent shall have received a Form T-3 date-down endorsement to the Title Policy to be issued in accordance with, and in the form required by, Texas Title Insurance Rule P-9(b)(4) (including Endorsement Instruction V) and complying with the pending disbursement provisions to be set forth in the Title Policy in accordance with Procedural Rule P-8 (in each case, the “Date Down Endorsement”). Each Date Down Endorsement shall (a) extend the effective date of the Title Policy to the date of advancement of such Loans and show that since the effective date of the Title Policy (or the effective date of the last such Date Down Endorsement, if any) there has been no change in the status of the title to the real estate interests with respect to the Site and no new encumbrances thereon, except for (i) the Lien of real property taxes for the then current year, which are not yet due and payable, and (ii) Permitted Liens, (b) state the amount of coverage then existing under the Title Policy which shall be the total of all disbursements of the Loans, including the disbursement which is made concurrently with the Date Down Endorsement, (c) provide coverage without exception for any mechanic’s and materialman’s liens recorded as of the effective date of the Date Down Endorsement, and (d) otherwise be in form and substance reasonably satisfactory to Lender.
3.2.3Lien Releases; No Liens. Borrower shall have delivered to Lender duly executed and acknowledged lien releases or waivers from EPC Contractor and, to the extent required to be delivered by the applicable counterparty pursuant to the terms of the applicable Major Project Document, from each such subcontractor or supplier under any Major Project Document providing for construction services on, or delivery of, any equipment or materials to, any Real Property (including any subcontractor or supplier engaged pursuant to a subcontract with a contractor under the Construction and Equipment Contracts other than any such subcontractor or supplier that is not required to deliver such lien releases or waivers by the terms of the Construction and Equipment Contracts) to be paid from funds requested under the related Borrowing or any other funds on deposit in the Project Account prior to the date of the next Borrowing hereunder and, with respect to the initial Loans made on the Closing Date, paid from any funds prior to the date hereof, which lien releases or waivers shall each be dated no earlier than the invoice delivered by the applicable counterparty which is to be paid from the requested Borrowing, or, with respect to the initial Loans made on the Closing Date, shall each be dated no earlier than the invoices delivered by the applicable counterparty was paid prior to the Closing Date, and shall be substantially consistent with any relevant requirements of the applicable Major Project Document and in the form required pursuant to applicable Governmental Rules; provided, that any such releases may be contingent upon receipt of payment with respect to the work, services and materials to be paid for with the requested funds.
3.2.4Application of Prior Loans. Borrower shall have delivered to Lender and the Independent Engineer reasonably satisfactory evidence that amounts withdrawn from the Project Account prior to the applicable Borrowing have been or will be applied to pay Eligible Project Costs.
3.2.5Available Construction Funds. Borrower shall have certified through delivery of a Construction Requisition and the Independent Engineer shall have confirmed through the delivery of the IE Requisition Certificate that the Available Construction Funds shall not be less than the aggregate unpaid amount required to cause the Commercial Operation Date to occur in accordance with all Legal Requirements and the Construction and Equipment Contracts prior to the Commercial Operation Longstop Date.
3.2.6Applicable Permits. All Applicable Permits set forth on Exhibit E-1(b) required to have been obtained by Borrower or on behalf of the Project by the date of such Borrowing (a) have been duly obtained, (b) are in full force and effect, (c) are Non-Appealable, (d) are held in the name of Borrower or the Project (as applicable) or, where allowed by applicable Legal Requirements, by a third party on behalf of the Project and (e) are not subject to any Unsatisfied Condition. The Applicable Permits shall not be subject to any restriction, condition, limitation or other provision that could reasonably be expected to result in the Project being constructed or operated in a manner inconsistent with the Base Case Financial Model other than any inconsistency that could reasonably be expected to result in (i) gains to Borrower or (ii) losses, costs or expenses to Borrower that are not material. To Borrower’s Knowledge, there are currently no facts, conditions, or circumstances that could reasonably be expected to prevent, materially delay, or cause materially adverse or restrictive conditions to be included in the issuance of the Future Permits set forth on Exhibit E-1(b) that are not required to have been obtained by the date of such Borrowing.
3.2.7Notice of Borrowing. Lender and Administrative Agent shall have received a duly completed Notice of Borrowing in accordance with Section 2.1.2.
3.2.8Representations and Warranties. Each representation and warranty made by Borrower in any of the Credit Documents shall be true and correct in all material respects (except for any representations and warranties qualified by materiality or Material Adverse Effect in which case such representations and warranties shall be true and correct in all respects) as if made on such Borrowing Date, unless such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except for any representations and warranties qualified by materiality or Material Adverse Effect in which case such representations and warranties shall be true and correct in all respects) as of such earlier date).
3.2.9No Event of Default or Default. At the time of and immediately after giving effect to such Borrowing, no Event of Default or Default shall have occurred and be continuing or will result from such Borrowing.
3.2.10No Material Adverse Effect. Since December 31, 2024, no event or circumstance which has had, or which could reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.
3.2.11Equity Funding. The Equity Contributing Parties shall have contributed to the Project Account the equity portion of funding necessary such that the Maximum Loan-to-Eligible Project Costs Ratio (taking into account any in-kind Equity Contribution at the budgeted amount included in the Base Case Financial Model as set forth in Exhibit E-5) upon the funding of Loans to be made on the Borrowing Date does not exceed the Maximum Loan-to-Eligible Project Costs Ratio.
3.2.12Loan to Eligible Project Cost Ratio. Borrower shall have certified through delivery of a Construction Requisition that the Loan-to-Eligible Project Costs Ratio is no greater than the Maximum Loan-to-Eligible Project Costs Ratio at the time of and immediately after giving effect to such Borrowing.
3.3Conditions Precedent to Commercial Operation. The occurrence of Commercial Operation shall be subject to the satisfaction of the following conditions (unless waived in writing by Lender and in accordance with Section 11.2):
3.3.1Notice of Commercial Operation. Borrower shall have delivered a duly executed Notice of Commercial Operation to Lender and Administrative Agent at least 15 Business Days prior to the proposed Commercial Operation Date which specifies such proposed date.
3.3.2Resource Commissioning Date.
(a)The Project shall have achieved the Resource Commissioning Date for the last Generation Resource that is part of the Project and Lender shall have received a copy of the notice issued by ERCOT declaring that the Project has completed all qualification testing administered by ERCOT as part of its resource interconnection process so that the Project is approved for participation in ERCOT market operations at the generation capacity set forth the Base Case Financial Model.
(b)Borrower shall have delivered a Notice of Satisfaction in accordance with Section 7.3.2(a).
3.3.3Completion.
(a)The Project shall have achieved Completion, as certified in writing by a Responsible Officer of Borrower in a certificate in the form of Exhibit B-2(b) attached hereto and confirmed in a certificate from the Independent Engineer in the form of Exhibit B-2(c).
(b)Lender shall have received a copy of the “Notice of Substantial Completion” delivered by the EPC Contractor under Section 6.2.2 (Notice and Report of Substantial Completion) of the EPC Contract and the certificate regarding the achievement of Substantial Completion delivered by Borrower pursuant to Section 6.2.3 (Achievement of Substantial Completion) of the EPC Contract.
3.3.4Acceptable Work; No Liens; Project Costs.
(a)All work on the Project has been completed other than work that has been taken into consideration in establishing the Remaining Costs. All work previously done on the Project funded with the proceeds of the Loans has been done in all material respects in accordance with the applicable Major Project Documents. There has not been filed with or served upon Borrower or the Project (or any part thereof) notice of any Lien or claim of Lien affecting the right to receive payment of any of the moneys payable to any of the Persons named on such request which has not been released or will not be released on the Commercial Operation Date by payment or bonding on terms reasonably satisfactory to Lender, other than Permitted Liens.
(b)All Project Costs other than Remaining Costs shall have been paid for or, in the case of the Remaining Costs, reserved for in the Project Account.
3.3.5Insurance. All of the insurance required to be in place in respect of the Project under the Operative Documents (including with respect to the operational phase of the Project) shall be in full force and effect in accordance with the terms of this Agreement, and Lender shall have received a certificate from Borrower’s insurance broker(s), dated as of the Commercial Operation Date, (i) identifying underwriters, type of insurance, insurance limits and policy terms, (ii) listing the endorsements required as set forth in Exhibit G, (iii) describing the insurance obtained and (iv) stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such broker(s), such insurance complies with the terms and conditions set forth in Exhibit G.
3.3.6Title Policy; Lien Releases.
(a)Borrower shall have delivered to Lender and Collateral Agent a Date Down Endorsement and any such other endorsements and affirmative assurances as Lender shall reasonably require which are reasonably obtainable from the Title Insurer. The Date Down Endorsement shall (i) extend the effective date of the Title Policy to the Commercial Operation Date and show that since the effective date of the last Date Down Endorsement there has been no change in the status of the title to the real estate interests with respect to the Site and no new encumbrances thereon, except for (A) the Lien of real property taxes for the then current year, which are not yet due and payable, and (B) Permitted Liens, (ii) state the amount of coverage then existing under the Title Policy, (iii) provide coverage without exception for any mechanic’s and materialman’s liens recorded as of the effective date of the Date Down Endorsement, and (iv) otherwise be in form and substance reasonably satisfactory to Lender.
(b)Borrower shall have delivered to Lender duly executed and acknowledged lien releases or waivers from the EPC Contractor and, to the extent required to be delivered by the applicable counterparty pursuant to the terms of the applicable Major Project Document, from each such subcontractor or supplier under any Major Project Document providing for construction services on, or delivery of, any equipment or materials to, any Real Property (including any subcontractor or supplier engaged pursuant to a subcontract with a contractor under the Construction and Equipment Contracts other than any such subcontractor or supplier that is not required to deliver such lien releases or waivers by the terms of the Construction and Equipment Contracts) in respect of all work completed as of the date of its current invoice (other than work in progress), which lien releases or waivers shall be substantially consistent with any relevant requirements of the applicable Major Project Document and in the form required pursuant to applicable Governmental Rules.
3.3.7Annual Operating Budget; Major Maintenance Forecast. Borrower shall have delivered to Lender:
(a)the first Annual Operating Budget, which shall cover the period from the Commercial Operation Date through the first full fiscal year after the Commercial Operation Date, in accordance with Section 5.11.2; and
(b)the first Major Maintenance Forecast, which shall cover the period from the Commercial Operation Date through the third fiscal year after the Commercial Operation Date, in accordance with Section 5.11.4.
3.3.8Regulatory Status. Lender shall have received satisfactory evidence of Borrower’s self-certification notice of its status as an Exempt Wholesale Generator, which notice shall be in effect as provided in FERC’s regulations, in compliance with Section 5.19(d).
3.3.9Required Documentation. Lender shall have received on or prior to the Commercial Operation Date a copy of each Major Project Document executed after the Closing Date, if any (certified by a Responsible Officer of Borrower that such Major Project Documents previously delivered to Lender by Borrower are true, correct and in full force and effect) and any related Consent to the extent required pursuant to Section 5.13, in each case if and to the extent that a copy thereof has not previously been delivered to Lender.
3.3.10Applicable Permits.
(a)A copy of each issued Applicable Permit not previously delivered pursuant to Section 3.1.19 on the Closing Date and any modification of or reissuance of such Applicable Permits previously delivered pursuant to Section 3.1.19 on the Closing Date (together, the “New Permits”) having been delivered to Lender.
(b)Except as set forth in Exhibit E-1(a), the Applicable Permits set forth on Exhibit E-1(a) required to have been obtained by Borrower or on behalf of the Project by the Commercial Operation Date (i) have been duly and timely obtained, (ii) are in full force and effect, (iii) are Non-Appealable, (iv) are held in the name of Borrower or the Project (as applicable) or, where allowed by applicable Legal Requirements, by a third party on behalf of the Project, and (v) are not subject to any Unsatisfied Condition the compliance with which could reasonably be expected to result in a Material Adverse Effect. The New Permits shall not be subject to any restriction, condition, limitation or other provision that could reasonably be expected to result in the Project being operated in a manner inconsistent with the Base Case Financial Model other than any inconsistency that could reasonably be expected to result in (x) gains to Borrower or (y) losses, costs or expenses to Borrower that are not material. To Borrower’s Knowledge, there are no facts, conditions, or circumstances that could reasonably be expected to prevent, materially delay, or cause materially adverse or restrictive conditions to be included in the issuance of any Future Permits set forth on Exhibit E-1(b) that are not required to have been obtained by the Commercial Operation Date. Any such Future Permits are reasonably expected to be timely obtained, on commercially reasonable terms and conditions.
3.3.11ERCOT. Borrower shall have no due and unpaid material payment obligations to ERCOT.
3.3.12Casualty Event and Event of Eminent Domain. No Casualty Event, Event of Eminent Domain or Title Event shall have occurred and not been resolved or corrected pursuant to a completed Restoration Action to the extent that such Casualty Event, Event of Eminent Domain or Title Event could reasonably be expected to have an impact on the Project of more than $10,000,000 or prevent the Project from operating in all material respects in a safe and reliable manner or in accordance in all material respects with the requirements of the Project Documents.
3.3.13Permitting Opinions. Lender shall have received an opinion from counsel to Borrower to the effect that all New Permits are issued, final and in full force and effect, in form and substance reasonably satisfactory, and from legal counsel reasonably satisfactory to Lender (it being acknowledged that each of the counsel delivering opinions pursuant to Section 3.1.7 shall be deemed to be satisfactory to Lender).
3.3.14Annual Operating Report; Major Maintenance Forecast. Lender shall have received (a) the Annual Operating Budget in accordance with Section 5.11.2 and (b) the Major Maintenance Forecast in accordance with Section 5.11.4.
3.4Condition Precedent to Project Completion. The occurrence of the Project Completion shall be subject to the satisfaction of the following conditions (unless waived in writing by Lender in accordance with Section 11.2):
3.4.1Notice of Project Completion. Borrower shall have delivered a duly executed Notice of Project Completion to Lender and Administrative Agent at least 15 Business Days prior to the proposed Project Completion Date which specifies such proposed date.
3.4.2Final Completion. The Project shall have achieved Final Completion, as certified in writing by a Responsible Officer of Borrower in a certificate in the form of Exhibit B-3(b) attached hereto and confirmed in a certificate from the Independent Engineer in the form of Exhibit B-3(c).
3.4.3As-Built Survey; Title Policy; Lien Releases.
(a)Lender shall have received a final “as-built” Survey of the Site sufficient to delete any general survey exception with respect to the Site from the Title Policy and otherwise in form and substance reasonably satisfactory to Lender, such survey dated not more than 30 days before the date of delivery thereof, and certified to, Lender, Collateral Agent, Borrower and Title Insurer.
(b)Lender shall have received releases of mechanics’ and materialmen’s liens from (i) EPC Contractor under the EPC Contract and (ii) Persons of the type that are required to deliver such releases pursuant to Section 3.2.3, except to the extent that Borrower’s failure to obtain any final release required by this clause (ii) could not reasonably be expected to result in a Material Adverse Effect or any such resulting mechanics’ and materialmen’s lien would constitute a Permitted Lien of the type described in clause (c) of the definition thereof.
(c)Lender shall have received satisfactory evidence that a valid affidavit of completion meeting the requirements of §53.106 of the Texas Property Code has been recorded in the real property records of each county in which the Project is located.
(d)Lender shall have received a completed improvements endorsement to the Title Policy in the form required by Texas Title Insurance Rule P-8(b)(2) (including Endorsement Instruction II(b)), which shall (i) delete from the Title Policy the exceptions for mechanic’s and materialman’s liens, for “completion of improvements” and for pending disbursements, (ii) replace the reference to the Survey in the Title Policy to the final as-built Survey, (iii) as applicable, either affirm the coverage in the T-19.1 Endorsement or add the T-19.1 Endorsement to the Title Policy, and (iv) otherwise be in form and substance reasonably satisfactory to Lender.
Article 4 REPRESENTATIONS AND WARRANTIES
Borrower makes the following representations and warranties to and in favor of each Agent and Lender as of the Closing Date (unless such representation and warranty expressly relates solely to an earlier date, in which case, such representation and warranty is made as of such date) and, as of the date of each Borrowing (both immediately before and immediately after giving effect to the Loans, if any, being made on such date) (unless such representation and warranty expressly relates solely to an earlier date, in which case, such representation and warranty is made as of such date):
4.1Organization; Ownership of Securities.
4.1.1Borrower is (a) duly organized or formed, validly existing and in good standing under the laws of the State of Delaware, and (b) duly qualified as a foreign limited liability company, and is qualified to do business, in the State of Texas and each other jurisdiction in which such qualification is required by law, except where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect. Borrower has all requisite limited liability company power and authority to (i) own or hold under lease and operate the property it purports to own or hold under lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Project, (iii) execute, deliver and perform each Operative Document to which it is a party, and (iv) take each action as may be necessary to consummate the transactions contemplated thereunder.
4.1.2(a) Borrower’s funds and assets are not, and will not be, commingled with those of any other entity; (b) the Governing Documents of Borrower require it to maintain proper books of account, minutes of meetings and other proceedings of its managers and other corporate records; and (c) Borrower has not entered into any transactions or conducted any business unrelated to the transactions contemplated by the Transaction Documents and Section 4.34.
4.1.3100% of the Securities of Borrower are owned directly by Pledgor, all of which Securities are owned free and clear of all Liens other than the Liens created pursuant to the Pledge Agreement. Pledgor is the sole member of Borrower.
4.1.4As of the Closing Date, (a) 100% of the Securities of Pledgor are owned directly by NRG Texas and (b) 100% of the Securities of NRG Texas are owned directly by Guarantor, in each case, as set forth in the closing date organizational diagram attached hereto as Exhibit K.
4.1.5All of the Securities of Borrower have been duly authorized and validly issued in accordance with Borrower’s limited liability company agreement. Borrower does not have any outstanding securities convertible into or exchangeable for any of its Securities in or any rights to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any such Securities.
4.2Authorization; No Conflict. Borrower has duly authorized, executed and delivered each Transaction Document to which Borrower is a party (or such Transaction Documents have been duly and validly assigned to Borrower and Borrower has authorized the assumption thereof, and has assumed the obligations of the assignor thereunder) and neither Borrower’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) does or will contravene in any material respect any of its Governing Documents, (b) does or will contravene in any material respect the Major Project Documents, (c) does or will contravene in any material respect any Legal Requirement applicable to or binding on Borrower or any of its properties, (d) does or will contravene in any material respect or result in any material breach of or constitute any material default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of its property under, any material agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected, or (e) does or will require any material consent or approval of any Person, and with respect to any Governmental Authority, does or will require any material registration with, or notice to, or any other action of, with or by any applicable Governmental Authority, in each case which has not already been obtained and disclosed in writing to Lender (except (i) any Permits that are not yet Applicable Permits, (ii) such as are required by securities, regulatory or any other Legal Requirement in connection with an exercise of remedies, (iii) as set forth on Exhibit E-1(a) or Exhibit E-1(b) and the filing of any applicable renewal, extension or reissuance documentation in respect thereof or (iv) otherwise provided in Section 4.9).
4.3Enforceability. Each of the Operative Documents to which Borrower is a party is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except to the extent that enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, (b) the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (c) implied covenants of good faith and fair dealing.
4.4Compliance with Law. (a) There are no material violations by Borrower of any currently applicable Legal Requirement, and (b) except as set forth in Exhibit E-2(a), no notices of any violation of any applicable Legal Requirement relating to the Project or the Site have been issued, entered into or received by Borrower (other than any such violation that is immaterial and being cured by Borrower).
4.5Business, Contracts, Joint Ventures, Etc.
4.5.1Borrower is not a party to or bound by any material contract other than the Transaction Documents to which it is a party.
4.5.2Borrower is not a general partner or a limited partner in any general or limited partnership or a joint venturer in any Joint Venture.
4.5.3Borrower does not have any Subsidiaries.
4.5.4Borrower maintains separate books of account from Pledgor and all other Persons.
4.5.5Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.
4.5.6Except solely to the extent that the Pledge Agreement or the Equity Contribution Agreement and Guaranty may be construed as a guarantee, to the extent of the Securities pledged or commitments made thereunder or as otherwise permitted under the Credit Documents, Pledgor does not guarantee any of the obligations of Borrower.
4.5.7The liabilities of Borrower are readily distinguishable from the liabilities of Pledgor and all other Persons.
4.6No Material Adverse Effect. As of the date of each Borrowing made after the Closing Date, since the Closing Date, no event or circumstance has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect.
4.7Investment Company Act. Borrower is not an “investment company” or a company “controlled” by, or an “affiliated person” of, an “investment company” or an “investment adviser,” in each case, within the meaning of the Investment Company Act of 1940, as amended.
4.8Employee Matters.
4.8.1Borrower currently does not have nor has ever had any employees. Neither Borrower nor any ERISA Affiliate has any current or contingent liability under Title IV of

ERISA, including on account of an ERISA Affiliate, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
4.8.2No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.
4.8.3To the Borrower Parties’ Knowledge, there is no strike, work stoppage or labor dispute in existence or threatened involving labor at the Site and relating to the Project that could reasonably be expected to have a Material Adverse Effect.
4.8.4As of the Closing Date, except as set forth on Exhibit E-6, no Borrower Party or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to, or has any liability or obligation (whether actual, contingent or otherwise) with respect to, any Pension Plan or Multiemployer Plan. The following information (as applicable) is set forth on Exhibit E-6 with respect to each Pension Plan set forth on Exhibit E-6: (a) the funded status of each Pension Plan as of the most recently available date (determined on a project benefit obligation basis), (b) whether an ERISA Event described in Section 5.4.1(f) exists with respect to any Pension Plan and (c) whether any Pension Plan is frozen as to benefit accruals or new participants.
4.8.5As of the Closing Date, except as set forth on Exhibit E-6, no Borrower Party sponsors, maintains or contributes to any employee benefit plan, program, agreement or arrangement.
4.8.6Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or a “plan” as such term is defined in Section 4975 of the Code. None of the assets of Borrower constitutes “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA of one or more such plan. Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA. Borrower is not subject to state statutes regulating investments of, or fiduciary obligations with respect to, governmental plans that are similar to Section 406 of ERISA or Section 4975 of the Code and that would be violated by any of the transactions contemplated by this Agreement.
4.9Permits.
4.9.1To Borrower’s Knowledge, there are no Applicable Permits or Future Permits other than the Permits listed in Exhibits E-1(a) and E-1(b), respectively.
4.9.2All Applicable Permits required under Legal Requirements as of the Closing Date or the Borrowing Date, as applicable, are set forth on Exhibit E-1(a) (as such Exhibit may be modified by Borrower due to any Change of Law or the issuance of any Applicable Permit after the Closing Date or the Borrowing Date, as applicable). Except as set forth in Exhibit E-1(a), the Applicable Permits set forth on Exhibit E-1(a) (i) have been duly and timely obtained, (ii) are in full force and effect, (iii) are Non-Appealable, (iv) are held in the name of Borrower or the Project (as applicable) or, where allowed by applicable Legal Requirements, in the name of a third party on behalf of the Project and (v) are not subject to any Unsatisfied Condition the compliance with which could reasonably be expected to result in a Material Adverse Effect. The Applicable Permits are not subject to any restriction, condition, limitation or other provision that could reasonably be expected to result in the Project being constructed or operated in a manner inconsistent with the Base Case Financial Model other than any inconsistency that could reasonably be expected to result in (x) gains to Borrower or (y) losses, costs or expenses to Borrower that are not material.

4.9.3All Future Permits as of the Closing Date or the Borrowing Date, as applicable, are listed in Exhibit E-1(b). Each Future Permit listed in Exhibit E-1(b) (as such Exhibit may be modified by Borrower due to any Change of Law or change in status of any Future Permit after the Closing Date or the Borrowing Date, as applicable) is of a type that is usually granted in the normal course upon submission of a timely application and demonstration that the Project complies with applicable Legal Requirements. No Future Permit listed in Exhibit E-1(b) is required under applicable Legal Requirements (including Environmental Laws) or Project Documents to be obtained as of the Closing Date or as of the Borrowing Date, as applicable, in order to develop, site, construct, operate and maintain the Project. Each Future Permit identified in Exhibit E-1(b) (i) is reasonably expected to be obtainable by Borrower not later than required without any difficulty, expense or delay that could be material and adverse to the Project and (ii) to Borrower’s Knowledge, there are no facts, circumstances, or conditions that could reasonably be expected to result in any such Future Permit containing any restriction, condition, limitation, or other provision or requirement that could reasonably be expected to cause the Project to be constructed or operated in a manner inconsistent with the Base Case Financial Model other than any inconsistency that could reasonably be expected to result in (i) gains to Borrower or (ii) losses, costs or expenses to Borrower that are not material.
4.9.4To Borrower’s Knowledge, Borrower is in compliance in all material respects with all Applicable Permits.
4.10Environmental Laws.
4.10.1Except as set forth in Exhibit E-2(b):
(a)Borrower has not received any written notice of violation from any Governmental Authority with respect to the Project, the Site, the Real Property, Improvements or other Mortgaged Property, which violation has resulted in a material liability, or could reasonably be expected to give rise to a material liability, in each case, to Borrower, its properties and assets or the Project under any Environmental Law;
(b)neither Borrower nor, to Borrower’s Knowledge, any other Person has treated, stored, disposed of, arranged for or permitted the transport or disposal of, used, Released, generated, manufactured, produced or stored in, on, or under the Site, the Real Property, the property subject to the Improvements or other Mortgaged Property, or transported thereto or therefrom, any Hazardous Substances in such a manner that has subjected any Secured Party or Borrower to material liability under any Environmental Law, or could reasonably be expected to subject any Secured Party or Borrower to material liability under any Environmental Law;
(c)to Borrower’s Knowledge, there are no underground storage tanks or waste management units, as defined and regulated under Environmental Laws, whether operative or temporarily or permanently closed, located on the Site, the Real Property, the property subject to the Improvements or other Mortgaged Property that has subjected any Secured Party or Borrower to material liability under any Environmental Laws, or could reasonably be expected to subject any Secured Party or Borrower to material liability under any Environmental Laws;
(d)Borrower has no Knowledge of any fact, condition, or circumstance, including the presence of any Hazardous Substances, on or relating to the Site, the Real Property, the property subject to the Improvements or other Mortgaged Property that could reasonably be expected to give rise to a material liability to any Secured Party or Borrower, including any material remediation obligation, under any Environmental Laws;

(e)Borrower is not conducting or funding, nor does Borrower have a current obligation to conduct or fund, any material investigation, remediation, remedial action or cleanup of any Hazardous Substances or any material corrective action under Environmental Law at the Site, the Real Property, the property subject to the Improvements or other Mortgaged Property, or with respect to the Project.
4.10.2Except as set forth on Exhibit E-2(b), there is no pending or to Borrower’s Knowledge threatened Environmental Claim (as to investigations, only investigations of which Borrower has Knowledge) against Borrower or Pledgor or relating to the Project, including any action or proceeding in writing by any Governmental Authority (including the Texas Commission on Environmental Quality, U.S. Army Corps of Engineers and U.S. Environmental Protection Agency) or any non-governmental third party with respect to the presence or Release of Hazardous Substances in, on, from or to the Site, the Improvements or other Mortgaged Property, or any alleged noncompliance with or Unsatisfied Condition under Environmental Laws, in each case that could reasonably be expected to give rise to a material liability under any Environmental Law.
4.10.3Borrower and the operations of the Project have been and are in compliance with Environmental Laws (including any Permits issued pursuant thereto) in all material respects.
4.10.4Borrower has not assumed, undertaken, provided an indemnity with respect to, or otherwise agreed to satisfy or become subject to any material liability of any other Person under Environmental Laws relating to the Project (including the Site, the Improvements, or other Mortgaged Property) (other than indemnification provisions customarily included in contracts entered into in the ordinary course of business).
4.10.5Borrower has provided or made available to Lender all material environmental, health, or safety records, reports, assessments, investigations, and correspondence with Governmental Authorities or other third parties relating to, involving, or concerning the Project, the Site, the Real Property, the property subject to the Improvements, or other Mortgaged Property.
4.11Litigation.
(a)As of the Closing Date, other than as listed on Exhibit E-4, no action, suit, proceeding or investigation is pending or, to Borrower’s Knowledge, threatened against Borrower or in respect of the Project.
(b)As of the date of each Borrowing occurring after the Closing Date, no action, suit, proceeding or investigation has been instituted or, to Borrower’s Knowledge, threatened in writing against any Borrower Party or in respect of the Project, which could reasonably be expected to have a Material Adverse Effect.
4.12Labor Disputes and Acts of God. Neither the business nor the properties of Borrower are currently affected by any strike, lockout or other labor dispute, fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of a public enemy, or other casualty (whether or not covered by insurance), which could reasonably be expected to have a Material Adverse Effect.
4.13Project Documents. As of the Closing Date, (a) a copy of each Project Document executed on or prior to such date has been delivered to Lender, (b) the Project Documents delivered to Lender constitute all the material contracts to which Borrower is a party on or prior to the Closing Date, (c) each of the Project Documents is in full force and effect, there are no unsatisfied conditions precedent to a party’s obligation or to full performance of a party thereunder, in each case as and when required thereunder, and Borrower is not in default of any term or provision thereof and, to Borrower’s Knowledge, no other party is in default thereunder that could reasonably be expected to have a Material Adverse Effect, and (d) except as has been previously disclosed in writing to Lender, none of the material Project Documents as delivered to Lender has been further amended, modified or terminated.
4.14Disclosure.
(a)As of the Closing Date, all information (other than the Construction Budget, Project Schedule, the Base Case Financial Model and other projections provided in connection with the transactions contemplated by this Agreement) furnished or made available by or on behalf of Borrower to the Agents, or Lender, or to the Independent Engineer in connection with the transactions contemplated by this Agreement or the other Credit Documents when taken as a whole (at the time of delivery or verification thereof), is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made (other than any information that was corrected or updated in writing to Lender on or prior to the Closing Date). As of the Closing Date, Borrower is not aware of any material event or circumstance not previously disclosed to Lender, which could reasonably be expected to have a Material Adverse Effect.
(b)As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
4.15Taxes.
(a)Each of Borrower and Pledgor has timely filed, or caused to be timely filed, all federal, state and other material tax returns and reports required to have been filed by it, and has paid all federal, state and other taxes, assessments, utility charges, fees and other governmental charges levied or imposed upon them or their properties, income or assets (including any interest, additions to tax or penalties applicable thereto) to the extent due and payable (other than those taxes (i) that it is contesting in good faith and by appropriate proceedings in accordance with the requirements of Section 5.15 or (ii) to the extent the failure to pay would not reasonably be expected to have a Material Adverse Effect). There is currently no tax assessment against either Borrower or Pledgor proposed or threatened in writing.
(b)Neither Borrower nor Pledgor has ever been treated as an entity other than a partnership or a disregarded entity for applicable U.S. federal, state, or local income tax purposes. Neither Borrower nor Pledgor has ever been subject to any entity level tax for applicable federal, state, or local or foreign income or franchise tax purposes (other than the Delaware franchise tax imposed on Delaware limited liability companies).
(c)Neither Borrower nor Pledgor has liability for the Taxes of any Person (other than such Borrower Party) (i) under U.S. Department of the Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract, other than commercial contracts the principal purpose of which is to address non-tax matters (such as an equipment supply agreement, an engineering, procurement and construction contract, an operations and maintenance contract, a real estate lease, or a loan agreement, in each case, solely to the extent entered into in a commercial context).
(d) No Borrower Party intends to treat the Loans (including the incurrence thereof) as being a “reportable transaction” (within the meaning of the U.S. Department of the Treasury Regulations Section 1.6011-4).
(e)(i) No tax Liens have been filed with respect to the assets of Borrower or Pledgor except for those which would constitute a Permitted Lien of the type described in clause (b) of the definition thereof, and (ii) as of the Closing Date, no waiver or agreement by any Borrower Party is in force for the extension of time for the assessment or payment of any tax attributable to the activities of either Pledgor or Borrower, and no request for any such extension or waiver is currently pending.
(f)As of the Closing Date, there is no ongoing, pending or threatened (in writing) audit or investigation by any taxing authority of any of the Borrower Parties (limited, with respect to Guarantor, to only such audits or investigations concerning Pledgor or Borrower).
(g)No tax Liens have been filed with respect to the assets of Borrower except for Taxes that are being contested in good faith and by appropriate proceedings diligently conducted and no unresolved claim has been asserted with respect to any Taxes of Borrower except to the extent such claim could not reasonably be expected to have a Material Adverse Effect.
4.16Governmental Regulation.
4.16.1None of the Agents or Lender, nor any Affiliate of any of them will, solely as a result of the ownership, leasing or operation of the Project by Borrower, the sale of electricity, capacity (to the extent applicable in ERCOT) or ancillary services therefrom by Borrower or the entering into any Transaction Document in respect of the Project or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA or PUHCA or under state laws and regulations respecting the rates or the financial or organizational regulation of electric utilities or natural gas utilities.
4.16.2Neither Borrower nor any of its Affiliates is subject to, or not exempt from, regulation as (a) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of PUHCA or the implementing regulations of FERC, other than with respect to the compliance requirements of an Exempt Wholesale Generator or the compliance requirements of a holding company that is a “holding company” within the meaning of PUHCA solely by virtue of its ownership interests in any one or more entities that is exempt from PUHCA, except for those provisions of PUHCA governing exemption, or (b) subject to financial, organizational or rate regulation under the regulations of the “state commission” (as that term is defined under 18 C.F.R. § 1.101(k)) that itself has jurisdiction over Borrower and the Project, except that Borrower and its Affiliates are subject to compliance with various registration, operation and maintenance standards and record keeping and reporting obligations as a Power Generation Company or a Retail Electric Provider under the laws of Texas.
4.16.3Except as set forth on Exhibit E-1(a) or E-1(b), no consent, notice or approval necessary for the operation of the Project, as such Project is currently designed, is required from FERC or any “state commission” (as that term is defined under 18 C.F.R. § 1.101(k)) in connection with any of the transactions contemplated hereby or by any other Transaction Documents.
4.16.4As of the date of each Borrowing occurring after the Closing Date, to Borrower’s Knowledge, there is no order, judgment or decree that has been issued or proposed to be issued by any Governmental Authority that, as a result of the ownership, development, construction, operation or maintenance of the Project by Borrower, the sale of electricity therefrom by Borrower or the entering into of any Transaction Document or any transaction contemplated hereby or thereby, could reasonably be expected to cause or deem Lender, the Agents or any Affiliate of any of them or Borrower to be subject to, or not exempted from, regulation under PUHCA or the FPA or subject to regulation by the PUCT as an “electric utility,” “transmission and distribution utility,” “retail electric provider” or “public utility”, each as defined in PURA.

4.17Margin Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental, or ultimate, of “buying”, “carrying” or “purchasing” margin stock (each as defined in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Loans or the Project Revenues will be used by Borrower for the purpose of “buying”, “carrying” or “purchasing” any such margin stock or for any other purpose which violates the provisions of the regulations of the Federal Reserve Board.
4.18Project Schedule and Construction Budget; Operating Forecasts and Base Case Financial Model.
(a)The Construction Budget, the Project Schedule and the Base Case Financial Model:
(i)are complete and based on reasonable assumptions;
(ii)are consistent in all material respects with the provisions of the Project Documents;
(iii)have been prepared in good faith and with due care; and
(iv)fairly represent Borrower’s expectation as to the matters covered thereby as of any date on which this representation is made or deemed made;
(v)it being understood that the Base Case Financial Model is not to be viewed as fact and is subject to uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance can be given that the Base Case Financial Model will be realized, that actual results may differ and such differences may be material.
(b)The Project Schedule accurately specifies in summary form the work that each contractor or supplier under the EPC Contract and any other Project Document for Project construction proposes to complete on or before the deadlines specified therein.
(c)The Construction Budget represents Borrower’s best estimate of Project Costs anticipated to be incurred to achieve the Commercial Operation Date by no later than the Commercial Operation Longstop Date.
(d)Borrower’s good faith estimate and belief is that the Commercial Operation Date will occur no later than the Commercial Operation Longstop Date.
(e)Borrower believes that it is technically feasible for the Project to be constructed, completed, operated and maintained so as to fulfill in all material respects the design specifications and requirements contained in the Major Project Documents.
(f)No material changes, including the assumptions and projections set forth therein, have been made to the Base Case Financial Model most recently approved by Lender.
4.19Financial Statements. The financial statements and accompanying information delivered by Borrower under Section 3.1.11 and Section 5.5 have been prepared in conformity with GAAP, consistently applied, and fairly present, in all material respects, the financial position of Borrower for the applicable period then ended, subject, if applicable, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure. Except for (a) obligations under the

Transaction Documents to which it is a party and (b) liabilities that have been disclosed in writing to Lender prior to the Closing Date (including in Exhibits to this Agreement and in the contracts entered into by any Borrower Party and delivered or made available to Lender prior to the Closing Date), Borrower does not have any contingent obligations, unmatured liabilities, contingent liability or liability for taxes, long-term lease or forward or long-term commitments required to be shown under GAAP or Debt for Borrowed Money that is not reflected in the foregoing financial statements and which in any such case is material in relation to the business, results of operations, properties, financial condition or prospects of Borrower or the Project.
4.20No Default. No Event of Default or Default has occurred and is continuing.
4.21Organizational ID Number; Location of Collateral.
4.21.1Borrower’s organizational identification number is 7805365.
4.21.2All of the Collateral (other than (a) inventory and equipment (i) in transit, (ii) in the possession of third parties in the ordinary course of business or (iii) as set forth on Exhibit E-3, (b) the Collateral Accounts, (c) the Securities of Borrower, and (d) general intangibles) is located on the Site; provided that equipment owned by Borrower may be located at other sites as indicated in writing to Lender and Collateral Agent.
4.22Title and Liens.
4.22.1Borrower has (a) good and indefeasible title to, or a good and indefeasible fee, leasehold, easement or other interest, as applicable, in, the Real Property, free and clear of all Liens except, Permitted Liens; and (b) good and indefeasible title to, or a good and indefeasible fee, leasehold, easement or other interest, as applicable, in, all other material Collateral, free and clear of all Liens except, Permitted Liens. As of the Closing Date, Borrower has not received any written notice of, nor has any Knowledge of, any pending or threatened condemnation proceeding affecting the Real Property or any sale or disposition thereof in lieu of condemnation.
4.22.2Subject to the provisions of the Deed of Trust, the Lien of the Deed of Trust constitutes a first-priority Lien of record on all Real Property described in the Deed of Trust, subject to Permitted Liens and, as to the priority of such Liens, except for Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than, or equal priority to, the Liens granted by the Collateral Documents.
4.22.3Borrower has not granted any right of first refusal, option or other contractual right with respect to the sale, assignment or other disposition of any Real Property or any interest therein.
4.22.4Borrower has not suffered, permitted or initiated the joint assessment of any Real Property owned by it with any other real property constituting a separate tax lot. Each parcel of Real Property owned by Borrower is composed of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot that is not owned by Borrower; provided, that for the avoidance of doubt, it is noted that any easement rights are not separate tax lots.
4.23Intellectual Property; Data Security.
4.23.1Borrower owns, possesses, or is licensed to use or otherwise has the right to use, all Intellectual Property that is necessary for the ownership and operation of the Project in accordance with the Credit Documents, the Major Project Documents, except where the failure to so own, possess or have the license to use could not reasonably be expected to have a Material Adverse Effect. Borrower is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to each such registered Intellectual Property (or application thereof) purported to be owned by Borrower, free and clear of any Liens (other than Permitted Liens) or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement. All registered Intellectual Property of Borrower is duly and properly registered, filed, or issued in the appropriate office and jurisdictions for such registrations, filing, or issuances. Borrower is not party to, or bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other property.
4.23.2No product of Borrower infringes in any respect any Intellectual Property right or other right owned by any other Person in a manner that could reasonably be expected to have a Material Adverse Effect.
4.23.3There is no violation by any Person of any right of Borrower with respect to any Intellectual Property right or other right owned or used by Borrower except where such violation could not reasonably be expected to have a Material Adverse Effect.
4.23.4 The operational technology systems (“OT Systems”) and information technology systems (“IT Systems”), including servers, software, computer firmware, computer hardware, electronic data processing, record keeping, website, databases, circuits, networks, network equipment, interfaces, platforms, computer systems, industrial control systems (including SCADA systems), automation systems, manufacturing systems, quality control systems, and other computer, communications and telecommunications assets and equipment, including any cloud or other outsourced systems, in the possession or control of Borrower (or Guarantor for use on behalf of Borrower) and used, or to be used, by or for Borrower in the operation of the Project: (a) operate in all material respects in accordance with their relevant functional specifications; (b) are reasonably sufficient in all material respects to support the Project; (c) are in good working condition, ordinary wear and tear excepted, to perform all operational and information technology and data processing operations necessary for the Project as currently operated and contemplated to be operated and (d) to Borrower’s Knowledge, are free of any material viruses, defects, bugs and errors, or programming, design or documentation error or corruptant or other software routines or hardware components designed to permit unauthorized access or the unauthorized disablement or erasure of data. Borrower represents and warrants that it, either directly or through systems and services provided by contracts with Affiliates of Guarantor, takes commercially reasonable steps, consistent with relevant industry practices, to protect the confidentiality, integrity, and availability of the OT Systems and the IT Systems against unauthorized use, access, interruption, corruption, or exercise of control, including the implementation and maintenance of commercially reasonable (i) security controls, (ii) regularly tested and fully encrypted backup systems, (iii) disaster avoidance and recovery procedures, and (iv) regularly tested disaster recovery and business continuity plans and procedures. To Borrower’s Knowledge, no material component of the OT Systems or the IT Systems has been prone to malfunction or error, and in the past four years there has been no material disruption, interruption, breakdown, failure, continued substandard performance, unplanned outage, or other adverse event affecting the OT Systems or the IT Systems. In addition, to Borrower’s Knowledge, in the past four years, there have been no material breaches, unauthorized intrusions, or other compromises of any of the OT Systems or the IT Systems used, or contemplated to be used, by Borrower in the operation of the Project.
4.23.5In relation to the Project, Borrower represents and warrants that it, either directly or through systems and services provided by contracts with Affiliates of Guarantor, has complied and will comply with, in all material respects, (a) all applicable cybersecurity requirements in relation to its OT Systems and IT Systems, including requirements of PUCT and ERCOT, and (b) the NERC CIP Standards. Borrower is participating in and is in good standing with the PUCT’s Cybersecurity Monitor Program.

4.23.6Borrower’s practices with regards to the collection, use, disclosure, other processing, and security of Personal Information and Borrower confidential and proprietary information are and have at all times been in accordance with, in all material respects, (a) all requirements under Governmental Rule(s) imposed by any competent Governmental Authority concerning or related to (i) the collection, use, storage, disclosure, or other processing of Personal Information; data subject rights with respect thereto; the security of Personal Information; or the geographic location where Personal Information is stored or otherwise processed; (ii) the collection or use of Personal Information for marketing and advertising purposes; and/or (iii) notification to data subjects or any Governmental Authority in connection with a Security Breach (defined below) involving Personal Information (the foregoing (i)-(iii), “Privacy and Security Laws”), (b) applicable contractual commitments of Borrower, and (c) any published privacy policies or other relevant written notices or representations of Borrower. Borrower represents and warrants that it either directly or through services provided by contracts with Affiliates of Guarantor, has implemented and maintained written privacy and data security policies applicable to the Project (the “Data Policies”), which are enforced and address the implementation and maintenance of appropriate and risk-based administrative, physical, and technical controls to protect Personal Information and Borrower confidential and proprietary information (in paper or electronic form) in a manner that is consistent with relevant industry practices for the protection of confidential or proprietary information, as applicable, and that meet or exceed the requirements of applicable Privacy and Security Laws and contractual commitments of Borrower. Borrower and its personnel comply and have complied in all material respects with the Data Policies. To Borrower’s Knowledge, there are no pending complaints, threats, lawsuits, or investigations by any Governmental Authority relating to any of the foregoing.
4.23.7Borrower has entered into a written agreement with each third party service provider and business partner operating, hosting, or having access to or possession of Borrower OT Systems, IT Systems, Personal Information or confidential and proprietary information, which agreement includes requirements for protecting the confidentiality and security of such systems and information in a manner that is consistent with relevant industry practices and does not diminish Borrower’s ability to comply with applicable Privacy and Security Laws, contractual commitments of Borrower, and any Data Policies or other relevant written notices and representations of Borrower. Borrower has not experienced a known or reasonably suspected loss, theft, damage, or alteration, corruption, or unauthorized modification, use, deletion, disclosure, exercise of control, or other processing activity involving Personal Information, of any of Borrower’s confidential or proprietary information, of any third-party’s information maintained by or for Borrower that is subject to confidentiality obligations, or of any component of its OT Systems or IT Systems (any of the foregoing, a “Security Breach”). Borrower has not received any notification of a material Security Breach from a third party service provider or business partner operating, hosting, or having access to or possession of Borrower’s OT Systems, IT Systems, Personal Information or confidential or proprietary information. Borrower has not been required to give notice to any customer, supplier, Governmental Authority, employee, or other person or entity of any actual or alleged Security Breach or data security failure or noncompliance, pursuant to any applicable Governmental Rule, contract, or otherwise.
4.24Collateral.
4.24.1The security interests granted to Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents in the Collateral that may be perfected by filing in accordance with any applicable UCC, (a) will constitute as to personal property included in such Collateral a first-priority perfected security interest and Lien under each applicable UCC subject to no other Liens except Permitted Liens and, as to the priority of such Liens, except for Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than, or equal priority to, the Liens granted by the Collateral Documents, and (b) are, and, with respect to any subsequently acquired personal property included in such Collateral, will be, superior and prior to the rights of all third-party Persons, as to such Collateral perfected under each applicable UCC and subject to no other Liens except Permitted Liens and, as to the priority of such Liens, except for Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than or equal to the Liens granted by the Collateral Documents, each upon the due filing of the Collateral Documents relating to such Collateral and the financing statements relating thereto in each office and in each jurisdiction where required in order to create and perfect the first-priority Lien and security interests described above.
4.24.2The security interest granted to Collateral Agent (for the benefit of the Secured Parties) pursuant to the Collateral Documents in the Collateral consisting of personal property will be perfected (a) with respect to any property that can be perfected by filing, upon the filing of financing statements in the filing office identified in Exhibit D-1, (b) with respect to any property that can be perfected by control, upon execution of the Control Agreements, and (c) with respect to the Pledged Collateral and any other property (if any) that can be perfected by possession, upon Collateral Agent receiving possession thereof, and in each case such security interest will be, to the extent provided in the UCC, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of Lien, assignment or otherwise, except for Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than, or equal priority to, the Liens granted by the Collateral Documents. Borrower has properly delivered or caused to be delivered, or provided control, to Collateral Agent with respect to all Collateral that permits perfection of the Lien and security interest described above by possession or control. Borrower’s obligations under this Agreement rank and will rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured Debt of Borrower.
4.24.3To Borrower’s Knowledge, none of the “Exceptions from Coverage” listed in Schedule B of the Title Policy materially interfere with the construction or operation of the Project or would reasonably be expected to have a Material Adverse Effect.
4.24.4To Borrower’s Knowledge, the Site is not burdened by any encumbrances or title defects not listed in Schedule B to the Title Policy that would materially interfere with the construction or operation of the Project or could reasonably be expected to have a Material Adverse Effect.
4.25Sufficiency of Project Documents.
4.25.1Except to the extent that any failure to have any of the following could not reasonably be expected to have a Material Adverse Effect, Borrower’s interests in the Site:
(a)comprise all of the real property interests for the ownership, construction, installation, completion, operation and maintenance of the Project in accordance, in all material respects, with all Legal Requirements, the Project Documents and the Construction Budget;
(b)are sufficient to enable the entire Project to be located, operated and maintained on the Site; and
(c)provide adequate ingress and egress to and from the Site for any reasonable purpose in connection with the ownership, construction, operation and maintenance of the Project for the purposes and on the terms set forth in the applicable Project Documents.
4.25.2Except to the extent that any failure to have any of the following could not reasonably be expected to have a Material Adverse Effect, there are no services, materials or rights required for the development, construction, ownership and operation and maintenance of the Project in accordance with the Project Documents and the assumptions that form the basis of the Base Case Financial Model, other than those to be provided under the Project Documents that have been delivered to Lender as of the date hereof.
4.25.3All easements, rights of way, licenses, Permits, agreements and other rights for the construction or interconnection and utilization (as applicable) of the interconnection facilities (including fuel, water, wastewater and electrical) necessary to avoid a Material Adverse Effect and required under Legal Requirements as of the Closing Date or the Borrowing Date, as applicable, are possessed by Borrower and/or the counterparties to the Project Documents, as applicable.
4.25.4With the exception of industrial wastewater discharges authorized under TPDES Industrial Wastewater Permit No. WQ0005385000, which is held by Borrower, NRG Texas Power (or its affiliates or contractors, as applicable) possesses all necessary services, Permits and other rights for the supply of service water, potable water, demineralized water and waste water treatment necessary for the Project, and NRG Texas Power (or its affiliates or contractors, as applicable) is capable of providing the service water, potable water, demineralized water and waste water treatment necessary for the development, construction, ownership, operation and maintenance of the Project pursuant to the Existing Complex Services Agreement.
4.26Flood Zone Disclosure. No portion of the Site or material portion of the Collateral includes Improvements that are or will be located in an area that has been identified by the Federal Emergency Management Agency as an area having special flood or mudslide hazards, except to the extent flood insurance has been provided and remains in full force and effect in respect thereof.
4.27Anti-Terrorism Laws. None of the Borrower Parties nor any of their respective directors or officers or employees and, to the best of the Borrower Parties’ Knowledge, any of their respective Affiliates or agents, is a Person that, or is 50% or more, directly or indirectly, individually or in the aggregate, owned or controlled by a Person that, (a) is a Sanctioned Person or described by or designated in the Anti-Terrorism Order, (b) has since April 24, 2019 engaged in dealings or transactions or is engaging in dealings or transactions or will engage in dealings or transactions with any such Sanctioned Person in violation of applicable Sanctions or Person described by or designated in the Anti-Terrorism Order, (c) is in violation of the Anti-Terrorism Laws, (d) has since April 24, 2019 violated or is violating any Sanctions, (e) is using or will use the proceeds of the Borrowings hereunder for the purpose of financing or making funds available directly or Knowingly indirectly to any Sanctioned Person or Person described by or designated in the Anti-Terrorism Order, to the extent such financing or provision of funds would be prohibited by Sanctions or would otherwise Knowingly cause any person to be in breach of Sanctions, (f) is contributing or will contribute or otherwise make available directly or Knowingly indirectly the proceeds of the Borrowings hereunder to any other person or entity for the purpose of financing the activities of any Sanctioned Person or described by or designated in the Anti-Terrorism Order, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise Knowingly cause any person to be in breach of Sanctions, or (g) is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions.
4.28Solvency. Immediately after giving effect to the transactions to occur on the Closing Date and immediately following the occurrence of each other Borrowing, (a) the fair value of the assets of Borrower (including the equity commitments made under the Equity Contribution Agreement and Guaranty), at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Borrower, (b) the present fair saleable value of the property of Borrower will be greater than the amount that will be required to pay the probable liability of Borrower on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support), and (d) Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date. For purposes of this Section 4.28, (i) “able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (after giving effect to any guarantees and credit support)” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due, and (ii) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
4.29Affiliate Transactions. Other than the Permitted Affiliate Transactions, Borrower has not engaged or agreed to engage in any transactions with any Affiliate of Borrower.
4.30AML Laws; Anti-Corruption Laws and Sanctions.
4.30.1Each Borrower Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each of them and Borrower’s respective directors, officers, employees and agents, as the case may be, with Anti-Corruption Laws, AML Laws and Sanctions. None of (a) any Borrower Party, any Subsidiary or any of their respective directors or officers, or employees, or, to Borrower’s Knowledge, any of their employees or Affiliates, or (b) any agent of any Borrower Party, any guarantor or any other party providing credit support in respect of any Person’s obligations under the Credit Documents, or any Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, (ii) has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or Controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage, or (iii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will (a) cause a material violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by the Borrower Parties, or (b) to Borrower’s Knowledge, would reasonably be expected to result in a material violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by lender, borrower, agent, underwriter, advisor, investor, hedge provider or otherwise. Borrower represents that neither it, nor any Borrower Party or, to Borrower’s Knowledge, any parent company or any guarantor or any other party providing credit support in respect of any Person’s obligations under the Credit Documents or any other Affiliate, has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country in violation of applicable Sanctions.
4.30.2The operations of the Borrower Parties have been conducted at all times in material compliance with applicable laws relating to financial record keeping and reporting, currency transfer and money laundering, including, as applicable, the USA PATRIOT Act and all “know your customer” rules and regulations.
4.30.3No Borrower Party (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of any violations of AML Laws, Anti-Corruption Laws, or Sanctions, (b) has been assessed civil penalties under any AML Laws, Anti-Corruption Laws, or Sanctions or (c) has since April 24, 2019 had any of its funds seized or forfeited in an action under any AML Laws, Anti-Corruption Laws, or Sanctions.
4.30.4Each Borrower Party has implemented and maintains in effect policies and procedures designed to ensure compliance by it and its directors, officers, employees, and, as reasonably possible, its agents with AML Laws, Anti-Corruption Laws, and Sanctions and the

Borrower Parties have taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that any Borrower Party and its respective Affiliates is and will continue to be in compliance with all applicable current and future AML Laws, Anti-Corruption Laws, or Sanctions.
4.30.5None of (a) the Borrower Parties or any of their Affiliates or (b) any other Major Project Participant is, or is Controlled by, a Prohibited Person.
4.30.6No Borrower Party or any of their respective members, directors, officers, employees or, to Borrower’s Knowledge, agents are a Prohibited Person.
4.30.7None of the Collateral is owned, traded or used, directly or indirectly by a Prohibited Person.
4.31Insurance. Borrower maintains the insurance required to be maintained by it pursuant to Exhibit G, and such insurance is in full force and effect during the applicable periods specified in Exhibit G.
4.32Accounts. Borrower has no accounts other than the Collateral Accounts subject to a Control Agreement, which Control Agreements are in full force and effect, and such accounts are separate from the bank accounts of Pledgor and all other Persons.
4.33Indebtedness. Borrower has no Debt other than the Obligations created under the Credit Documents and, at any time after the Closing Date, other than Permitted Debt.
4.34Single-Purpose Entity. Borrower is not conducting any business other than the development, ownership and operation of the Project and the performance of its obligations under the Credit Documents and the Project Documents to which it is a party and, in each case, activities related and incidental thereto.
4.35Permitting Opinion. On or prior to the date that is 90 days after the Closing Date (or such longer period as Lender may agree), Borrower shall use commercially reasonable efforts to cause to be delivered to Lender an opinion of Baker Botts LLP (or other legal counsel satisfactory to Lender) as to local permitting matters.
4.36FAA Compliance. Except for the structures identified in Exhibit E-8, each of which is covered by a Federal Aviation Administration determination that it does not present a hazard to air navigation, no building, tower, stack, antenna or other structure owned, leased or operated by Borrower and located on the Site exceeds, or is designed to exceed, 200 feet in height above the ground level at the base of such structure.
Article 5
AFFIRMATIVE COVENANTS
Borrower covenants and agrees that from and after the Closing Date and until the Discharge of Obligations:
5.1Use of Proceeds, Project Revenues and Other Proceeds.
5.1.1Borrower shall apply the proceeds of the Loans solely (a) with respect to Loans made on the Closing Date, in accordance with the Funds Flow Memorandum (including payment of the Closing Date Distribution) and (b) to pay Eligible Project Costs in accordance with the Construction Budget.
5.1.2Unless otherwise applied by Lender or Collateral Agent pursuant to the terms of this Agreement or the other Credit Documents, Borrower shall apply all Project Revenues, Equity Contributions, Loan proceeds, Insurance Proceeds, Eminent Domain Proceeds and Loss Proceeds (including with respect to a Total Loss, Title Event Proceeds and any other damages payments) solely for the purpose, and in the order and manner, provided for in this Agreement and the other Credit Documents.

5.2Payment.
5.2.1Credit Documents. Borrower shall pay all sums due under this Agreement and the other Credit Documents to which it is a party according to the terms hereof and thereof.
5.2.2Project Documents. Borrower shall pay all of its obligations due under the Project Documents, howsoever arising, as and when due and payable, except any one or more of the following: (a) obligations contested in good faith or as to which a bona fide dispute may exist; provided, that adequate reserves have been established in conformity with GAAP, or non-payment of such obligations pending the resolution of such contest or dispute will not result in a Material Adverse Effect or that provisions have been made to the satisfaction of Lender in its reasonable discretion for the posting of security (other than the Collateral) for the bonding of such obligations or the prompt payment thereof in the event that such obligations are payable, (b) obligations constituting Borrower’s trade payables which shall be paid in the ordinary course of business or (c) obligations which if not paid could not reasonably be expected to have a Material Adverse Effect.
5.3Warranty of Title. Except as permitted pursuant to Section 6.4, Borrower shall maintain (a) good and indefeasible fee simple interest, a valid leasehold and/or easement interest, as applicable, in the Site and (b) good, legal and valid title to or interest in all of its other respective material properties and assets (other than properties and assets disposed of in accordance with this Agreement), in each case free and clear of all Liens other than Permitted Liens.
5.4Notices. Borrower shall give written notice (with copies of any underlying notices, papers, files, reports, financial statements or related documentation) to Lender, Administrative Agent and the Independent Engineer (as applicable):
5.4.1promptly (and in any event within five Business Days (or such longer time periods provided herein)) upon acquiring notice or giving notice (except as otherwise specified below), as the case may be, or obtaining Knowledge of:
(a)the initiation of any litigation, suit, arbitration, action or similar proceeding, whether at law or in equity or before any Governmental Authority (including any Environmental Claim) pending or to Borrower’s Knowledge, threatened in writing against Borrower or Pledgor or relating to the Project which involves claims against Borrower or the Project in excess of $5,000,000 individually or $10,000,000 in the aggregate per fiscal year or which could reasonably be expected to have a Material Adverse Effect, such notice to include, if requested in writing by Lender, copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;
(b)the initiation of any investigation, enforcement action, dispute or disputes between Borrower and any Governmental Authority and which involve (i) claims against Borrower which exceed $5,000,000 individually or $10,000,000 in the aggregate per fiscal year, (ii) claims which could reasonably be expected to have a Material Adverse Effect, or (iii) revocation, material modification, failure to renew or expiration of any Applicable Permit;
(c)any occurrence of any Event of Default or Default (together with a statement of a Responsible Officer of Borrower setting forth the details of such Event of Default or Default and the action which Borrower has taken and proposes to take with respect thereto other than litigation strategy and documentation subject to attorney-client privilege or similar privilege);
(d)the initiation of any condemnation proceedings involving a material portion of (i) the Project, (ii) the Site or (iii) other Real Property;
(e)the occurrence of any ERISA Event that is described in subsection (a), (f), (i), (j), (k) or (n) of the definition of ERISA Event that, individually or together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(f)within 15 Business Days upon acquiring notice or giving notice, as the case may be, or obtaining Knowledge thereof, the occurrence of any ERISA Event that is described in subsection (b), (c), (d), (e), (g), (h), (i), (l) or (m) of the definition of ERISA Event;
(g)the receipt of any order or notice from (i) FERC or the FERC staff relating to Borrower’s status as an Exempt Wholesale Generator, once obtained; provided, that purely clerical records and notices, and generic rulemakings and directives and orders of the FERC or the FERC staff are not subject to the provisions of this clause (g) or (ii) NERC or a regional reliability entity, relating to an alleged violation by the Project of one or more applicable reliability standards or relating to a demand for registration as an entity other than a “Generator Owner” or “Generator Operator”;
(h)the occurrence of any death of any employee, contractor or sub-contractor occurring while working at or on the Project;
(i)the occurrence of any event or circumstance specific to Borrower or the Project that is not a matter of general public knowledge and that could reasonably be expected to have a Material Adverse Effect; and
(j)the receipt of any notice of violation of any currently applicable Legal Requirement relating to the Project, the Site, or Borrower;
5.4.2together with the Monthly Construction Report delivered pursuant to Section 5.8.1 or the Monthly Operating Report delivered pursuant to Section 5.8.3, as applicable, of:
(a)the occurrence of any casualty, damage or loss to the Project, whether or not insured, through fire, theft, other hazard or casualty, or any act or omission of (i) Borrower, or its employees, agents, contractors, consultants or representatives in excess of $5,000,000 for any one casualty or loss or $10,000,000 in the aggregate for the Project in any fiscal year, or (ii) to Borrower’s Knowledge, any other Person if such casualty, damage or loss could reasonably be expected to have a Material Adverse Effect;
(b)the receipt of Loss Proceeds or Title Event Proceeds;
(c)the occurrence of any early cancellation, non-renewal or suspension in the terms, coverage or amounts of any insurance described in Exhibit G that causes such insurance to fail to comply with Exhibit G;
(d)the occurrence of any (i) early termination (other than expiration in accordance with its terms and any applicable Consent) or material breach or material default of which Borrower has Knowledge or written notice under any Major Project Document and (ii) Project Document Modification (with copies of all such Project Document Modifications whether or not requiring approval of Lender pursuant to Section 6.12);
(e)the occurrence of any event of force majeure asserted in writing under any Major Project Document which persists for more than three consecutive Business Days and, to the extent reasonably requested in writing by Lender, copies of related invoices or statements which are reasonably available to Borrower under any Major Project Document, together with a copy of any supporting documentation, schedule, data or affidavit delivered under such Major Project Document;

(f)the execution of any Additional Project Document;
(g)the receipt of (i) any Applicable Permits obtained by Borrower after the Closing Date, (ii) any material amendment, supplement or other material modification to any Applicable Permit received by Borrower after the Closing Date, and (iii) all material notices relating to the Project received by Borrower from, or delivered by Borrower to, any Governmental Authority (other than routine correspondence given or received in the ordinary course of business relating to routine aspects of owning, developing, constructing, financing, operating, maintaining or using the Project);
(h)any unscheduled or forced outage of the Project that continues for more than 168 hours;
(i)the receipt of any schedule or recovery plans provided by the EPC Contractor under the EPC Contract, or reports regarding planned maintenance and collateral damage repairs under the Project Management Agreement, the Administration and Management Agreement or the Long Term Services Agreement;
(j)the occurrence of any (i) noncompliance by Borrower with any Environmental Law or any Release of Hazardous Substances by Borrower on or from the Real Property that has resulted or could reasonably be expected to result in personal injury or material property damage or impose a material liability on the Project or could reasonably be expected to have a Material Adverse Effect, or (ii) pending or, to Borrower’s Knowledge, threatened in writing, Environmental Claim (as to investigations, only investigations of which Borrower has Knowledge) against Borrower or Pledgor or, to Borrower’s Knowledge, any of its contractors arising from their occupying or conducting construction or operations on or at the Project, the Site or other Real Property which, if adversely determined, could reasonably be expected to impose a material liability on the Project or have a Material Adverse Effect;
(k)the occurrence of any pending or threatened in writing investigation, audit, enforcement action or inquiry regarding Borrower’s participation in the wholesale energy, capacity (to the extent applicable in ERCOT) and ancillary services markets, including by ERCOT, ERCOT’s “Independent Market Monitor”, the PUCT, or FERC; any alleged non-compliance by Borrower with ERCOT Protocols or market rules; any notification of non-performance charges or similar charges being assessed against the Project and any related notifications, including any notification of a declaration by ERCOT of an “Energy Emergency Alert” due to locational or system-wide capacity shortages that cause mandatory load management reductions or a more severe action; any ERCOT or QSE credit event, including an increase in or a call on Borrower’s credit posted to enable participation in ERCOT’s energy, capacity (to the extent applicable in ERCOT) and ancillary services markets; any event or circumstance that could be reasonably expected to prevent the Project’s full amount of Unforced Capacity from being in service by the Resource Commissioning Date; any event or circumstance that could be reasonably expected to prevent or delay Borrower’s participation in ERCOT’s energy, capacity (to the extent applicable in ERCOT) and ancillary services markets, including Borrower’s or the Project’s continuing qualification and participation as a Resource Entity or as an ERCOT market participant; and any other event or occurrence with respect to Borrower’s or the Project’s participation in the wholesale energy, capacity (to the extent applicable in ERCOT) and ancillary services markets or compliance with ERCOT and PUCT rules that could reasonably be expected to have a Material Adverse Effect;
(l)the receipt of any written notice of material adverse events provided to Borrower by any energy manager or buyer pursuant to the Energy Marketing Services Agreement;

(m)the receipt of any material adverse notifications under the Construction and Equipment Contracts related to the performance of the Project and to the extent not required by Section 5.21;
(n)the receipt of any financial statements of a counterparty to a Permitted Commodity Hedge Agreement received by Borrower pursuant to the applicable Permitted Commodity Hedge Agreement; and
(o)the reinvestment of Asset Sale Proceeds in accordance with Section 2.1.6(c)(iii) and the amount of unused Asset Sale Proceeds and the applicable Asset Sale Proceeds Reinvestment Deadline for such Asset Sale Proceeds; and
5.4.3promptly, but in any event within (a) 10 Business Days, notice of any change in the information provided in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such Beneficial Ownership Certification and (b) 30 days, notice of any change in the information provided in a response to subsection (d) of 16 Texas Administrative Code §25.109 relating to Borrower’s Power Generation Company registration.
5.5Financial Statements.
5.5.1Borrower shall deliver or cause to be delivered to Lender:
(a)as soon as practicable and in any event within 120 days after the close of each applicable fiscal year (commencing from fiscal year 2025), the audited annual financial statements of Borrower audited by an Acceptable Accountant and the related statements of income, statement of cash flow, balance sheet and members’ equity for such fiscal year, setting forth in each case (other than in the case of the audited annual financial statements for the 2025 fiscal year) in comparative form corresponding audited figures from the preceding fiscal year, accompanied by an opinion thereon (without a “going concern” or similar qualification or material exception and without any qualification or material exception as to the scope of the audit on which such opinion is based) of an Acceptable Accountant, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of Borrower and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(b)as soon as practicable and in any event by the Quarterly Reporting Date after the end of the first, second and third fiscal quarters of Borrower’s fiscal year, the unaudited quarterly financial statements of Borrower (commencing from the third quarterly accounting period of fiscal year 2025). Such financial statements shall include (x) the related statements of income for such quarterly period and for the portion of the fiscal year ending with the last day of such quarterly period, and (y) the related statements of cash flow for the portion of the year ending with the last day of such quarterly period for such quarterly period and, setting forth in each case (other than in the case of the unaudited quarterly financial statements for the 2025 fiscal year and the unaudited quarterly financial statements for the first and second quarters of the 2026 fiscal year) in comparative form corresponding unaudited figures from the preceding fiscal year, all prepared in accordance with GAAP (subject to changes resulting from audit and normal year-end adjustments);
(c)to the extent not publicly available, by the Quarterly Reporting Date after the end of each of the first three fiscal quarters of its fiscal year, the unaudited quarterly financial statements of Guarantor and, if applicable, any Credit Support Guarantor (in each case, commencing from the third quarterly accounting period of fiscal year 2025 and continuing through, in the case of Guarantor, the termination of the Equity Contribution Agreement and Guaranty and, in the case of any Credit Support Guarantor, the termination of any Credit Support Guarantee provided by the applicable Credit Support Guarantor). Such financial statements shall include (x) the related statements of income for such quarterly period and for the portion of the fiscal year ending with the last day of such quarterly period and (y) the related statements of cash flow for the portion of the year ending with the last day of such quarterly period, all prepared in accordance with GAAP (subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure);
(d)to the extent not publicly available, within 120 days after the close of each fiscal year, the audited annual financial statements and the related statements of income, statement of cash flow, balance sheet and members’ equity for such fiscal year of Guarantor and any Credit Support Guarantor (in each case, commencing from fiscal year 2025 and continuing through, in the case of Guarantor, the termination of the Equity Contribution Agreement and Guaranty and, in the case of any Credit Support Guarantor, the termination of any Credit Support Guarantee provided by the applicable Credit Support Guarantor), all prepared in accordance with GAAP; and
(e)along with such financial statements under clauses (a) and (b) above, a certificate signed by a Responsible Officer of Borrower certifying that to such Responsible Officer’s Knowledge, no Event of Default or Default has occurred and is continuing or, if any Event of Default or Default has occurred and is continuing, the nature thereof and the corrective actions that Borrower has taken or proposes to take with respect thereto (other than litigation strategy and documentation subject to confidentiality obligations or attorney-client privilege or similar privilege).
5.6Books, Records, Access. Borrower shall maintain, or cause to be maintained, adequate books, accounts and records with respect to itself and the Project. Borrower shall prepare all financial statements required hereunder in accordance with GAAP (subject, in the case of unaudited financial statements, to changes resulting from audit and normal year-end adjustments) and in compliance with the regulations of any Governmental Authority having jurisdiction thereof. Subject to requirements of Governmental Rules and safety requirements, Borrower shall permit employees or agents of Lender and Independent Engineer at any reasonable times and upon reasonable prior written notice to Borrower, to inspect the Project and all of Borrower’s properties, including the Site, to examine or audit the Project and all of Borrower’s books, accounts and records and make copies and memoranda thereof and to communicate with Borrower’s auditors. Upon receipt of necessary documentation from Lender as requested by the Account Bank, Borrower shall cause the Account Bank to provide to Lender remote read-only access to all Collateral Accounts.
5.7Compliance with Laws, Instruments, Applicable Permits, Etc.
5.7.1Borrower shall (a) promptly comply with, and cause the Project to be constructed, operated and maintained in compliance in all material respects with, all applicable Legal Requirements (including Environmental Laws, Governmental Rules and Applicable Permits), subject to Borrower’s right to protest, appeal or otherwise challenge application or enforcement of any such Legal Requirement where it reasonably believes that the application or enforcement of such Legal Requirement is contrary to or not supported by the underlying facts or Legal Requirement, and make, or cause to be made, such alterations to the Project and the Site as may be required for such compliance, (b) take or cause to be taken such actions as are required to timely obtain, renew and maintain in full force and effect all material Applicable Permits, and (c) promptly and diligently and, in each case, to the extent required by Environmental Laws, (i) conduct any corrective action necessary to address material noncompliance under applicable Environmental Law and (ii) conduct or cause to be conducted any investigation, remedial or other corrective action necessary to address Hazardous Substances it or any other Person has

Released at the Site, the Real Property, any Improvement or other Mortgaged Property in accordance, in all material respects, with Environmental Laws.
5.7.2Borrower will maintain in effect and enforce policies and procedures as may be required by, and in any event designed to ensure compliance by Borrower and its directors, officers, employees and agents with, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.
5.7.3If any Principal Person of any Borrower Party becomes (whether through a transfer or otherwise) a Prohibited Person, such Borrower Party shall remove or replace such Principal Person within 30 days from the date that such Borrower Party knew or should have known that such Principal Person became a Prohibited Person.
5.7.4If any Major Project Participant or any of their respective Principal Persons becomes (whether through a transfer or otherwise) a Prohibited Person, within five Business Days of Knowledge that such Person has become a Prohibited Person, Borrower shall notify Lender and engage in good faith discussions with Lender. Borrower shall cause the removal or replacement of such Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to Lender, in either case within 60 days of Borrower obtaining Knowledge that such Person has become a Prohibited Person.
5.7.5The internal management and accounting practices and controls of each Borrower Party shall at all times be adequate to ensure that each Borrower Party and each Principal Person thereof does not become a Prohibited Person.
5.8Reports; Information.
5.8.1Borrower shall, until the Commercial Operation Date, deliver to Lender and the Independent Engineer, on or before each Monthly Reporting Date, a monthly construction report describing the progress of the construction of the Project substantially in the form attached hereto as Exhibit J-1 (the “Monthly Construction Report”) (with copies of the most recently available monthly progress report received by Borrower under the EPC Contract, the Project Management Agreement, and any other construction contract with respect to the Project).
5.8.2Borrower shall, after the Commercial Operation Date, deliver to Lender, on or before each Quarterly Reporting Date, a reasonably detailed report with respect to such fiscal quarter (and, in the case of the first such report, the period between the Commercial Operation Date and the beginning of such fiscal quarter, if any) regarding existing mark-to-market exposure under the Commodity Hedge and Power Sale Agreements.
5.8.3Borrower shall, after the Commercial Operation Date, deliver to Lender, on or before each Monthly Reporting Date, a monthly operating report, which report shall include certification as to compliance with the Performance Covenant and attach the ERCOT data relied upon in certifying compliance therewith (and, in the case of the first such report, the period between the Commercial Operation Date and the beginning of such month, if any) substantially in the form of Exhibit J-2 (the “Monthly Operating Report”).
5.8.4Borrower shall promptly provide to Lender such insurance reports as are required by Exhibit G.
5.8.5Borrower shall deliver to Lender, on or before each Monthly Reporting Date, an account statement for each Collateral Account listing all transaction activities occurring during the prior calendar month and the account balance as of the end of such calendar month.

5.8.6Borrower shall deliver to Lender, promptly upon request of Lender or Administrative Agent, a current account statement for each Collateral Account listing all transaction activities occurring during the 30 days prior to receipt of the request and the current account balance as of receipt of the request.
5.8.7Borrower shall promptly provide any other information with respect to Borrower or the Project as is reasonably requested by Lender, Administrative Agent or the Independent Engineer.
5.9Existence, Conduct of Business, Properties, Etc. Except as otherwise expressly permitted under this Agreement, Borrower shall (a) maintain and preserve its existence as a limited liability company in good standing in the State of Delaware, and all material rights, privileges and franchises necessary in the normal conduct of its business, and (b) take or cause to be taken such actions as are required to obtain and maintain all material Applicable Permits.
5.10Lender Meetings. Borrower will, upon the request of Lender, participate in a meeting of Lender once during each fiscal year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Lender) at such time as may be agreed to by Borrower and Lender and all travel and other expenses related to such meeting incurred by any party shall be for such party’s own account. Participants may attend such meeting by teleconference. Borrower will, upon the request of Lender, participate in quarterly telephonic update calls with Lender during any quarter in which the annual meeting described in the preceding sentence is not held.
5.11Operation and Maintenance of Project; Annual Operating Budget.
5.11.1Borrower shall construct, keep, operate and maintain the Project, or cause the same to be constructed, kept, maintained and operated (ordinary wear and tear excepted), in a manner consistent in all material respects with this Agreement, Prudent Industry Practices and the objective of minimizing any non-performance charges or penalties, and make or cause to be made all maintenance and repairs (structural and non-structural, preventive, extraordinary or ordinary) necessary to keep the Project in such condition.
5.11.2Borrower shall, as a condition precedent to the Commercial Operation Date and on each Annual Reporting Date thereafter, deliver to Lender a proposed annual operating plan and budget, detailed by month, of anticipated revenues, O&M Costs and Major Maintenance Expenses (an “Annual Operating Budget”), which Annual Operating Budget shall be certified by a Responsible Officer of Borrower as having been prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time made and at the time so furnished.
5.11.3O&M Costs and Major Maintenance Expenses shall be made in accordance with such Annual Operating Budget. Borrower may from time to time adopt an amended Annual Operating Budget for the remainder of any fiscal year to which the amended Annual Operating Budget applies, and such amended Annual Operating Budget shall be effective as the Annual Operating Budget for the remainder of such fiscal year upon its adoption by Borrower and delivery of a copy of such amended Annual Operating Budget to Lender.
5.11.4Borrower shall, as a condition precedent to the Commercial Operation Date and on each Annual Reporting Date thereafter, deliver a forecast of anticipated Major Maintenance Expenses, which forecast shall cover three fiscal years following such fiscal year in form and substance satisfactory to Lender (the “Major Maintenance Forecast”).
5.12Preservation of Rights; Further Assurances.
5.12.1Subject to Section 5.2.2, Borrower shall maintain in full force and effect each and every Major Project Document and perform (to the extent not excused by force majeure events or the nonperformance of the other party and not subject to a good faith dispute) the material obligations of Borrower under, preserve, protect and defend the material rights of Borrower under and take all reasonable action necessary to prevent early termination (except by expiration in accordance with its terms) of each and every Major Project Document, including (where Borrower in the exercise of its business judgment deems it proper) prosecution of suits to enforce any material right of Borrower thereunder and enforcement of any material claims with respect thereto, in each case except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower shall enforce all rights to receive liquidated damages from any counterparty to any Major Project Document.
5.12.2From time to time, Borrower shall execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, certificate of title or estoppel certificate relating to the Loans stating the interest and charges then due and any known Events of Default or Defaults), and take such other reasonable steps as may be necessary or advisable to render fully valid and enforceable under all Governmental Rules the rights, liens and priorities of the Secured Parties with respect to all Collateral and other security from time to time so furnished under this Agreement and the other Credit Documents or intended to be so furnished, and otherwise in such form and at such times as shall be reasonably requested by Collateral Agent, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section 5.12.2.
5.12.3If Borrower shall at any time acquire any real property or leasehold or other interest in real property that is necessary or material to the construction and operation of the Project or that has a value in excess of $5,000,000 (other than any types of property that are expressly excluded from the Deed of Trust by its terms) and is not covered by the Deed of Trust, then within a reasonable period of time following such acquisition (and in any event no later than 60 days thereafter), execute, deliver and record a supplement or amendment to the Deed of Trust (if such real property is located in the same county or, otherwise, a new mortgage or deed of trust (as applicable)), reasonably satisfactory in form and substance to Lender, subjecting the real property or leasehold or other interests to the Lien and security interest created by the Deed of Trust. If reasonably requested by Collateral Agent, acting at the direction of Lender, Borrower shall obtain an appropriate endorsement or supplement to the Title Policy (where available, otherwise a separate Title Policy for such real property should be obtained) insuring (a) the Lien of the Secured Parties in such additional property, subject only to Permitted Liens and other exceptions to title approved by Lender, and (b) the continuing first priority lien of the Deed of Trust (subject only to Permitted Liens that, pursuant to applicable law, are entitled to a higher priority than, or equal priority to, the Liens granted by the Collateral Documents and any other exceptions to title as are reasonably acceptable to Lender).
5.12.4Upon the reasonable request of Lender or any Agent, Borrower shall execute and deliver to Lender and Administrative Agent all documents as shall be reasonable, necessary, or that Lender or Agent shall reasonably request in connection with the rights and remedies of such Agent and Lender under the Credit Documents, and perform such other reasonable acts as may be necessary to carry out the intent of this Agreement and the other Credit Documents.
5.13Consents. Unless Lender has waived such requirement in writing, Borrower shall use commercially reasonable efforts to cause the applicable counterparty to (a) the Construction and Equipment Contracts and (b) any Replacement Project Document to such Construction and Equipment Contracts, to execute and deliver to Lender a Consent in substantially the form of Exhibit D or such other form as the applicable counterparty may have previously delivered to Lender in connection with this Agreement, in each case with such changes as are reasonably acceptable to Lender.

5.14Maintenance of Insurance. Borrower shall maintain or cause to be maintained in all material respects on its behalf in effect at all times the types of insurance required pursuant to Exhibit G, in the amounts and on the terms and conditions and periods specified therein, from the quality of insurers specified in such Exhibit or other insurance companies of recognized responsibility reasonably satisfactory to Lender.
5.15Taxes, Other Government Charges and Utility Charges. Each Borrower Party shall timely file all federal, state and other tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all Taxes of any kind that may at any time be lawfully assessed or levied against or with respect to Borrower, Pledgor or the Project, including (but not limited to) sales and use taxes and real estate taxes, all material utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project, and all material assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the Project; provided, that each Borrower Party may contest in good faith and by appropriate proceedings any such Taxes and, in such event, may permit the Taxes so contested to remain unpaid during any period, including appeals, so long as (a) adequate reserves to the extent required by GAAP have been established or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid when due and payable after the resolution of such contest.
5.16Event of Eminent Domain. If an Event of Eminent Domain shall occur with respect to any material portion of Collateral, Borrower shall (a) diligently pursue all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain, (b) not, without the written consent of Lender (which consent shall not be unreasonably withheld, conditioned, or delayed), compromise or settle any claim against such Governmental Authority if such compromise or settlement could reasonably be expected to have a Material Adverse Effect, and (c) pay or apply all Eminent Domain Proceeds in accordance with Section 5.29. Borrower consents to, and agrees not to object to or otherwise impede or impair, the participation of Lender in any eminent domain proceedings, and Borrower shall from time to time deliver to Lender all documents and instruments reasonably requested by it to permit such participation.
5.17Special Purpose Entity.
5.17.1Borrower shall conduct its business solely in its own name through its duly authorized directors, officers or agents so as not to mislead others as to the identity of the company with which those others are concerned, and particularly will avoid the appearance of conducting business on behalf of any other entity or that its assets or the assets of any other entity are available to pay the creditors of such other entity. Without limiting the generality of the foregoing, all oral and written communications of Borrower, including, without limitation, letters, invoices, purchase orders, contracts and statements, will be made solely in the name of Borrower.
5.17.2Borrower shall comply in all material respects with all organizational formalities to maintain its separate existence.
5.17.3Other than as permitted pursuant to Section 6.8, Borrower shall maintain an arm’s-length relationship with all other entities.
5.17.4Borrower shall keep its assets and its liabilities wholly separate from those of all other entities.
5.17.5Borrower shall maintain full and complete financial records separate from those of its Affiliates or any other Person in accordance with GAAP.

5.18The Patriot Act. Borrower shall comply with the disclosure requirements pursuant to Section 11.20.
5.19PUHCA Exemption and Government Approval. Borrower shall take or cause to be taken all necessary or appropriate actions so that:
(a)(i) Borrower will be an Exempt Wholesale Generator and (ii) the Project will be an Eligible Facility as of any date after Borrower shall have filed a self-certification notice of its status as an Exempt Wholesale Generator in accordance with clause (d) below;
(b)once Borrower becomes an Exempt Wholesale Generator, Borrower will be in compliance with all requirements under PUHCA applicable to an Exempt Wholesale Generator, and with respect to the Project, to an Eligible Facility;
(c)Borrower and the Project shall in each case not be subject to, or shall be exempt from, regulation by the PUCT as an “electric utility,” “transmission and distribution utility,” “retail electric provider” or “public utility”, each as defined in PURA; and
(d)No later than 60 days prior to the earlier of (1) production of energy from the Project (including for testing), or (2) sale by Borrower of energy, capacity, or ancillary services, Borrower shall have filed with FERC a self-certification notice of its status as an Exempt Wholesale Generator, which notice shall be in effect as provided in FERC’s regulations.
5.20Construction of the Project; Final Completion.
(a)Borrower shall construct, or cause the construction of, the Project in all material respects in accordance with the Construction and Equipment Contracts and the approved plans and specifications thereunder, Prudent Industry Practices, Applicable Permits and Legal Requirements.
(b)Borrower shall use commercially reasonable efforts to cause Final Completion under the EPC Contract to be achieved prior to the “Guaranteed Final Completion Date” (as defined in the EPC Contract) under the EPC Contract, as such date may be adjusted in accordance with the EPC Contract and this Agreement.
5.21Independent Engineer; Performance Tests. Borrower shall permit Lender and its designees and the Independent Engineer to witness and verify the Performance Tests to the extent reasonably requested by Lender and the Independent Engineer. Borrower shall give Lender and the Independent Engineer notice regarding any proposed Performance Test promptly following Borrower’s receipt of such notice (and, in any event, no less than five Business Days prior to any Performance Test). Borrower shall forward to Lender and the Independent Engineer the procedures to be used in the conduct of the Performance Test in connection with such notice. If, upon completion of any Performance Test, Borrower believes that such Performance Test has been satisfied, it shall so notify Lender and the Independent Engineer and shall deliver a copy of all test results supporting such conclusion, accompanied by reasonable supporting data.
5.22Risk Management Policy. On or before the date that is six months following the Closing Date, Borrower shall enter into a risk management policy (the “Risk Management Policy”), which shall be consistent with customary industry practice and be in form and substance reasonably acceptable to Lender. Borrower shall maintain in effect and comply in all material respects with its Risk Management Policy. Borrower shall not modify the Risk Management Policy except in accordance with Guarantor’s operational policies and procedures or as could not reasonably be expected to have a material and adverse effect on the business or operations of the Project. The Risk Management Policy shall include, inter alia, (a) a description of the products covered by the Risk Management Policy which may include, but shall not be limited to, the forward sale and purchase of electrical energy, heat rates, heat rate options, and financial transmission rights on a physical and/or financial basis, (b) delegation and limits of authority, (c) specification of dollar and term thresholds for risk exposure, (d) a description of the process for approval of long-term, short-term and all other structured transactions proposed to be entered into by Borrower, and (e) procedures for the approval of other risk management transactions (managing the future intrinsic and extrinsic value of the Project).
5.23Tax Status. Each of Borrower and Pledgor shall take all reasonable steps to maintain its classification as either a partnership or disregarded entity for U.S. federal income tax purposes, and shall not take any action contrary to such classification without prior written consent or authorization from Lender, which consent or authorization shall not be unreasonably withheld, conditioned or delayed.
5.24ERCOT Market. Borrower shall take or cause to be taken all reasonably necessary or appropriate actions so that it is eligible to participate in the ERCOT energy, capacity (to the extent applicable in ERCOT) and ancillary services markets.
5.25Security. Borrower shall preserve and maintain the security interests granted under the Collateral Documents, including taking any such action at its cost and expense to promptly discharge any Lien (other than Permitted Liens) on any Collateral and other security from time to time furnished under this Agreement and the other Credit Documents or intended to be so furnished, and undertake all actions which are necessary or appropriate to (a) maintain Collateral Agent’s security interest in and Lien on the Collateral or such other security in full force and effect at all times (including the priority thereof), and (b) preserve and protect the Collateral or such other security and protect and enforce Borrower’s rights and title and the rights of Collateral Agent and the other applicable Secured Parties to the Collateral or such other security, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation requested by Collateral Agent or Lender.
5.26Final Lien Waivers. Borrower shall deliver to Lender all final waivers of Liens from the EPC Contractor and, to the extent required to be delivered by the applicable counterparty pursuant to the terms of the applicable Major Project Document, from each such subcontractor or supplier under any Major Project Document that provided construction services on, or delivery of, any equipment or materials to, any Real Property (including any subcontractor or supplier engaged pursuant to a subcontract with a contractor under the Construction and Equipment Contracts other than any such subcontractor or supplier that is not required to deliver such lien releases or waivers by the terms of the Construction and Equipment Contracts), which final lien releases or waivers shall be substantially consistent with any relevant requirements of the applicable Major Project Document (including with respect to timing of delivery) and in the form required pursuant to applicable Governmental Rules.
5.27Performance Covenant.
5.27.1Borrower shall ensure that, on and after the Commercial Operation Date, each Generation Resource that is part of the Project maintains a PAF of at least 85% and a POF no greater than 15% evaluated monthly, based on the average ratios over the trailing 12-month period. If a Corrective Action Plan is required pursuant to Section 5.27.2, a new 12-month measurement period shall commence starting from the day after Borrower certifies that all work contemplated to be taken under the applicable Corrective Action Plan has been satisfactorily performed and completed.
5.27.2(a) During the period from the first anniversary of the Commercial Operation Date through the third anniversary of the Commercial Operation Date, if Borrower fails to comply with Section 5.27.1 for more than six consecutive months, as of the end of the sixth month following the month in which the initial failure occurred, and (b) during the period on and after the third anniversary of the Commercial Operation Date, within 15 Business Days of a failure to comply with Section 5.27.1, Borrower shall deliver a Corrective Action Plan to Lender and the Independent Engineer for review and approval. Until Borrower is able to certify that a Performance Cure has been achieved in a Monthly Operating Report delivered pursuant to Section 5.8.3, Borrower shall (a) diligently take (or omit) the actions contemplated to be taken

(or omitted) by, and otherwise implement, such Corrective Action Plan in accordance with its terms, (b) concurrently with delivery of each Monthly Operating Report, deliver a report describing Borrower’s compliance with, including the actions taken (or omitted) pursuant to, the Corrective Action Plan during the prior month and the results thereof, (c) make its representatives and outside advisors available during regular business hours to meet and confer with Lender and its other outside advisors (including legal and financial advisors) on the contents of the Corrective Action Plan and the implementation thereof and (d) fund the Performance Covenant Reserve Account in an amount at least equal to the Performance Covenant Reserve Amount.
5.27.3Until Borrower is able to certify that a Performance Cure has been achieved in a Monthly Operating Report delivered pursuant to Section 5.8.3, all amounts on deposit in the Performance Covenant Reserve Account shall only be used to pay Corrective Action Expenses. Following delivery of such Monthly Operating Report, amounts on deposit in the Performance Covenant Reserve Account may be deposited into the Project Account.
5.28Final Drawing; Commercial Operation Date Equity Draw
5.28.1At least 15 Business Days prior to the Commercial Operation Date, Borrower shall deliver to Lender and Administrative Agent reasonably detailed calculations of the amount of the Final Drawing and/or the Commercial Operation Date Equity Draw, in each case, in form and substance reasonably satisfactory to Lender, acting in consultation with the Independent Engineer.
5.28.2On the Commercial Operation Date, Borrower shall (a) draw Loans, up to the remaining Commitment (such drawing, the “Final Drawing”) and/or (b) cause Equity Contributions, up to the remaining Available Contribution Amount to be made pursuant to Section 2.1.2(a) (Contributions) of the Equity Contribution Agreement and Guaranty (the “Commercial Operation Date Equity Draw”). After giving effect to the Final Drawing, any unused Commitment shall be cancelled.
5.29Loss Event
5.29.1Loss Proceeds.
(a)If a Loss Event, the restoration of which is reasonably estimated to cost $10,000,000 or more, has occurred and either (i) Borrower does not submit a Restoration Notice to Lender, Administrative Agent, Collateral Agent and Independent Engineer within 60 days (or, if reasonably requested by Borrower and consented to by Lender (such consent not to be unreasonably withheld or delayed), 90 days) of the occurrence of such Loss Event, or (ii) Borrower submits written notice to Lender, Collateral Agent and Administrative Agent that Borrower has determined not to take any Restoration Action in connection with such Loss Event, then Borrower shall, within five Business Days of receipt of Loss Proceeds in connection with such Loss Event, apply such Loss Proceeds to the mandatory prepayment of the Loans in accordance with Section 2.1.6(c)(ii).
(b)If Borrower receives Loss Proceeds in connection with a Total Loss, then Borrower shall, within five Business Days of receipt of such Loss Proceeds, apply such Loss Proceeds to the mandatory prepayment of the Loans in accordance with Section 2.1.6(c)(ii).
(c)If Borrower has submitted a Restoration Notice to Lender, Collateral Agent and Administrative Agent in connection with any Loss Event in the time periods provided in clause (a) above, then Borrower shall, within the latest of (A) 90 days of the occurrence of such Loss Event, (B) 60 days after Borrower receives the applicable Loss Proceeds related to such Loss Event, and (C) such other period as may be agreed in writing by Lender, submit to Lender, Collateral Agent, the Independent Engineer and Administrative Agent:
(i)a restoration plan prepared by Borrower describing in reasonable detail Borrower’s plan for completing the Restoration Action described in such Restoration Notice (such plan, a “Restoration Plan”);
(ii)a Restoration Budget demonstrating the estimated cost to complete such Restoration Action does not exceed the sum of (A) the applicable Loss Proceeds, (B) proceeds of any Additional Equity Contributions reserved for Restoration Action, and (C) any additional Loss Proceeds anticipated to be received in respect of such Loss Event;
(iii)a Restoration Schedule demonstrating that such Restoration Action can be completed within 12 months after submission of the Restoration Notice; and
(iv)additional title insurance, title insurance endorsements, mechanic’s lien waivers, certificates, opinions or other matters as Lender may reasonably request to preserve or protect the Secured Parties’ interest in the applicable Collateral.
(d)If Borrower satisfies the conditions in clause (c) above, no Event of Default has occurred (unless such Event of Default occurs solely as a result of the applicable Loss Event) and is continuing and Lender (acting reasonably and in consultation with the Independent Engineer) approves such Restoration Plan, Restoration Budget and Restoration Schedule (such approval not to be unreasonably withheld or delayed), Borrower shall apply or commit to apply such Loss Proceeds within 180 days (or such longer period as may be agreed to in writing by Lender) from the date of such approval to complete the Restoration Action as described in the Restoration Plan; provided, that (i) no Lender approval of such Restoration Plan, Restoration Budget and Restoration Schedule shall be required if Borrower intends to exclusively use Fronted Equity Contributions made by Pledgor to effect any such restoration and (ii) if Pledgor shall have previously provided Fronted Equity Contributions to effect any such restoration, any such Fronted Equity Contributions shall be reimbursed as directed by Borrower in accordance with Section 6.6.2(e).
(e)If (A) Borrower has submitted a Restoration Notice pursuant to clause (c) above but fails to submit a Restoration Plan, Restoration Budget or Restoration Schedule within the required period or (B) an Event of Default has occurred (unless such Event of Default occurs solely as a result of the applicable Loss Event) and is continuing or (C) Lender (acting reasonably and in consultation with the Independent Engineer) does not approve such Restoration Plan, Restoration Budget or Restoration Schedule in accordance herewith and Borrower fails to submit a revised plan, budget or schedule, as applicable, that is reasonably satisfactory to Lender (in consultation with the Independent Engineer) within 30 days after its receipt from Lender of a written disapproval (which shall provide the reasonable objections of the Independent Engineer or Lender, as applicable, in reasonable detail), then, in each case, Borrower shall, within five Business Days, apply such Loss Proceeds to the mandatory prepayment of the Loans in accordance with Section 2.1.6(c)(ii).
5.29.2Restoration.
(a)Upon the completion of any Restoration Action, Borrower shall promptly deliver to Lender, Collateral Agent and Administrative Agent a certificate signed by a Responsible Officer certifying the following:
(i)such Restoration Action has been completed in all material respects in accordance with the Restoration Plan therefor (as such Restoration Plan, Restoration

Budget and Restoration Schedule may be updated from time to time by Borrower in consultation with the Independent Engineer) and that the Project is capable of operating in all material respects in accordance with the Transaction Documents;
(ii)the amount, if any, required in Borrower’s reasonable opinion for the payment of any remaining costs not then due and payable or the liability for payment of which is being contested or disputed by Borrower and for the payment of reasonable contingencies following completion of such Restoration Action (collectively, the “Remaining Restoration Amounts”); and
(iii)the amount, if any, of Loss Proceeds remaining in excess of any Remaining Restoration Amount (such excess amount, the “Excess Restoration Amount”).
(b)If the Excess Restoration Amount is equal to or greater than $1,000,000, then Borrower shall, within five Business Days, apply such Loss Proceeds to the mandatory prepayment of the Loans in accordance with Section 2.1.6(c)(ii); provided, that if Pledgor or an Affiliate of Pledgor other than Borrower shall have previously provided funds to effect any such restoration, replacements or rebuilding (collectively, the “Restoration Contributions”), then, so long as no Event of Default has occurred and is continuing, any Excess Restoration Amount up to but not exceeding such Restoration Contributions may be reimbursed directly to or as directed by Borrower (for the avoidance of doubt, without satisfying the Restricted Payment Conditions or any other conditions).
5.30Title Event
5.30.1Upon the completion of the effort to remedy any Title Event, Borrower shall promptly deliver to Lender, Collateral Agent, and Administrative Agent a certificate signed by a Responsible Officer certifying the following:
(a)the result of the effort to remedy such Title Event;
(b)that after giving effect to such remedy (to the extent any remedy is afforded in connection with such Title Event), such Title Event could not reasonably be expected to have a Material Adverse Effect;
(c)the amount, if any, required in Borrower’s reasonable opinion for the payment of any remaining expenses associated with such Title Event (collectively, the “Remaining Title Event Expenses”); and
(d)the amount, if any, of Title Event Proceeds remaining in excess of the Remaining Title Event Expenses (such excess amount, the “Excess Title Event Amount”).
5.30.2If the Excess Title Event Amount is equal to or greater than $1,000,000, then Borrower shall, within five Business Days, apply such Title Event Proceeds to the mandatory prepayment of the Loans in accordance with Section 2.1.6(c)(ii).
Article 6
NEGATIVE COVENANTS
Borrower covenants and agrees that from and after the Closing Date and until the Discharge of Obligations:

6.1Contingent Liabilities. Except as provided in this Agreement, Borrower shall not become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person; provided, that this Section 6.1 shall not be deemed to prohibit or otherwise limit the incurrence of Permitted Debt.
6.2Limitations on Liens. Borrower shall not create, assume or suffer to exist any Lien on its properties, the Project or on any of the Collateral, real or personal, whether now owned or hereafter acquired, except Permitted Liens.
6.3Indebtedness. Borrower shall not incur, create, assume or permit to exist any Debt except Permitted Debt.
6.4Sale, Lease or Transfer of Assets. Borrower shall not sell, lease, assign, transfer or otherwise dispose of assets, or grant any option or other right to purchase, lease or otherwise acquire assets, in each case, whether now owned or hereafter acquired, except that Borrower shall be entitled to:
(a)sell, lease, assign, transfer or otherwise dispose of assets in the ordinary course of its business and as contemplated by the Transaction Documents (including sales in the “spot” market or merchant sales of any portion or all of the Project’s capacity, energy, environmental attributes, ancillary services and other services);
(b)sell, lease, assign, transfer or otherwise dispose of assets to the extent that such asset is worn out or no longer useful or usable in connection with the operation or maintenance of the Project (including, without limitation, an interest in any construction laydown or access area or other Real Property that is no longer necessary for the construction of the Project);
(c)upon any equipment failure, replace such failed equipment with comparable equipment;
(d)grant easements or other interests in real property related to the Project to other Persons so long as such grant is in the ordinary course of business, would constitute a Permitted Lien and could not reasonably be expected to materially interfere with Borrower’s ability to construct or operate the Project, sell or distribute power therefrom or perform any material obligation under any Operative Document;
(e)sell, transfer or dispose of Permitted Investments (to the extent that the making of any such Permitted Investment would constitute a disposition);
(f)grant Permitted Liens (to the extent that the granting of any such Lien would constitute a disposition); and
(g)sell, lease, assign, transfer or otherwise dispose of assets pursuant to a sale or series of related asset sales the proceeds of which shall not exceed $10,000,000 in the aggregate in any fiscal year and $20,000,000 in the aggregate during the term of this Agreement.
6.5Changes. Borrower shall not change the nature of its business or expand its business beyond the business contemplated in the Transaction Documents and activities reasonably incidental or related thereto.
6.6Distributions.
6.6.1Conditions to Distributions. Except as provided in Section 6.6.2, Borrower shall not directly or indirectly, make or declare any Restricted Payment unless the following conditions have been satisfied (such conditions, “Restricted Payment Conditions”):
(a)the Project Completion Date shall have occurred;

(b)no Event of Default or Default has occurred and is continuing as of the date of such applicable Restricted Payment, and such Restricted Payment would not cause an Event of Default or Default;
(c)from and after the first anniversary of the Commercial Operation Date, either (i) no failure to comply with the Performance Covenant has occurred and is continuing as of the date of such applicable Restricted Payment or (ii) a failure to comply with the Performance Covenant has occurred and is continuing as of such date and Borrower has complied with its obligations set forth in Section 5.27.2 and Section 5.27.3; and
(d)no earlier than five Business Days and no later than two Business Days prior to the making of such Restricted Payment, a Responsible Officer of Borrower shall have delivered a certificate in the form of Exhibit H (Form of Restricted Payment Certificate) that certifies satisfaction of the foregoing conditions.
6.6.2Certain Distributions Permitted. Nothing in this Section 6.6 shall prohibit or otherwise limit, subject to satisfaction of any applicable conditions contained in the other provisions of this Agreement and the other Credit Documents (which conditions shall not include the Restricted Payment Conditions):
(a)any Closing Date Distribution included in the Funds Flow Memorandum;
(b)the payment of all amounts due and payable to the counterparty pursuant to (i) any Permitted Affiliate Transaction involving Permitted Debt pursuant to clause (j) of the definition thereof if the Restricted Payment Conditions under Section 6.6.1(b) and (c) are satisfied and (ii) any other Permitted Affiliate Transaction, each as may be modified in accordance with this Agreement;
(c)any amounts paid in reimbursement of Drawstop Equity Contributions with proceeds of Loans if each Restricted Payment Condition is satisfied (other than Section 6.6.1(a));
(d)on and after the Commercial Operation Date, Permitted Tax Distributions if each Restricted Payment Condition other than the Restricted Payment Condition set forth in Section 6.6.1(a) is satisfied;
(e)any amounts paid in reimbursement of Fronted Equity Contributions if each Restricted Payment Condition is satisfied (other than Section 6.6.1(a)); and
(f)any transfer of Escrow Funds in accordance with Section 7.3.3(a).
6.7Investments. Borrower shall not make any investments (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise) other than Permitted Investments.
6.8Transactions With Affiliates. Borrower shall not directly or indirectly enter into any transaction or series of transactions relating to the Project with or for the benefit of an Affiliate without the prior written approval of Lender, except for Permitted Affiliate Transactions.
6.9Regulations. Borrower shall not directly or indirectly apply any part of the proceeds of any Loan or other extensions of credit hereunder or other revenues to the “buying”, “carrying” or “purchasing” of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.
6.10Partnerships, etc. Borrower shall not become a general or limited partner in any partnership or a joint venturer in any Joint Venture or create and hold stock in any subsidiary.

6.11Dissolution; Merger. Borrower shall not liquidate or dissolve, or combine, merge or consolidate with or into any other entity, or change its legal form, or implement any material acquisition or purchase of assets consisting of a business or line of business from any Person, or change the nature of its business, or purchase or otherwise acquire all or substantially all of the assets of any Person.
6.12Amendments to and Termination of Certain Documents.
6.12.1Except to the extent any of the following actions, either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect (taken as a whole after giving effect to all applicable amendments, modifications, consents, waivers and approvals and after giving effect to any Replacement Project Document), Borrower shall not amend or otherwise modify, give any consent, waiver or approval under (including any waiver of any default under or breach of any Major Project Document to which it is a party and any Project Document Modification listed in clause (b) below), or agree to termination of, in each case, any Major Project Document to which it is a party (each such amendment or modification, consent, waiver or approval being referred to herein as a “Project Document Modification”) without the prior written consent of Lender (acting in consultation with the Independent Engineer). Without prejudice to the foregoing:
(a)subject to Section 6.12.1(b), the following Project Document Modifications shall be permitted without the consent of Lender:
(i)any Project Document Modification for the purposes of incurring any expenditure permitted under Section 6.27.1;
(ii)any change order permitted under and in accordance with Section 6.27.2;
(iii)the extension of the term of a Major Project Document on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to Borrower);
(iv)any Project Document Modification which (x) is not, individually or in the aggregate when taken together with previously executed Project Document Modifications, adverse to Borrower, the Project or the interests of the Secured Parties in the Collateral and (y) could not reasonably be expected to (A) with respect to the period prior to the Commercial Operation Date, require the expenditure by Borrower of more than $5,000,000 annually or more than $10,000,000 for the full term of the applicable Major Project Document, in each case, as certified by Borrower, or (B) with respect to the period on and after the Commercial Operation Date, cause a Material Adverse Effect, and Borrower provides to Lender a true, correct and complete copy of each such Project Document Modification; or
(v)ministerial, corrective or administrative amendments, modifications, waivers, consents and approvals that are not material in nature.
(b)For the avoidance of doubt, the following Project Document Modifications shall require the prior written consent of Lender (acting in consultation with the Independent Engineer):
(i)any material and adverse extension or postponement of “Substantial Completion”, “Final Completion” or any related concepts under the Construction and Equipment Contracts, or the “Approved EPC Baseline Schedule” (and any “Recovery Plan” related thereto) referred to in Section 2.3 of the EPC Contract or any related concepts under the EPC Contract;

(ii)any material and adverse modification of any minimum performance levels or performance guarantee to materially reduce the level of such minimum or guaranteed performance under any Construction and Equipment Contract;
(iii)any material and adverse reduction of any liquidated damage amount under the Construction and Equipment Contract;
(iv)any material and adverse changes to the definition of, procedures for, or results of the Performance Tests;
(v)any Project Document Modification of the EPC Contract other than (A) Project Document Modifications permitted in accordance with Section 6.27) and (B) ministerial or administrative amendments, modifications, waivers, consents and approvals; and
(vi)any Project Document Modification that could reasonably be expected to have a Material Adverse Effect.
6.12.2Borrower shall not without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned, or delayed so long as no Event of Default has occurred and is continuing, amend, supplement, waive or otherwise modify the Governing Documents of Borrower, if the result could reasonably be expected to have a material and adverse effect on Lender or their rights or remedies under the Credit Documents, including, the issuance of any Securities in Borrower other than Borrower’s issuance of additional common Securities to Pledgor.
6.12.3Borrower shall not seek to or petition to amend, modify, supplement or take any similar actions with respect to any Applicable Permit, except for such amendments, modifications, supplements or similar actions that (a) are required by Legal Requirements or (b) could not reasonably be expected to have a Material Adverse Effect.
6.12.4Except as could not reasonably be expected to have a Material Adverse Effect, Borrower shall not amend or otherwise modify the Project Management Agreement or the Administration and Management Agreement if such amendment or modification (a) reduces, in any material respect, the scope of services to be provided thereunder or (b) increases the aggregate amount of the fees payable annually thereunder by Borrower (other than reimbursement or indemnification obligations and amounts intended to reimburse for costs of the applicable counterparty).
6.12.5Borrower shall not enter into any new Project Documents that is a project management agreement or administration management agreement unless such agreement is in the best interest of, and on terms fair and reasonable to, Borrower and the project management support services provider or the administration management agreement, as applicable, thereunder is an Affiliate of Borrower, a Qualified Services Provider or otherwise reasonably acceptable to Lender.
6.13Name and Location; Fiscal Year. Borrower shall not change its name, its jurisdiction of organization, the location of its principal place of business, its organization identification number or its fiscal year (which, as of the Closing Date, is the calendar year) without providing 30 days prior written notice to Lender, Administrative Agent and Collateral Agent.
6.14Assignment. Borrower shall not assign its rights hereunder, under the other Credit Documents or under any Major Project Document to any Person, except as set forth in this Agreement and the other Credit Documents.

6.15Collateral Accounts. Borrower shall not maintain or use any deposit or securities accounts other than the Collateral Accounts without the prior written consent of Lender.
6.16Hazardous Substances. Borrower shall not Release into the Environment any Hazardous Substances in violation of any Environmental Laws, including Legal Requirements or Applicable Permits issued thereunder. Should such a Release occur, Borrower shall timely report the Release to the appropriate Governmental Authorities if required by applicable Environmental Law and promptly and diligently remediate or cause to be remediated the Release in compliance with all applicable Governmental Rules (including Environmental Law).
6.17Additional Project Documents. Borrower shall not enter into, become a party to, or become liable under any Additional Project Document without the consent of Lender to the extent entering into such Additional Project Document could reasonably be expected to have a Material Adverse Effect.
6.18Assignment by Third Parties. Without prior written consent of Lender or unless provided in a Consent, Borrower shall not consent to the assignment of any obligations under any Major Project Document by any counterparty thereto other than to a Replacement Obligor.
6.19Acquisition of Real Property. Borrower shall not acquire or lease any material real property or other material interest in real property (excluding the acquisition of any easements or licenses, or the acquisition (but not the exercise) of any options to acquire any such interests in real property) other than the Site and other interests in real property acquired on or prior to the Closing Date, unless Borrower shall have delivered to Lender an Environmental Site Assessment with respect to such real property and, if a “Phase II” environmental site assessment is recommended by the consultant that performed the Environmental Site Assessment, a “Phase II” environmental site assessment regarding the recognized environmental conditions identified in the Environmental Site Assessment with respect to such property, in each case, along with a corresponding reliance letter from the consultant issuing such site assessment(s), in form and substance reasonably satisfactory to Lender, confirming either that (a) any Hazardous Substances detected in, on or under such real property are of a nature or in concentrations that would not reasonably be expected to impose on Borrower a material liability under Environmental Law or (b) in the reasonable professional judgment of the consultant, the conditions and risks associated with such Hazardous Substances are otherwise being diligently addressed in accordance with the requirements of Environmental Law and the anticipated liabilities to the owner or operator of such real property or real property interest (including assessment and cleanup costs) and anticipated date that such conditions will be fully resolved in accordance with the requirements of Environmental Law and to the satisfaction of the relevant Governmental Authority.
6.20ERISA Matters. Borrower shall not have any employees. Borrower shall not implement any employee benefit plan, program, agreement or arrangement. Borrower shall not cause or permit to exist any ERISA Event that, individually or together with all other ERISA Events that have occurred, would reasonably be expected to result in an Event of Default.
6.21Use of Site. Borrower shall not use, or permit to be used, the Site for any purpose other than for the construction, operation and maintenance of the Project and ancillary uses reasonably related thereto as contemplated by the Transaction Documents or to provide access rights to neighboring landowners, easement holders and tenants, in each case to the extent that such access rights constitute Permitted Liens and would not jeopardize Borrower’s status as an Exempt Wholesale Generator.
6.22Tax Election. No Borrower Party shall make an election to be classified for U.S. federal or applicable state and local income or franchise tax purposes as an association taxable as a corporation, without prior written consent or authorization from Lender, which consent or authorization shall not be unreasonably withheld, conditioned or delayed.
6.23Tax Sharing Agreements. No Borrower Party shall enter into any tax sharing agreements with any other entity.
6.24Hedging Agreements. Borrower shall not enter into any Hedging Agreements except any Permitted Commodity Hedge Agreement.
6.25Lease Transactions. Borrower shall not enter into any transaction after the date hereof for the lease of any assets, whether operating leases, capital leases or otherwise, other than any one or more of the following: (a) any lease constituting Permitted Debt, (b) leases of automobiles, office equipment or other real or personal property pursuant to which the annual lease payments by Borrower do not exceed $10,000,000 in the aggregate in any fiscal year, (c) any leases or other transactions contemplated in the then applicable Annual Operating Budget, and (d) any other lease consented to by Lender (such consent not to be unreasonably withheld, conditioned, or delayed).
6.26Capital Expenditures. After the Commercial Operation Date, Borrower shall not make any Capital Expenditures other than Permitted Capital Expenditures, other Capital Expenditures consistent with the Annual Operating Budget and Emergency Operating Costs to the extent such costs are Capital Expenditures and to the extent such Capital Expenditures are funded from Additional Equity Contributions made to Borrower by or on behalf of Pledgor.
6.27Construction Budget Contingency; Change Orders.
6.27.1Changes to Construction Budget.
(a)Borrower shall not amend, revise or modify the Construction Budget without the consent of Lender (acting in consultation with the Independent Engineer, such consent not to be unreasonably withheld, conditioned, or delayed so long as no Event of Default has occurred and is continuing), except to the extent any such amendment, revision or modification either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect.
(b)Subject to Section 6.27.1(c), after giving effect to all other reallocations, amendments, revisions or modifications pursuant to Section 6.27.1(a) equal to or exceeding $10,000,000, any reallocation, amendment, revision or modification of the “contingency” line item specified in the Construction Budget in respect of individual items equal to or exceeding $5,000,000 shall require the approval of Lender (such consent not to be unreasonably withheld, conditioned, or delayed) in consultation with the Independent Engineer.
(c)Any reallocation, amendment, revision or modification of the Construction Budget in excess of $10,000,000 (together with all other reallocations, amendments, revisions or modifications pursuant to Sections 6.27.1(a) and 6.27.1(b)) shall require the approval of Lender.
(d)Borrower shall promptly deliver to Lender a copy of any revisions to the Construction Budget effected without the consent of Lender pursuant to this Section 6.27.1.
6.27.2Change Orders. Borrower shall not accept, approve or otherwise enter into any change order (or similar amendment) under any Construction and Equipment Contract without the prior consent of Lender (acting in consultation with the Independent Engineer, such consent not to be unreasonably withheld, conditioned, or delayed so long as no Event of Default has occurred and is continuing), provided, that no such consent shall be required if (x) such change order (or similar amendment) is contemplated in the Construction Budget or is funded solely pursuant to the contingency line item in the Construction Budget to the extent permitted under Section 6.27.1 above without the consent of Lender, (y) such change order (or similar amendment) is immaterial, is of a technical nature and is without monetary impact or the monetary impact is less than $10,000,000 and could not reasonably be expected to cause a Material Adverse Effect or (z) such change order (or similar amendment) (i) is funded solely by Additional Equity Contributions and/or Fronted Equity Contributions and (ii) would not require the consent of Lender pursuant to Section 6.12.1(b).
6.28Performance Tests and Substantial Completion. Borrower shall not accept the results of any Performance Test or any notice of Substantial Completion under the Construction and Equipment Contracts without the prior consent of Lender in consultation with the Independent Engineer.

6.29Anti-Terrorism; AML Laws; Anti-Corruption; Sanctions. Borrower shall, and shall use reasonable best efforts to cause each other Borrower Party to:
(a)not lend, contribute or otherwise make available any proceeds of the Loans, directly or indirectly, to any (i) Person that is, or is an Affiliate of a Person that is a Sanctioned Person or Sanctioned Country, or is described by or designated in any Anti-Terrorism Order, (ii) any Person or Affiliate of a Person in a manner that would violate applicable Sanctions, AML Laws, Anti-Corruption Laws or Anti-Terrorism Laws; or (iii) any Person or Affiliate of a Person in a manner that would reasonably be expected to cause such Person or Affiliate to violate applicable Sanctions, AML Laws, Anti-Corruption Laws or Anti-Terrorism Laws;
(b)not fund all or part of any repayment under the Loans out of proceeds derived from transactions which would be prohibited by the Sanctions, AML Laws, Anti-Corruption Laws or Anti-Terrorism Laws or would otherwise be reasonably expected to cause any Person to be in breach of any Sanctions, AML Laws, Anti-Corruption Laws or Anti-Terrorism Laws applicable to them;
(c)not request any Borrowing, and Borrower shall not use, and shall procure that its directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor, lender, investor, hedge provider, agent or otherwise); and
(d)ensure that appropriate controls and safeguards are in place designed to prevent any proceeds of the Loans from being used contrary to clauses (a) through (c) above.
6.30Prohibited Persons. No Borrower Party or Major Project Participant shall become (whether through a transfer or otherwise) a Prohibited Person.
6.31Auditors and Accounting. Borrower shall not change its independent certified accountant (unless as a result of a corporate reorganization or restructuring of such accountant) or make any material change in its accounting policies or financial reporting practices without consent of Lender (such consent not to be unreasonably withheld, conditioned, or delayed), except as required by GAAP or as a result of a change in the independent certified accountant, accounting policies or financial reporting practices of Guarantor.
6.32Press Releases. Neither the Borrower Parties, nor any of their respective Affiliates or representatives, may issue any press release or, except as required by applicable law, make any other public statement directly or indirectly relating to the Credit Documents, the transactions contemplated by the Credit Documents or PUCT’s involvement in the Project without PUCT’s prior written consent.
Article 7
EVENTS OF DEFAULT; REMEDIES
7.1Events of Default. Following the Closing Date, the occurrence of any of the following events shall constitute an event of default (each, an “Event of Default”) hereunder:
7.1.1Failure to Make Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement (a) any principal on any Loan on the date that such sum is due, (b) any interest on any Loan within three Business Days after the date such sum is due, (c) any scheduled fee, cost, charge or sum (not referred to in clause (a) or (b) of this Section 7.1.1) due hereunder or under any other Credit Documents within eight Business Days of the date that such sum is due, or (d) any other fee, cost, charge or other sum due under this Agreement or the other Credit Documents within five Business Days after Lender has provided written notice to Borrower that such sum is due.
7.1.2Bankruptcy; Insolvency. A Borrower Party shall become subject to a Bankruptcy Event.
7.1.3Cross Defaults. Borrower shall default for a period beyond any applicable grace period (a) in the payment of any principal, interest or other amount due under any agreement involving Debt (other than Debt under the Credit Documents) and the outstanding amount or amounts payable under any such agreement equals or exceeds $20,000,000 in the aggregate, (b) in the performance of any obligation due under any agreement involving such Debt if pursuant to such default, the holder of the obligation concerned has accelerated the maturity of any such Debt evidenced thereby which equals or exceeds $20,000,000 in the aggregate or (c) on and after Commercial Operation, any “event of default” or “termination event” shall occur under any Permitted Commodity Hedge Agreement or any other failure to make any payment or to perform any obligation due under any Permitted Commodity Hedge Agreement if the effect thereof is to cause outstanding amounts to become payable by Borrower thereunder in excess of $20,000,000.
7.1.4Judgments. A final judgment or judgments shall be entered against Borrower in the amount of $10,000,000 or more (other than, in each case, (a) a judgment which is fully covered by insurance or discharged within 60 days after its entry, or (b) a judgment, the execution of which is effectively stayed within 60 days after its entry or (c) a judgment is satisfied within 60 days after its entry).
7.1.5Environmental Claims. An Environmental Claim is issued, filed, or asserted that would reasonably be expected to give rise to liability of Borrower in excess of $5,000,000, materially delay the Project, or impose materially adverse restrictions, limitations, or conditions on construction or operation of the Project.
7.1.6ERISA. One or more ERISA Events shall have occurred that, individually or when taken together with all other ERISA Events that have occurred, could be reasonably expected to result in a Material Adverse Effect.
7.1.7Breach of Terms of Agreement.
(a)Defaults Without Cure Periods. Borrower shall fail to perform or observe any of the covenants set forth in Section 5.1 (Use of Proceeds), Section 5.4.1(c) (Notices), Section 5.9(a) (Existence), Section 5.17 (Special Purpose Entity), Section 5.18 (Patriot Act) or Article 6 (Negative Covenants).
(b)Performance Covenant. Borrower shall fail to perform or observe the Performance Covenant; provided, that no Default or Event of Default shall arise with respect to such failure, if Borrower is in compliance with its obligations set forth in Section 5.27.2 and Section 5.27.3.
(c)Other Defaults. Borrower or Pledgor shall fail to perform or observe any of its covenants set forth hereunder or any other Credit Document not otherwise specifically provided for in Section 7.1.7(a), Section 7.1.7(b) or elsewhere in this Article 7, and such failure shall continue unremedied (i) for a period of 30 days with respect to the provisions of Section 5.3 (Warranty of Title) or (ii) for a period of 30 days after Borrower or Pledgor, as applicable, has Knowledge thereof or receives written notice thereof from Lender; provided, that with respect to clause (ii) if (A) such failure cannot be cured within such 30 day period, (B) such failure is susceptible of cure within 90 days, (C) Borrower or Pledgor, as applicable, is proceeding with diligence and in good faith to cure such failure, (D) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, and (E) Lender shall have received a certificate signed by a Responsible Officer to the effect of clauses (A), (B), (C) and (D) above and stating what action

Borrower or Pledgor, as applicable, is taking to cure such failure, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days as shall be necessary for Borrower or Pledgor, as applicable, diligently to cure such failure.
7.1.8Loss of Collateral. Any substantial portion of the Collateral is damaged, seized or appropriated without the right to receive sufficient applicable insurance proceeds (subject to the underlying deductible) or otherwise without fair value being paid therefor so as to allow replacement of such Collateral and/or prepayment of Loans in accordance with Section 5.29 and to allow Borrower to continue satisfying its material obligations hereunder and under the other Transaction Documents to which it is a party, after giving effect to any applicable insurance coverage or other proceeds received or reasonably expected to be received for such event.
7.1.9Regulatory Status.
(a)Following the date upon which Borrower files its notice of self-certification of Exempt Wholesale Generator status with FERC, Borrower shall have tendered notice to FERC that Borrower has ceased to be an Exempt Wholesale Generator, FERC shall have issued an order determining that Borrower no longer meets the criteria of an Exempt Wholesale Generator or takes other action revoking such Exempt Wholesale Generator status, or Borrower otherwise loses its Exempt Wholesale Generator status under PUHCA, and, in any case, Borrower has not obtained, or is not diligently obtaining, an exemption or waiver from regulation under PUHCA that provides benefits substantially equivalent to that of Exempt Wholesale Generator status and such exemption or waiver could not reasonably be expected to have a Material Adverse Effect.
(b)Borrower shall become subject to regulation by the PUCT as an “electric utility,” “transmission and distribution utility,” “retail electric provider” or “public utility”, each as defined in PURA, and such event could reasonably be expected to have a Material Adverse Effect.
7.1.10Abandonment. (a) Borrower shall announce that it is abandoning the Project, or (b) the construction or operation of the Project shall be abandoned for a period of more than 90 consecutive days for any reason (other than force majeure, but only so long as Borrower is diligently attempting to end any outage resulting therefrom). For the avoidance of doubt, none of (i) scheduled maintenance of the Project, (ii) repairs to the Project, whether or not scheduled, (iii) a forced outage or scheduled outage of the Project, (iv) a Loss Event, (v) an Event of Eminent Domain or (vi) any other event that is not caused by or due to the fault of any Borrower Party, shall constitute abandonment of such Project, so long as Borrower is diligently attempting to end any outage resulting therefrom.
7.1.11Security. Any of the Collateral Documents, shall, except as the sole and direct result of the acts or omissions of any Agent or the Secured Parties and other than with respect to an immaterial portion of the Collateral, fail to provide to Collateral Agent, for the benefit of the Secured Parties, the Liens, security interest having the priority required by this Agreement or the relevant Collateral Documents, rights, titles, interest, remedies permitted by law, powers or privileges intended to be created thereby or, except in accordance with its terms, cease to be in full force and effect, or the validity thereof having the priority required by this Agreement or the relevant Collateral Documents or the applicability thereof to the Loans or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of Borrower or, in respect of the Pledge Agreement, Pledgor (other than following the satisfaction in full of the Obligations or any other termination of a Collateral Document in accordance with the terms hereof and thereof).
7.1.12Change of Control; Prohibited Person. As of the date,
(a)a Change of Control shall have occurred; provided, that no Event of Default shall occur as a result of a Change of Control if (i) Borrower submitted a Change of

Control Application in form and substance satisfactory to Lender, (ii) subsection (h)(1)(H) of the Rules were complied with prior to the Change of Control and (iii) the PUCT provided its prior written consent to the Change of Control; or
(b)as of the date a Person first acquires direct or indirect ownership of 10% or more of the voting or economic interests in any Borrower Party, such person is a Prohibited Person or a Disqualified Owner.
7.1.13Unenforceability of Credit Documents. At any time after the execution and delivery thereof, any material provision of any Credit Document shall cease to be in full force and effect (other than by reason of the satisfaction in full of the Obligations of Borrower and Pledgor or any other termination of a Credit Document in accordance with the terms hereof or thereof), any Credit Document shall be declared null and void by a Governmental Authority of competent jurisdiction, Borrower or any other Person contests in writing the validity or enforceability of any material provision of any Credit Document or Borrower or any other Person denies in writing that it has any or further liability or obligation under any Credit Document, or purports in writing to revoke, terminate or rescind any Credit Document.
7.1.14Misstatements; Omissions. Any representation, warranty, certification, statement of fact made or deemed made by or on behalf of Borrower or any other Borrower Party herein, in any other Credit Document or in any document or certificate delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; provided, however, that if (a) the fact, event or circumstance resulting in such incorrect or misleading representation or warranty is capable of being cured, corrected or otherwise remedied, and (b) such fact, event or circumstance resulting in such incorrect or misleading representation or warranty shall have been cured, corrected or otherwise remedied within 30 days (or if such incorrect or misleading representation or warranty is not susceptible to cure within 30 days, and Borrower, any Equity Contributing Party or any Credit Support Guarantor, as applicable, is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such 30-day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period)) from the earlier to occur of Borrower, any Equity Contributing Party or any Credit Support Guarantor, as applicable, obtaining Knowledge thereof or receiving written notice thereof from Lender, then such incorrect or misleading representation or warranty shall not constitute a Default or an Event of Default for purposes of the Credit Documents.
7.1.15Project Document Defaults.
(a)Borrower Breach. Borrower shall be in breach of, or in default under, a Major Project Document and such breach or default (x) shall continue unremedied for 30 days after the end of the applicable cure period specified therein and (y) could reasonably be expected to cause a Material Adverse Effect; provided, that if (i) such failure cannot be cured within such 30 day period, (ii) such failure is susceptible of cure within 90 days, (iii) Borrower is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure has not had and could not, after considering the nature of the cure, be reasonably expected to have a Material Adverse Effect, and (v) Lender shall have received a certificate signed by a Responsible Officer to the effect of clauses (i), (ii), (iii) and (iv) above and stating what action Borrower is taking to cure such failure, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days as shall be necessary for Borrower to cure such failure.
(b)Third Party Breach and Bankruptcy.

(i)Any Major Project Participant shall be in breach of, or in default under, the Major Project Documents after the end of the applicable cure period specified therein; provided, that no Event of Default shall occur as a result of any such breach or default if (A) in the case of any breach or default not involving a Bankruptcy Event of such Major Project Participant, (1) such breach or default is cured within 90 days from the time Borrower obtains Knowledge of such breach or default or (2) Borrower enters into a Replacement Project Document with a Replacement Obligor within such 90 day period or (B) in the case of a breach or default involving a Bankruptcy Event of such Major Project Participant, (1) the applicable Major Project Participant is substantially performing its remaining obligations with respect to the Major Project Documents to which it is a party, if any, and has affirmed, within the time prescribed by law (not to exceed 30 days), any Interconnection Agreement or any Construction and Equipment Contract to which it is a party, as applicable, and (2) Borrower enters into a Replacement Project Document with a Replacement Obligor within such 90 day period.
(ii)Any counterparty to a Project Document (other than the Major Project Documents) shall be in breach of, or in default under, any Project Document after the end of the applicable cure period specified therein and such breach or default could reasonably be expected to have a Material Adverse Effect; provided, that no Event of Default shall occur as a result of any such breach or default if (A) in the case of any breach or default not involving a Bankruptcy Event of such counterparty to a Project Document, (1) such breach or default is cured within 90 days from the time Borrower obtains Knowledge of such breach or default or (2) Borrower enters into a replacement Project Document that has terms and conditions that, taken as a whole, are no less favorable to Borrower than those of such Project Document being replaced within such 90 day period or (B) in the case of a breach or default involving a Bankruptcy Event of such counterparty to a Project Document, (1) the applicable counterparty is substantially performing its remaining obligations with respect to the Project Documents to which it is a party, if any, and has affirmed, within the time prescribed by law (not to exceed 30 days), the Project Documents to which it is a party or (2) Borrower enters into a replacement Project Document that has terms and conditions that, taken as a whole, are no less favorable to Borrower than those of such Project Document being replaced within such 90 day period.
(c)Third Party Consents. (i) Any Major Project Participant shall disaffirm or repudiate in writing its material obligations under any Consent and such disaffirmation or repudiation is not rescinded and revoked in writing by such Major Project Participant within 90 days thereof, (ii) any representation or warranty made by any Major Project Participant in a Consent shall be untrue or misleading in any material respect as of the time made and such untrue or misleading representation or warranty could reasonably be expected to result in a Material Adverse Effect, or (iii) a Major Project Participant shall breach any material covenant of a Consent and such breach could reasonably be expected to have a Material Adverse Effect; provided, that no Event of Default shall occur under clause (ii) or (iii) if (A) such breach or untrue or misleading representation or warranty is cured within 90 days from the time Borrower obtains Knowledge of such breach or untrue or misleading representation or warranty or (B) Borrower enters into a Replacement Project Document with respect to the contract or contracts to which such Consent relates with a Replacement Obligor within such 90 day period.
(d)Termination. (a) Any Major Project Document shall terminate or shall be declared null and void (except upon fulfillment of such party’s obligations thereunder or the scheduled expiration of the term of such Major Project Document) or (b) any material provision of any Major Project Document shall for any reason cease to be valid and binding on any party thereto (other than Borrower); provided, that no Event of Default under this clause (d) to the extent that (i) such provision is restored or replaced by a replacement provision in form and substance reasonably acceptable to Lender within 90 days thereafter or (ii) Borrower enters into a Replacement Project Document with a Replacement Obligor within 90 days thereafter.

7.1.16Loss of or Failure to Obtain Necessary Project Permits.
(a)Borrower shall fail to timely take or cause to be taken actions necessary to obtain, maintain or renew any Applicable Permit and such failure could reasonably be expected to have a Material Adverse Effect; provided, that no Event of Default shall occur so long as (i) Borrower or another Person for or on behalf of Borrower or otherwise for the benefit of the Project is diligently seeking to remedy such failure (or cause such failure to be remedied), (ii) Borrower continues to construct or operate the Project, or the Project is otherwise constructed or operated, as contemplated by the Credit Documents and the Major Project Documents in all material respects and (iii) at all times there has not occurred, nor after consideration of the nature of Borrower’s or such other Person’s efforts to remedy such failure (or cause such failure to be remedied), would there reasonably be expected to occur, a Material Adverse Effect.
(b)Any Applicable Permit necessary for the construction and operation of the Project and for Borrower’s performance of its obligations under the Major Project Documents shall be materially modified (other than modifications contemplated in a Major Project Document requested by Borrower or consented to in writing by Lender, which consent shall not be unreasonably withheld, conditioned, or delayed), revoked, canceled or not renewed by the issuing agency or other Governmental Authority having jurisdiction (or otherwise ceases to be in full force and effect) other than any such modification of, revocation of, cancellation of, failure to renew, or failure to maintain in full force and effect such Applicable Permit that is required by Legal Requirements or could not reasonably be expected to have a Material Adverse Effect; provided, that no Event of Default shall occur so long as (i) Borrower or another Person for or on behalf of Borrower or otherwise for the benefit of the Project is diligently appealing (or causing to be appealed) such modification, revocation, cancellation or non-renewal or is diligently obtaining a new Permit to replace the revoked, canceled, or non-renewed Applicable Permit, which new Permit can be obtained without material delay to the construction or operation of the Project, (ii) Borrower continues to construct or operate the Project, or the Project is otherwise constructed or operated, as contemplated by the Credit Documents and the Major Project Documents in all material respects and (iii) at all times there has not occurred, nor after consideration of the nature of Borrower’s or such other Person’s efforts in respect of such appeal, would there reasonably be expected to occur, a Material Adverse Effect.
7.1.17Commercial Operation Longstop Date. The Commercial Operation Date shall not have occurred by the Commercial Operation Longstop Date.
7.1.18Equity Contribution Agreement and Guaranty; Credit Support Document. (a) The Pledgor shall fail to pay when due any amounts due pursuant to Section 2.1 (Contribution Obligations) or Section 4.1 (Required Purchase of Participating Interest) of the Equity Contribution Agreement and Guaranty (after enforcement of any Credit Support Document provided in support of such obligation), (b) any Equity Contributing Party shall fail to pay when due any amounts due pursuant to Section 2.2 (Guaranty) of the Equity Contribution Agreement and Guaranty (after enforcement of any Credit Support Document provided in support of such obligation), (c) any Equity Contributing Party or Credit Support Guarantor shall fail to deliver a Credit Support Document (or provide any replacement thereof) as required by the Equity Contribution Agreement and Guaranty or (d) any Equity Contributing Party or any Credit Support Guarantor shall have failed to perform their respective obligations under the Equity Contribution Agreement and Guaranty or Credit Support Guarantee, as applicable, in each case in accordance with the Equity Contribution Agreement and Guaranty or Credit Support Guarantee, as applicable, prior to the end of applicable cure periods specified therein, and, in each case, such failure shall continue unremedied for a period of five Business Days.

7.1.19Prohibited Persons. Any Borrower Party or Major Project Participant shall be or shall have become a Prohibited Person where the relevant Prohibited Person issue has not been mitigated timely in accordance with Section 5.7.4.
7.2REMEDIES.
7.2.1Upon the occurrence and during the continuation of an Event of Default, Lender may, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands (other than notices expressly required by the Credit Documents) being waived, exercise any or all of the following rights and remedies, in any combination or order that Lender may elect, in addition to such other rights or remedies as the Secured Parties may have hereunder, under the Collateral Documents or at law or in equity:
(a)No Further Loans. Cancel all Commitments, refuse, and Lender shall not be obligated, to continue any Loans, make any additional Loans, and no Agent shall be required, to make any payments, or permit the making of payments, from any Collateral Account or any Loan proceeds or other funds held by such Agent under the Credit Documents or on behalf of Borrower; provided, that in the case of an Event of Default occurring under Section 7.1.2 with respect to Borrower, all such Commitments shall be cancelled and terminated without further act of any Agent or any other Secured Party.
(b)Cure by Lender. Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower or disburse amounts from any Collateral Account to cure (a) any Event of Default or Default hereunder, and (b) any default and directly, or through any Agent, render any performance under any Project Document as Lender in its sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Secured Parties’ interests therein or for any other reason. All sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to Lender or Collateral Agent, as the case may be, on demand and shall be secured by the Credit Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the aggregate amount of the Commitment.
(c)Acceleration. Declare and make all or a portion of the sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement, together with all unpaid fees, costs (including liquidation costs) and charges due hereunder or under any other Credit Document, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay Lender or the other Secured Parties an amount in immediately available funds equal to the aggregate amount of any outstanding Obligations of Borrower; provided, that if an Event of Default occurs under Section 7.1.2 with respect to Borrower, all such amounts shall become immediately due and payable without further act of Lender, Collateral Agent, or the other Secured Parties.
(d)Cash Collateral. Apply or execute upon any amounts on deposit in any Collateral Account, or any proceeds or any other moneys of Borrower on deposit with Collateral Agent, any Depositary Bank or any other Secured Party in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral. Without limiting the foregoing, Lender shall have all rights and powers with respect to the Loan proceeds, the Collateral Accounts and the contents of the Collateral Accounts as it has with respect to any other Collateral and may apply, or cause the application of, such amounts to the payment of interest, principal, fees, costs, charges or other amounts due or payable to the

Secured Parties with respect to the Loans in accordance with the Collateral Documents. Borrower shall not have any rights or powers with respect to such amounts.
7.2.2In addition to the foregoing, Collateral Agent and the other Secured Parties shall, at the direction of Lender, at any time while an Event of Default has occurred and is continuing be entitled to exercise all remedies under the UCC and any Governmental Rule.
7.2.3With respect to any Default or Event of Default of the Performance Covenant, the Parties agree that monetary damages would be difficult to determine and would not adequately compensate Lender and that Lender shall have the right, by action in mandamus or for specific performance, to compel performance of Borrower’s obligation to meet the requirements of the Performance Covenant.
7.2.4Borrower does hereby irrevocably consent to the statutory remedies set forth in Texas Utilities Code Chapter 34.0108 of the Public Utility Regulatory Act, including the appointment of a receiver upon, or at any time after, an Event of Default.
7.3Escrow Amount.
7.3.1Escrow Account; Funds Management Agreement.
(a)From and after the Closing Date, Escrow Funds shall be maintained at all times in the Escrow Account and maintained in accordance with the terms and conditions of the Funds Management Agreement.
(b)Pursuant to the Funds Management Agreement, the Trust Company shall (i) not invest the Escrow Funds, (ii) have no obligation with respect to the Escrow Account and the Escrow Funds deposited therein other than as provided in Section 2.14 (Escrow Amounts) of the Funds Management Agreement, and (iii) disburse the Escrow Funds only upon receipt of a Letter of Instruction from Lender in accordance with the requirements of the Funds Management Agreement.
(c)Borrower hereby acknowledges and agrees it has been provided with a copy of the Funds Management Agreement.
(d)For the avoidance of doubt, the Comptroller and the Trust Company have no obligation, responsibility, or liability for actions regarding the Standby Letter of Credit.
7.3.2Notice of Satisfaction.
(a)Borrower shall deliver to Lender, with copy to Administrative Agent and Collateral Agent, a Notice of Satisfaction signed by a Responsible Officer within five Business Days of the Resource Commissioning Date, and such Notice of Satisfaction shall specify the following:
(i)the Resource Commissioning Date;
(ii)the Closing Date;
(iii)if the Resource Commissioning Date occurs before the fourth anniversary of the Closing Date, evidence demonstrating the Project achieved the Resource Commissioning Date on or before the fourth anniversary of the Closing Date; and

(iv)if the Resource Commissioning Date occurs after the fourth anniversary, but before the fifth anniversary of the Closing Date, (A) evidence demonstrating the Project achieved the Resource Commissioning Date on or before the fifth anniversary of the Closing Date, and (B) a detailed statement of the extenuating circumstances that caused the delay in the Resource Commissioning Date from occurring by the fourth anniversary of the Closing Date.
7.3.3Release of Escrow Amount.
(a)If (i) Borrower delivers a Notice of Satisfaction in accordance with Section 7.3.2, (ii) Lender determines that the Escrow Conditions are satisfied, and (iii) neither Lender, nor any Agent on behalf of Lender, has exercised remedies in accordance with Section 7.2 or any of the Collateral Documents, then Lender will either (A) deliver a Letter of Instruction to the Trust Company instructing it to transfer the Escrow Funds to the account designated by Borrower in the Notice of Satisfaction, or (B) terminate the Standby Letter of Credit, as applicable.
(b)If (i) Borrower fails to deliver a Notice of Satisfaction in accordance with Section 7.3.2, (ii) Lender determines that the Escrow Conditions are not satisfied, or (iii) Lender, or any Agent on behalf of Lender, has exercised remedies in accordance with Section 7.2 or any of the Collateral Documents, then Lender will either (A) deliver a Letter of Instruction to the Trust Company instructing it to transfer the Escrow Funds to an account of TxEF in accordance with the Funds Management Agreement, or (B) draw on the Standby Letter of Credit in full and transfer the proceeds thereof to an account of TxEF in accordance with the Funds Management Agreement.
Article 8
SCOPE OF LIABILITY
Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, none of the Secured Parties shall have any claims with respect to the transactions contemplated by the Credit Documents against Affiliates of the Borrower Parties or any present or future holder (whether direct or indirect) of any Securities of any Borrower Party or any of their respective Affiliates (other than the Borrower Parties to the extent provided in the Operative Documents), shareholders, officers, directors, employees representatives, controlling persons, executives or agents (collectively, but in any case, excluding the Borrower Parties, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of law) being expressly waived hereby; provided, that the foregoing provision of this Article 8 shall not (i) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Credit Document and the same shall continue until fully paid, discharged, observed or performed, (ii) constitute a waiver, release or discharge of any Lien or security interest purported to be created pursuant to the Collateral Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral), (iii) limit or restrict the right of any Agent or any other Secured Party (or any assignee, beneficiary or successor to any of them) to name any Borrower Party or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Credit Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, (iv) in any way limit or restrict any right or remedy of any Agent or any other

Secured Party (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud, willful misrepresentation, or misappropriation of revenues, profits or proceeds from or of any Collateral that should or would have been paid as provided herein or paid or delivered to any Agent or any other Secured Party (or any assignee or beneficiary thereof or successor thereto) towards any payment required under any Credit Document, (v) affect or diminish in any way or constitute a waiver, release or discharge of any obligation, covenant, or agreement made by any of the Non-Recourse Persons (or any security granted by the Non-Recourse Persons in support of the obligations of any person) under or in connection with any Credit Document (or as security for the Obligations of Borrower), (vi) limit the right of any Secured Party to name any Non-Recourse Person as a party to any action to the extent necessary to enforce this Agreement, any other Credit Document or any Lien or security interest in the Collateral, (vii) release Borrower from its obligations under the Deed of Trust, (viii) release Pledgor from its obligations under the Pledge Agreement or the Equity Contribution Agreement and Guaranty, (ix) release any Equity Contributing Party from its obligations under the Equity Contribution Agreement and Guaranty or any Credit Support Guarantor from its obligations under any Credit Support Guarantee or (x) limit the liability of (1) any Person who is party to any Project Documents with Borrower or has issued any certificate or other statement in connection therewith with respect to such liability as may arise by reason of the terms and conditions of such Project Documents (but subject to any limitation of liability in such Project Document), certificate or statement, (2) any Person party to any Credit Document or (3) any Person rendering a legal opinion pursuant to any Credit Document, in each case under this clause (x) relating solely to the liability of such Person as may arise under such referenced agreement, instrument or opinion. The limitations on recourse set forth in this Article 8 shall survive the Discharge of Obligations.
Article 9
AGENTS; SUBSTITUTION
9.1Appointment. Lender hereby consents to the appointment of Wilmington Trust, National Association to act on its behalf as Administrative Agent hereunder and under the other Credit Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Unless otherwise expressly stated in this Article 9, the provisions of this Article 9 are solely for the benefit of Lender and Administrative Agent, and Borrower shall not have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Credit Documents (or any similar term) with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Lender also hereby appoints Wilmington Trust, National Association as Collateral Agent hereunder and under the other Credit Documents, and each of Lender and Administrative Agent hereby authorizes Wilmington Trust, National Association to act as Collateral Agent in accordance with the terms hereof and the other Credit Documents. Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Collateral Documents, as applicable. In performing its functions and duties hereunder and under the other

Collateral Documents, Collateral Agent shall act solely as an agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower Parties. Each Secured Party (other than Collateral Agent) authorizes Collateral Agent to take such action on their behalf and to exercise such powers, rights and remedies hereunder and under the other Collateral Documents as are specifically delegated or granted to Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Collateral Documents. Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Collateral Agent shall not have, by reason hereof or of any of the other Collateral Documents, a fiduciary relationship in respect of any Secured Party, and nothing herein or in any of the other Collateral Documents, expressed or implied, is intended to or shall be so construed as to impose upon Collateral Agent any obligations in respect hereof or of any of the other Collateral Documents except as expressly set forth herein or therein.
9.2Reliance. Each of the Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any certificate, notice, opinion, report, statement, request, direction, order or other document (including any cable, telegram, facsimile, electronic mail or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it. Each of the Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each of the Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by Lender and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Secured Parties. As to any other matters not expressly provided for by this Agreement, none of the Agents shall be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of Lender (except that none of the Agents shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, any other Credit Document or any Legal Requirement). Each of the Agents shall in all cases (including when any action by such Agent alone is authorized hereunder, if such Agent elects in its sole discretion to obtain instructions from Lender) be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of Lender, and such instructions of Lender and any action taken or failure to act pursuant thereto shall be binding on all of the Secured Parties.
9.3Non-Reliance. Lender represents that it has, independently and without reliance on the Agents, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Agents, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. None of the Agents shall be required to keep informed as to the performance or observance by Borrower or its Affiliates under this Agreement or the other Credit Documents or any other document referred to or provided for herein or therein to make inquiry of, or to inspect the properties or books of Borrower or its Affiliates.
9.4Defaults; Material Adverse Effect. None of the Agents shall be deemed to have knowledge or notice of the occurrence of any Default, Event of Default or Material Adverse Effect, unless a Responsible Officer of such Person has received a notice from Lender or any Borrower Party, referring to this Agreement, describing such Default, Event of Default or Material Adverse Effect and indicating that such notice is a notice of the occurrence of such default or Material Adverse Effect (as the case may be). Each Agent shall take such action with respect to such Default, Event of Default or Material Adverse Effect as is provided in Article 3, Article 7 or the terms of the Credit Documents, or if not provided for in Article 3, Article 7 or such Credit Documents, as such Agent shall be reasonably directed by Lender; provided, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default, Event of Default or Material Adverse Effect as it shall deem advisable in the best interest of Lender.
9.5Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying Lender and Borrower no later than 30 days prior to the effective date of such resignation. Each Agent may be removed (i) with cause upon notice thereof by Lender or (ii) without cause upon at least thirty (30) days prior written notice to such Agent. Upon any such resignation or removal of an Agent, Lender shall have the right to appoint a successor to such Agent. If no successor agent is appointed prior to the effective date of the resignation or removal of the Agent, such Agent may appoint, or petition a court of competent jurisdiction to appoint at Borrower’s expense, a successor Agent. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, under the Credit Documents by a successor Administrative Agent or Collateral Agent, as applicable, such successor Agent shall thereupon succeed to and become vested with all the rights (other than any rights to indemnity payments or other amounts owed directly to the retiring or removed Administrative Agent or Collateral Agent, as applicable), powers, privileges and duties of the applicable retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Administrative Agent only under the Credit Documents. After any retiring Administrative Agent’s resignation or removal hereunder, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Operative Documents. Any corporation or association into which Administrative Agent or Collateral Agent may be merged, sold, transferred or converted or with which Administrative Agent or Collateral Agent may be consolidated, or any corporation or association resulting from any merger, sale, transfer, conversion or consolidation to which Administrative Agent or Collateral Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of Administrative Agent or Collateral Agent, shall be the successor of Administrative Agent or Collateral Agent, as applicable, hereunder and under the other Credit Documents to which it is a party, without the execution or filing of any paper or any further act on the part of any of the parties hereto.
9.6Authorization. Lender authorizes and directs each Agent to execute this Agreement and the other Credit Documents to which it is a party on behalf of Lender or Secured Party and agrees that the Agents may take such actions on behalf of Lender or Secured Party as are contemplated by the terms of this Agreement or the Credit Documents. Lender hereby irrevocably authorizes each of the Agents to take such actions on behalf of Lender and to exercise such powers as are specifically delegated to such Person in such capacity by the terms and provisions hereof and of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto, and Lender hereby agrees to be bound by any such actions. Each Agent shall give notice to Lender of any Event of Default specified in this Agreement of which it has actual knowledge acquired in connection with the performance of its duties as an Agent hereunder.
9.7Agent Provisions.
9.7.1No Agent shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any other Credit Document.
9.7.2No Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Agent (including but not limited to any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, loss or malfunction of utilities, computer (hardware or software) or communications service, accidents, labor disputes, epidemics, pandemics or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility); provided, that the affected Agent uses reasonably diligent efforts to mitigate and resolve any such occurrence or event and resume performance of its obligations hereunder.
9.7.3To the extent that an Agent has the right to exercise discretion, make determinations or take actions pursuant to provisions of this Agreement and the other Credit Documents, the Agents hereby agree that, in any specific instance of exercising such discretion, making such determinations or taking such action, the Agents will exercise such discretion, make such determinations and take such actions in accordance with the written instructions from Lender in such instance with respect to the exercising of such discretion or the making of such determination. Notwithstanding the foregoing, Lender agrees that until the applicable Agent receives written instructions from Lender, such Agent may (but shall not be obligated to) reasonably exercise discretion, make determinations and take actions that it shall deem to be in the best interests of Lender. Without limiting the generality of the foregoing, to the extent that this Agreement or any other Credit Document requires an Agent to exercise any discretion or otherwise act or refrain from acting and the Agent believes that adequate instruction or direction is not provided by the express terms of this Agreement or any other Credit Document, the Agent shall promptly give notice (in such form as shall be appropriate under the circumstances) to Lender requesting instruction as to the course of action to be adopted. To the extent the Agent acts, or refrains from acting, in good faith in accordance with any written instruction of Lender, the Agent shall not be liable on account of such action to any Person. If an Agent shall not have received appropriate instruction within ten days of such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action or omission as it shall deem to be in the best interests of Lender, and shall have no liability to any Person for such action or inaction.
9.7.4No Agent nor any of their respective officers, partners, directors, employees or agents shall be liable for any action taken or omitted by such Agent under or in connection with any of the Credit Documents, except to the extent caused by such Agent’s (or its officers’, partners’, directors’, employees’ or agents’) fraud, gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.
9.7.5The permissive right of an Agent to take or refrain from taking action hereunder or under any of the other Credit Document shall not be construed as a duty.
9.7.6To the extent permitted by applicable law, anything in this Agreement or in any of the Credit Document notwithstanding, in no event shall any Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if such Agent has been advised as to the likelihood of such loss or damage and regardless of the form of action.
9.7.7Each Agent may execute any of its duties under this Agreement and the Credit Documents (including for purposes of holding or enforcing any Lien on the Collateral or any portion thereof granted under the Collateral Documents or of exercising any rights or remedies thereunder) by or through agents or attorneys in fact and such Agent shall not be responsible for the acts, omissions, negligence or misconduct of any such agent or attorney appointed absent gross negligence or willful misconduct. Each Agent shall also be entitled to advice of counsel and other consultants or experts of its choice concerning all matters pertaining to the Credit Documents and each Agent shall be entitled to rely upon, and shall not be liable for any action taking or omitted to be taken in accordance with, the advice of such counsel.

9.7.8No Agent shall be responsible for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any Collateral Document, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to the Secured Parties, or by or on behalf of Borrower, to any Secured Party, or Agent in connection with the Collateral Documents, and the transactions contemplated thereby or for the financial condition or business affairs of Borrower or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Collateral Documents, or as to the use of the proceeds of the extensions of credit thereunder or as to the existence or possible existence of any Event of Default or to make any disclosures with respect to the foregoing.
9.7.9No Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.
9.7.10No Agent shall have any liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts.
9.7.11No Agent shall have any obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate any security interest granted to such Agent pursuant to any Credit Document.
9.7.12No Agent shall be responsible for nor have any duty to monitor the performance or any action of Borrower or any other party to this Agreement or any other Credit Document, or any of their directors, members, officers, agents, affiliates or employee, nor shall they have any liability in connection with the malfeasance or nonfeasance by such parties.
9.7.13. No Agent shall have any obligation to act hereunder or under any other Credit Document unless it is first provided with an indemnification satisfactory to such Agent (in its sole discretion) with respect thereto.
9.7.14If at any time any Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any collateral), such Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if such Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, such Agent shall not be liable to any of the parties hereto or to any other person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
9.8Additional Collateral Agent Provisions.
9.8.1Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or with any of the other Collateral Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder (whether by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by Collateral Agent) unless and until Collateral Agent shall have received written instructions in respect thereof from Lender and, upon receipt of such written instructions from Lender, Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and the other provisions of this Agreement, unless such action (i) violates applicable law, (ii) is not in accordance with the terms of the Collateral Documents, or (iii) would expose Collateral Agent to personal liability. Without prejudice to the generality of the foregoing, (A) Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons (without any duty (express or implied) of Collateral Agent to investigate or verify the genuineness or correctness of any fact stated therein or propriety of the signatory or deliverer or otherwise the validity or enforceability thereof), and shall be entitled to rely and shall be protected in relying on advice, opinions and judgments of attorneys (who may be attorneys for the Borrower Parties), accountants, experts and other professional advisors selected by it (and shall have no duty whatsoever to investigate or verify whether any such signature is genuine or authorized or whether the information in any such communication, instrument or other document is genuine or accurate); and (B) no Secured Party shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Collateral Documents in accordance with the written instructions of Lender.
9.8.2Beyond the exercise of reasonable care in the custody thereof and as otherwise specifically set forth herein, Collateral Agent shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by Collateral Agent in good faith.
9.8.3Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes fraud, gross negligence or willful misconduct on the part of Collateral Agent as determined in a final non-appealable judgment by a court of competent jurisdiction, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Borrower Parties to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
9.8.4In the event that Collateral Agent is required to acquire title to any property for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in Collateral Agent’s sole discretion may cause Collateral Agent to be considered an “owner or operator” under the provisions of CERCLA, or otherwise cause Collateral Agent to incur liability under CERCLA or any other federal, state or local law, Collateral Agent reserves the right, instead of taking such action, to either resign as Collateral Agent or arrange for the transfer of the title or control of the asset to a court appointed receiver. Collateral Agent shall not be liable to the Secured Parties, the Borrower Parties or any other Person for any Environmental Claims under any federal, state or local law, rule or regulation by reason of Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or, except to the extent attributable to Collateral Agent’s gross negligence or willful misconduct, relating to the discharge, release or threatened release of Hazardous Substances into the environment. If at any time it is necessary or advisable for any part of any of the Borrower Parties’ property that constitutes Collateral to be possessed, owned, operated or managed by any Person (including Collateral Agent) other than Borrower or the Secured Parties, Lender shall direct Collateral Agent to appoint an appropriately qualified Person (excluding Collateral Agent) who it shall designate to possess, own, operate or manage, as the case may be, such part of the Borrower Parties’ property.
9.8.5The rights, privileges, protections, immunities and benefits given to Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, Collateral Agent in each of its capacities hereunder (including Administrative Agent), and each agent, custodian and other Person employed to act hereunder.
9.8.6Collateral Agent may request that any Borrower Party or Lender deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any of the other Collateral Documents, which certificate may be signed by any person authorized to sign such a certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
Article 10 INDEPENDENT ENGINEER
10.1Removal and Fees. Lender may remove from time to time after the Closing Date, the Independent Engineer and Lender may appoint a replacement. Notice of any replacement Independent Engineer shall be given by Lender to Borrower and the Independent Engineer being replaced. All reasonable and documented fees and expenses of the Independent Engineer (whether the original one or replacements) shall be paid by Borrower pursuant to agreements reasonably acceptable to Borrower; provided, that no such acceptance shall be required at any time an Event of Default shall have occurred and be continuing. Notwithstanding the foregoing, Borrower shall cause an Independent Engineer to be appointed at all times during the term of the Loan.
10.2Certification of Dates. Lender will request that the Independent Engineer act diligently in the issuance of all certificates required to be delivered by the Independent Engineer hereunder, if their issuance is appropriate. Borrower shall use commercially reasonable efforts to provide the Independent Engineer with reasonable notice of the expected occurrence of any dates or events requiring the issuance of such certificates.
Article 11
MISCELLANEOUS
11.1Addresses.
(a)Any communications among the parties hereto or notices provided herein to be given may be given to the following addresses:
If to Lender:     Public Utility Commission of Texas
Attention: Texas Energy Fund Program Manager
1701 N. Congress Avenue
PO Box 13326
Austin, Texas 78711
Telephone No.
E-mail: @txenergyfund.texas.gov
E-mail: @puc.texas.gov

Posting: Platform
With a copy to:    Holland & Knight LLP
    Attention: Jacob Lawler
    98 San Jacinto Boulevard, Suite 1900
Austin, Texas 78701
E-mail: @hklaw.com

If to Administrative Agent:     Wilmington Trust, National Association
Attention: Jessica Jankiewicz
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Telephone No.
E-mail: @wilmingtontrust.com
If to Collateral Agent:     Wilmington Trust, National Association
Attention: Jessica Jankiewicz
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Telephone No.
E-mail: @wilmingtontrust.com
If to Borrower:    NRG Cedar Bayou 5 LLC
c/o NRG Energy, Inc.
Attention: Treasurer, Chief Financial Officer and General Counsel
804 Carnegie Center
Princeton, NJ 08540
Telephone No.
E-mail: @nrg.com

(b)Subject to the requirements of clauses (c) and (e) below, all such notices or other communications required or permitted to be given hereunder and the other Credit Documents shall be in writing and shall be considered as properly given (i) if delivered in person, (ii) if sent by overnight delivery service (including Federal Express, UPS, ETA, Emery, DHL, AirBorne and other similar overnight delivery services), (iii) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, (iv) if sent by facsimile with receipt confirmed by telephone, (v) by e-mail or other electronic transmission (an “Electronic Transmission”) or (vi) with respect to notices or other communications to Borrower, via the Platform. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or Electronic Transmission shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4:00 p.m., Austin, Texas, and if transmitted after that time, on the next following Business Day; provided, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving 30 days’ notice to the other parties in the manner set forth above.
(c)Each Borrower Party shall use all reasonable efforts to provide to Lender all information, documents and other materials that it is obligated to furnish to Lender pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (collectively, the “Communications”), by posting to the Platform (a “Posting”).
(d)Any Borrower Party may deliver to any Agent, as the case may be, any Communication by Electronic Transmission.
(e)Any Posting and any Electronic Transmission shall be subject to the following terms:
(i)Any Posting or Electronic Transmission must be sent by a Responsible Officer of the applicable Borrower Party (or any other authorized representative).
(ii)Unless Lender or the applicable Agent otherwise prescribes, (A) Communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) and (B) Communications posted to the Platform shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (A), of notification that such Communication is available on the Platform.
(iii)If any Posting fails to be uploaded or if any Electronic Transmission is returned to the sender as undeliverable, the material included in such Posting or Electronic Transmission, as applicable, must be delivered to the intended recipient in another manner permitted by this Section 11.1.
(iv)Each certificate, collateral report, notice or instruction to or other material contained in a Posting or Electronic Transmission must be in a “pdf” or other imaging format. Any signature on a certificate, collateral report or other material contained in a Posting or Electronic Transmission shall constitute a valid signature for purposes hereof. Each Secured Party may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an “authenticated” record for purposes of the UCC and shall satisfy the requirements of any applicable statute of frauds.
11.2Amendments; Waivers. Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower, Administrative Agent and Lender. Notwithstanding the foregoing, no amendment, modification, waiver or consent shall, unless consented in writing by the applicable Agent, affect the rights or duties of an Agent under this Agreement or any other Credit Document. Any request by a Borrower Party for a consent, waiver, amendment or modification in respect of this Agreement or any other Credit Document shall be submitted in writing to Lender and the applicable Agents, together with a detailed description of why such consent, waiver, amendment or modification is being requested, and any necessary supporting documents or financial analysis in respect thereof. Lender shall endeavor to respond within 10 Business Days as to approval or disapproval of any requested consent, waiver, amendment or modification; provided, that any failure of Lender to respond shall not be deemed a waiver of its rights under this Section 11.2 to consent to any consent, waiver, amendment and modification of this Agreement and the other Credit Documents.

11.3Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing to the Secured Parties upon the occurrence of any Event of Default, Default, Material Adverse Effect or any breach or default of Borrower or unsatisfied condition precedent under this Agreement or any other Credit Document shall impair any such right, power or remedy of the Secured Parties, nor shall it be construed to be a waiver of any such breach or default or unsatisfied condition precedent, or an acquiescence therein, or of or in any similar breach or default or unsatisfied condition precedent thereafter occurring, nor shall any waiver of any single Event of Default, Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent be deemed a waiver of any other Event of Default, Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Agent or the other Secured Parties of any Event of Default, Default, Material Adverse Effect or other breach or default or unsatisfied condition precedent under this Agreement or any other Credit Document, or any waiver on the part of any Agent or the other Secured Parties of any provision or condition of this Agreement or any other Credit Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Credit Document or by law or otherwise afforded to the Agents and the other Secured Parties, shall be cumulative and not alternative or exclusive of any other rights or remedies provided.
11.4Costs, Expenses and Attorneys’ Fees. From and after the Closing Date, Borrower will pay to each of the Agents and Lender all of their respective reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, closing and administering of this Agreement, the other Credit Documents and the documents contemplated hereby, including the reasonable and documented costs and expenses of counsel to the Agents; provided, however, that Lender shall pay for the documented fees, expenses and disbursements of Lender’s counsel and advisors in preparation of such documents and any amendments hereof. From and after the Closing Date, Borrower will reimburse (a) each Agent and Lender for all of their respective out of pocket costs and expenses, including attorneys’ fees, expended or incurred by such Agents, and Lender for their out-of-pocket expenses (including, without limitation, fees and disbursements of attorneys’ fees), in enforcing this Agreement (including this Section 11.4) or the other Credit Documents in connection with an Event of Default or Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due under the Credit Documents or otherwise enforcing their rights and remedies hereunder and (b) such Agents and Lender for their out-of-pocket expenses, including attorneys’ fees and reasonable expert, consultant and advisor fees and expenses, in the case of a restructuring of the Loans or otherwise relating to the occurrence of any Default or Event of Default. All amounts due under this Section 11.4 shall be payable within 30 days at the written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
11.5Entire Agreement. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY AGREEMENT, DOCUMENT OR INSTRUMENT ATTACHED HERETO OR THERETO OR REFERRED TO HEREIN OR THEREIN INTEGRATE ALL THE TERMS AND CONDITIONS MENTIONED HEREIN OR THEREIN OR INCIDENTAL HERETO OR THERETO REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND PRIOR WRITINGS IN RESPECT TO THE SUBJECT MATTER HEREOF OR THEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS, CONDITIONS AND PROVISIONS OF THIS AGREEMENT AND ANY OTHER CREDIT DOCUMENT OR ANY SUCH AGREEMENT, DOCUMENT OR INSTRUMENT, THE TERMS, CONDITIONS AND PROVISIONS OF THIS AGREEMENT SHALL PREVAIL. THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY ANY AGENT OR LENDER RELATIVE TO

THE SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS.
11.6Governing Law. THIS AGREEMENT AND ANY OTHER CREDIT DOCUMENT (UNLESS OTHERWISE EXPRESSLY PROVIDED FOR THEREIN) AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS LENDER TO CHARGE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE LENDER IS LOCATED. CH. 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT.
11.7Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
11.8Headings. Article, Section and Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
11.9Accounting Terms. All accounting terms used in each Credit Document and not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower or Guarantor to Lender, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.
11.10No Partnership, Etc. The Agents and Lender, on the one hand, and Borrower, on the other hand, intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or any of the other Credit Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or among the Agents and Lender or among the Borrower Parties, the Agents and Lender. None of the Agents or Lender shall be in any way responsible or liable for the debts, losses, obligations or duties of Borrower or any other Person with respect to the Project or otherwise. Except as otherwise expressly set forth herein, all obligations to pay real property or other Taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Project (if any) and to perform all obligations and other agreements and contracts relating to the Project shall be the sole responsibility of Borrower.
11.11Limitation on Liability. No claim shall be made by any Borrower Party against Lender, Collateral Agent or any of their respective Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Transaction Documents or any act or omission or event occurring in connection therewith, and each Borrower Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, in each case, except to the extent such claim is based on gross negligence or willful misconduct of such Person (as determined by a court of competent jurisdiction in a final and Non-Appealable judgment). Except to the extent expressly provided herein, no claim shall be made by any Secured Party against any Borrower Party or any of their respective Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Transaction Documents or any act or omission or event occurring in connection therewith, and each Secured Party hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, in each case, except to the extent such claim is based on gross negligence or willful misconduct of such Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The limitations on liability set forth in this Section 11.11 shall survive the termination of this Agreement and the date of discharge of the Obligations hereunder.
11.12Indemnity. FROM AND AFTER THE CLOSING DATE, BORROWER AGREES TO INDEMNIFY LENDER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND EACH OF THEIR RESPECTIVE DIRECTORS, PARTNERS, TRUSTEES, OFFICERS, ADMINISTRATORS, MANAGERS, EMPLOYEES, AFFILIATES, INVESTMENT ADVISORS AND AGENTS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND TO HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, FINES, PENALTIES, COSTS, LIABILITIES AND RELATED EXPENSES, INCLUDING REASONABLE AND DOCUMENTED LEGAL COUNSEL AND CONSULTANT FEES, CHARGES AND DISBURSEMENTS, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE (COLLECTIVELY, “SUBJECT CLAIMS”) ARISING OUT OF, IN ANY WAY CONNECTED WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE ENFORCEMENT (INCLUDING THE ENFORCEMENT OF THIS SECTION 11.12) OR ADMINISTRATION OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS AND THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) THE USE OF THE PROCEEDS OF THE LOANS, (III) ANY ENVIRONMENTAL CLAIM, ANY RELEASE OF HAZARDOUS SUBSTANCES AT, ON, FROM OR TO THE SITE, THE REAL PROPERTY, ANY IMPROVEMENT OR THE MORTGAGED PROPERTY, OR ANY VIOLATION OR ALLEGED VIOLATION OF, OR LIABILITY UNDER, ANY ENVIRONMENTAL LAW, OR (IV) THE USE, FINANCING, DEVELOPMENT, CONSTRUCTION, OPERATION OR MAINTENANCE OF THE PROJECT; PROVIDED, THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT THE APPLICABLE SUBJECT CLAIM RESULTS PRIMARILY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, AS DETERMINED BY THE FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION. BORROWER AND ITS SUCCESSORS AND ASSIGNS HEREBY WAIVE, RELEASE AND AGREE NOT TO MAKE ANY CLAIM OR BRING ANY CONTRIBUTION OR COST RECOVERY ACTION AGAINST, ANY INDEMNITEE UNDER CERCLA OR ANY STATE EQUIVALENT, OR ANY SIMILAR LAW NOW EXISTING OR HEREAFTER ENACTED, TO THE EXTENT SUCH CLAIM OR ACTION ARISES FROM THE ACTIONS OR INACTIONS OF BORROWER OR OF ITS AFFILIATES, CONSULTANTS, OR CONTRACTORS OR RELATES TO THE PROJECT, THE SITE, THE REAL PROPERTY, ANY IMPROVEMENT OR THE MORTGAGED PROPERTY, AND BORROWER AGREES TO INDEMNIFY INDEMNITEES PURSUANT TO THIS SECTION 11.12 FOR ANY SUBJECT CLAIMS RELATING TO OR ARISING FROM

SUCH CLAIMS OR ACTIONS. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT TO THE EXTENT THAT ANY INDEMNITEE IS STRICTLY LIABLE UNDER ANY ENVIRONMENTAL LAWS AS A RESULT OF ITS RELATIONSHIP TO BORROWER, BORROWER’S OBLIGATION TO SUCH INDEMNITEE PARTY UNDER THIS INDEMNITY SHALL LIKEWISE BE WITHOUT REGARD TO FAULT ON THE PART OF BORROWER OR ITS AFFILIATES, CONSULTANTS, OR CONTRACTORS WITH RESPECT TO THE VIOLATION OR CONDITION WHICH RESULTS IN LIABILITY OF AN INDEMNITEE, AND BORROWER AGREES TO INDEMNIFY INDEMNITEES PURSUANT TO THIS SECTION 11.12 FOR ANY SUBJECT CLAIMS RELATING TO OR ARISING FROM SUCH VIOLATION OR CONDITION. THE PROVISIONS OF THIS SECTION 11.12 SHALL REMAIN OPERATIVE AND IN FULL FORCE AND EFFECT REGARDLESS OF THE EXPIRATION OF THE TERM OF THIS AGREEMENT, THE TERMINATION OF THIS AGREEMENT, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, THE REPAYMENT OF ANY OF THE OBLIGATIONS, THE INVALIDITY OR UNENFORCEABILITY OF ANY TERM OR PROVISION OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY INVESTIGATION MADE BY OR ON BEHALF OF LENDER OR AN AGENT. ALL AMOUNTS DUE UNDER THIS SECTION 11.12 SHALL BE PAYABLE WITHIN 30 DAYS AT THE WRITTEN DEMAND THEREFOR ACCOMPANIED BY REASONABLE DOCUMENTATION WITH RESPECT TO ANY REIMBURSEMENT, INDEMNIFICATION OR OTHER AMOUNT REQUESTED. THIS SECTION 11.12 SHALL NOT APPLY TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM. EACH INDEMNITEE AGREES TO PROVIDE BORROWER WITH WRITTEN NOTICE OF A PROPOSED COMPROMISE OR SETTLEMENT OF ANY SUBJECT CLAIM SPECIFYING IN DETAIL THE NATURE AND AMOUNT OF SUCH PROPOSED SETTLEMENT OR COMPROMISE. SUCH INDEMNITEE SHALL CONSULT WITH BORROWER BEFORE COMPROMISING OR SETTLING SUCH SUBJECT CLAIM FOR AT LEAST 30 DAYS AFTER BORROWER RECEIVES SUCH NOTICE OF INTENDED COMPROMISE OR SETTLEMENT AND SHALL TAKE INTO CONSIDERATION ANY VIEWS OR ISSUES COMMUNICATED BY BORROWER IN CONNECTION WITH SUCH COMPROMISE OR SETTLEMENT. SUCH INDEMNITEE SHALL ACT IN GOOD FAITH AND REASONABLY, TAKING INTO ACCOUNT THE INTERESTS OF BORROWER, IN AGREEING TO ANY COMPROMISE OR SETTLEMENT.
11.13Waiver of Jury Trial. BORROWER HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. BORROWER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN AGREEMENT SPECIFICALLY REFERRING TO THIS SECTION 11.13 AND

EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
BORROWER WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.
11.14Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN ANY STATE COURTS LOCATED IN TRAVIS COUNTY, TEXAS. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:
(a)ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS AND HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
(b)WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM;
(c)HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PERSON AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN DAYS AFTER THE SAME HAS BEEN POSTED;
(d)EACH PERSON PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND
(e)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER, ADMINISTRATIVE AGENT, COLLATERAL AGENT AND SECURED PARTIES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY OR ITS PROPERTIES IN ANY OTHER JURISDICTION.
11.15PUCT DECISIONS. Any PUCT decision in respect of (i) a request for release of Escrow Funds or return of a Standby Letter of Credit, including a Notice of Satisfaction, (ii) a request for a Change of Control, including a determination in respect of a Change of Control Application and (iii) a determination in respect of Eligible Project Costs, including a Notice of

Non-Approved Amount, in each case, is not a contested case, and any such decision is not subject to a motion for rehearing or appeal under the procedural rules of the PUCT.
11.16Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Borrower may not assign or otherwise transfer any of its rights under this Agreement except with the prior written consent of Lender. Lender may not assign or otherwise transfer any of its rights under this Agreement except in accordance with applicable law under the following circumstances: (a) upon the occurrence of an Event of Default, (b) to any Texas state agency that becomes a successor Texas state agency of Lender under the laws of the State of Texas or (c) otherwise in accordance with a mandate of the Texas State Legislature.
11.17Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract; provided, that no Party shall be bound to this Agreement unless and until each of the Parties has executed a counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the electronic records, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Governmental Rule, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.
11.18Limitation on Interest. Secured Parties, the Borrower Parties and any other parties to the Credit Documents intend to contract in strict compliance with applicable usury Governmental Rule from time to time in effect. In furtherance thereof, such Persons stipulate and agree that none of the terms and provisions contained in the Credit Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Governmental Rule from time to time in effect. Neither any Borrower Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Governmental Rule from time to time in effect, and the provisions of this section shall control over all other provisions of the Credit Documents that may be in conflict or apparent conflict herewith. Secured Parties expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Lender or any other holder of any or all of the Obligations shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Governmental Rule then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Governmental Rule, Secured Parties and Borrower Parties (and any other payors thereof) shall to the greatest extent permitted under applicable Governmental Rule, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Governmental Rule in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable Governmental Rule. In the event applicable Governmental Rule provides for an interest ceiling under Chapter 303 of the Texas Finance Code (as amended, the “Texas Finance Code”) for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code; provided, that if any applicable Governmental Rule permits greater interest, the Governmental Rule permitting the greatest interest shall apply. As used in this section, the term “applicable Governmental Rule” means the Governmental Rules of the State of Texas or the Governmental Rules of the United States, whichever Governmental Rules allow the greater interest, as such Governmental Rules now exist or may be changed or amended or come into effect in the future. The Loans are not being made for personal, family or household use.
11.19Survival. All representations, warranties, covenants and agreements made herein, in any other Credit Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Credit Documents shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery of this Agreement, the other Credit Documents and the making of the Loans. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.4.4(a), 11.4, 11.11, 11.12, 11.13 and 11.14 and the agreements of Lender and Agents set forth in Article 9 shall survive the payment and performance of the Loans and the other Obligations and the reimbursement of any amounts drawn hereunder, and the termination of this Agreement and the resignation or removal of an Agent.
11.20Patriot Act Notice. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Agents. Accordingly, each of the parties agrees to provide any Agent, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable such Agent to comply with Applicable AML Law.
11.21Immunity. The State of Texas and the PUCT do not waive sovereign immunity by entering into this Agreement and any of the other Credit Documents and specifically retain immunity and all defenses available to them under the U.S. Constitution, the laws of the State of Texas and the common law.
11.22Independence of Borrower. Borrower confirms that:
11.22.1it has engaged legal, tax, regulatory and accounting advisors, and such other professional advisors as it deems appropriate, with respect to all matters in connection with the Project and the Transaction Documents; and
11.22.2it has, upon its own due diligence as to all matters pertinent hereto with the assistance of its professional advisors, and notwithstanding any involvement of or consultation with Lender or any member of the PUCT, independently evaluated, and fully understands, acknowledges, and accepts, all risks arising or potentially arising under or in connection with the Project and each Transaction Document.
11.23Role of Lender.
11.23.1Notwithstanding anything to the contrary provided under the Transaction Documents, it is specifically understood and agreed that PUCT is acting solely as lender as authorized pursuant to the Powering Texas Forward Act, and is not, and shall not be deemed or construed to act as, agent, advisor or fiduciary for Borrower, or any Borrower Party or for any other Person.

11.23.2Except as expressly assumed by Lender under the Transaction Documents, Lender shall have no liability or obligation whatsoever to any Borrower Party or any other Person with respect to the transactions contemplated by the Transaction Documents including, without limitation, for any oversight or monitoring, or any lack of oversight or monitoring, exercised by Lender in respect of, or the manner in which Lender may implement (or refrain from implementing), comply with (or refrain from complying with), any policy of the PUCT, and each Borrower Party assumes full responsibility in respect of any action it takes (or fails to take) in connection with any recommendation, instruction or advice that PUCT may or may not give from time to time in connection with the Project or any Transaction Document.
11.23.3Any reviews, approvals, or due diligence undertaken by PUCT is for the sole benefit of PUCT alone and not for the benefit of any third party, foreseen or unforeseen, or Borrower and shall create no fiduciary or other obligation in any respect to any third party, foreseen or unforeseen, or Borrower.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Agreement to be duly executed and delivered as of the day and year first above written.
NRG CEDAR BAYOU 5 LLC,
a Delaware limited liability company,
as Borrower

By: /s/ Jean-Pierre Breaux
Name: Jean-Pierre Breaux
Title: VP, Treasurer

PUBLIC UTILITY COMMISSION OF TEXAS,
as Lender

By: /s/ Connie Corona
Name: Connie Corona
Title: Executive Director

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By: /s/ Jessica A. Jankiewicz
Name: Jessica A. Jankiewicz
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By: /s/ Jessica A. Jankiewicz
Name: Jessica A. Jankiewicz
Title: Vice President

EXHIBIT A
to Credit Agreement
DEFINITIONS
“Acceptable Accountant” means any nationally recognized independent certified accountant approved by Lender that adheres to GAAP (such approval not to be unreasonably withheld, conditioned, or delayed).
“Acceptable Bank” means a U.S. domestic bank or U.S. domestic office of a foreign bank that is supervised by the Board of Governors of the Federal Reserve system, the Office of the Comptroller of the Currency, or a state banking department and, in each case, having an unsecured long-term senior debt rating of any two of the following: (a) at least A3 by Moody’s, (b) at least A- by Fitch, and (c) at least A- by S&P.
“Additional Equity Contributions” means contributions to equity (in cash or in kind) of Borrower made directly or indirectly by Pledgor or Guarantor, in excess of contributions required to be made pursuant to the Equity Contribution Agreement and Guaranty.
“Additional Project Documents” means each Project Document entered into by, or assigned to, Borrower subsequent to the Closing Date (a) which provides for the payment by Borrower of, or the provision to Borrower of, goods or services with a value in excess of, $5,000,000 in any fiscal year or $25,000,000 for the full term of such Additional Project Document, (b) which provides for termination fees or liquidated damages that could reasonably be expected to exceed $5,000,000 in any fiscal year, or (c) the termination or cancellation of which could reasonably be expected to have a Material Adverse Effect; provided, that Additional Project Documents shall not include any contract or agreement (i) for the purchase of insurance required by the Credit Documents, (ii) entered into to consummate any (x) sale, lease, transfer or disposal allowed pursuant to the Credit Documents or (y) Permitted Investments or (iii) that provides for, governs, or evidences Permitted Debt (and any related Permitted Liens), other than any such agreement or contract in respect of any Hedging Agreements that otherwise satisfy the criteria for Additional Project Documents.
“Administration and Management Agreement” means the Amended and Restated Administration and Management Agreement, dated as of September 26, 2025, between Borrower and NRG Texas.
“Administrative Agent” has the meaning given in the preamble.
“Affected Property” means, with respect to any Loss Event, any property of Borrower which has been lost, destroyed, damaged, condemned, taken or otherwise adversely affected (in whole or in part) as a result of such Loss Event.
“Affiliate” means (a) as applied to any Person (other than Lender), any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person, and (b) with respect to Lender, all agencies and divisions of the State of Texas.
Exhibit A-1

“Agency Fee Letter” means that certain agency fee letter for Administrative Agent and Collateral Agent, dated as of the date hereof, among Borrower and Wilmington Trust, National Association.
“Agents” means, collectively, Administrative Agent and Collateral Agent.
“Agreement” has the meaning given in the preamble hereto.
“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to Lender, Borrower, or any guarantor or any other party providing credit support in respect of any Person’s obligations under the Credit Documents from time to time concerning or relating to anti-money laundering.
“Amortization Schedule” means the schedule for repayment of the principal of the Loans as set forth on Exhibit F.
“Annual Operating Budget” has the meaning given in Section 5.11.2.
“Annual Reporting Date” means the date that is 45 days prior to the end of each fiscal year.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to Borrower, Borrower’s Subsidiaries or any guarantor or any other party providing credit support in respect of any Person’s obligations under the Transaction Documents from time to time.
“Anti-Terrorism Laws” means any of the following: (a) the Anti-Terrorism Order; (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations); (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations); (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations); (e) the anti-money laundering provisions of the USA PATRIOT Act; (f) the USA PATRIOT Act; (g) any regulations promulgated pursuant to the laws, orders and regulations listed in the foregoing clauses (a) through (f) of this definition; or (h) comparable laws, rules and directives administered or enforced by the United Nations Security Council, the European Union, or a member state of the European Union.
“Anti-Terrorism Order” means Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the U.S. Code of Federal Regulations).
“Applicable Permit” means any Permit, including any zoning, land use, environmental or species protection, pollution (including air, water or noise), sanitation, safety,
Exhibit A-2

floodplain, development, siting or building Permit issued by any Governmental Authority, including but not limited to, FERC, PUCT, Texas Department of Transportation, Texas Commission on Environmental Quality, U.S. Army Corps of Engineers, U.S. Fish and Wildlife Service, U.S. Environmental Protection Agency, U.S. Federal Aviation Administration, U.S. Department of Energy, NERC, TRE (a) that is necessary under applicable Legal Requirements or any of the Transaction Documents to be obtained by or on behalf of Borrower at such time in light of the stage of development, siting, construction or operation of the Project to construct, test, operate, maintain, repair, lease, own or use the Project as contemplated by the Transaction Documents, to sell electricity from the Project or deliver fuel to the Project, or for Borrower to enter into any Transaction Document or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements, or (b) that is necessary so that none of Borrower, Lender, Administrative Agent, Collateral Agent or the Secured Parties nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to, or not exempt from, regulation under the FPA or PUHCA or regulated by the PUCT as an “electric utility,” “transmission and distribution utility,” “retail electric provider” or “public utility”, each as defined in PURA, solely as a result of the development and construction or operation of the Project or the sale of electricity therefrom, except that Borrower is subject to (i) regulation as a public utility under the FPA and the requirements under PUHCA for obtaining and maintaining Exempt Wholesale Generator status, and (ii) compliance with various registration, operation and maintenance standards and record keeping and reporting obligations, if required under the laws of Texas.
“Asset Sale” means the sale of property or assets by Borrower other than the sales or dispositions of property or assets described in clauses (a), (d), (e) and (f) of Section 6.4.
“Asset Sale Proceeds” means, with respect to any Asset Sale, the Net Available Amount paid to Borrower or any Agent in connection with such Asset Sale.
“Asset Sale Proceeds Reinvestment Deadline” has the meaning given in Section 2.1.6(c)(iii).
“Availability Period” means the period from the Closing Date to the earliest of (a) December 31, 2025 if the initial Borrowing has not occurred by such date, (b) the date on which the Commitment is terminated in full or permanently reduced to zero pursuant to the terms of this Agreement, (c) the Commercial Operation Date and (d) the date on which any amounts are declared immediately due and payable, whether automatically or otherwise, pursuant to Section 7.2.1(c).
“Available Construction Funds” means, at any time and without duplication, the sum of (a) amounts in the Project Account, (b) the amount of the undisbursed proceeds, if any, of the then-available Commitment, (c) undisbursed Loss Proceeds which are reserved for payment of Project Costs, (d) the amount, if any, of Pledgor’s then Available Contribution Amount under the Equity Contribution Agreement and Guaranty and (e) any additional capital contribution of a cash amount made to Borrower from time to time or commitments to provide such funding pursuant to documentation from Persons meeting (or whose obligations in such commitments are supported by a letter of credit in form and substance reasonably satisfactory to Lender) the
Exhibit A-3

creditworthiness requirements set forth in the definition of Acceptable Bank, and otherwise reasonably acceptable to Lender.
“Available Contribution Amount” has the meaning given in the Equity Contribution Agreement and Guaranty.
“Available Flag” means the binary flag that is equal to the minimum of a COP Available Flag and a RT Available Flag.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means an event which shall be deemed to occur, with respect to any Person, if (a) such Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; (b) such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; (c) such Person shall apply for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; (d) such Person shall make a general assignment for the benefit of its creditors; (e) such Person shall admit in writing its inability to pay its debts generally as they become due; (f) an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (i) the petition commencing the involuntary case is not timely or appropriately controverted, (ii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within 60 days, (iv) such Person files an answer to the petition commencing the involuntary case admitting the material allegations contained therein or (v) an order for relief shall have been issued or entered therein; (g) a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a part of its property shall have been entered; or (h) any other similar relief shall be granted against such Person under any applicable Bankruptcy Law.
“Bankruptcy Law” means the Bankruptcy Code, any similar federal, state or foreign law for the relief of debtors and all other federal, state or foreign laws relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or the relief of debtors from time to time in effect.
“Base Case Financial Model” means a mechanically sound financial model prepared by Borrower in good faith, showing financial projections and underlying assumptions for the Project (including updated estimates of Eligible Project Costs and other Ineligible Project Costs) and believed by Borrower to be reasonable, in Excel form and otherwise in accordance
Exhibit A-4

with the Transaction Documents, that are set forth on a monthly basis, for the period from the Closing Date to a date falling no sooner than 12 months after the Scheduled Final Maturity Date, which projections are: (a) consistent with the Construction Budget and the Project Schedule and (b) designed to demonstrate, among other things, compliance with the Maximum Loan-to-Eligible Project Cost Ratio and all other applicable financial covenants in the Credit Documents up to (and including) the Principal Repayment Date immediately prior to the Scheduled Final Maturity Date. References to “Base Case Financial Model” refer to the Closing Date Base Case Financial Model or any updated Base Case Financial Model required to be delivered hereunder.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning given in the preamble.
“Borrower Parties” means Borrower, the Equity Contributing Parties and any Credit Support Guarantor (only, in the case of any Credit Support Guarantor, for so long as a Credit Support Guarantor continues to have unperformed obligations under any Credit Support Guarantee (other than customary indemnification provisions which otherwise survive)).
“Borrowing” has the meaning given in Section 3.2.
“Borrowing Date” means the proposed date of a Borrowing as set forth in a Notice of Borrowing and the related Construction Requisition.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions or governmental agencies located in such jurisdiction are authorized or required by law or other governmental action to close.
“Capital Expenditures” means expenditures made by Borrower to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding expenditures related to Major Maintenance), which, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the statement of cash flows of Borrower (excluding any such expenditures that are paid out of the proceeds of Loss Proceeds or Asset Sale Proceeds).
“Cash” means money, currency or a credit balance in any demand account or deposit account (as such term is defined in the UCC).
“Casualty Event” means an event (or series of related events) which causes (or cause) all or any portion of the Project to be damaged, destroyed or rendered unfit for its intended use for any reason whatsoever, other than (a) ordinary use and wear and tear or (b) an Event of Eminent Domain or a Title Event.
“Change of Control” means any of the following:
Exhibit A-5

(a)any failure of Guarantor to Control Borrower or Pledgor;
(b)any failure of Guarantor to own and control, directly or indirectly, more than 50% of the voting and economic securities of Borrower or Pledgor; provided, that Guarantor may not transfer, or cause the issuance of, any economic or voting securities in Borrower or Pledgor to a Prohibited Person;
(c)a majority of the members of the board of directors or officer of Borrower or Pledgor being nominated or appointed by any person other than Guarantor, Guarantor’s wholly owned Subsidiaries or board members nominated by Guarantor;
(d)any failure of Pledgor to directly own 100% of the voting and economic securities of Borrower; or
(e)if Guarantor ceases to be a publicly traded company;
(f)if Guarantor is a publicly traded company, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) achieving:
(i)the ability and power (whether pursuant to direct or indirect acquisition of the voting interest in outstanding equity interests of Guarantor, special authority, contract, agency or in any other manner, and including all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) to:
(A)exercise voting control over more than 50%, on a fully diluted basis, of the voting interests in outstanding capital stock or other equity interest of Guarantor, that can be exercised at the general meeting of equity holders of Guarantor;
(B)appoint or remove all or more than 50% of the members of the management body of Guarantor;
(C)control any operating or financial policies of Guarantor which are binding upon the directors or equivalent personnel of Guarantor; or
(D)direct the management or policies of Guarantor; or
(ii)the ownership of more than 50% of that part of the issued capital of Guarantor corresponding to ordinary shares or of other equity interests having voting rights on a fully diluted basis.
“Change of Control Application” means a request for a Change of Control substantially in the form of Exhibit I.
“Change of Law” means the occurrence after the Closing Date of any of the following: (a) the adoption or taking effect of any applicable law, rule, regulation or treaty by any Governmental Authority, (b) any change in any applicable law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental
Exhibit A-6

Authority or (c) the making or issuance of any request, rule, guideline or directive (if having the force of law) by any Governmental Authority.
“Closing Date” means the date on which the conditions set forth in Section 3.1 are or were satisfied or waived.
“Closing Date Base Case Financial Model” has the meaning given in Section 3.1.21(b).
“Closing Date Distribution” means the amount contemplated by the Funds Flow Memorandum to be paid to Guarantor as reimbursement for documented Eligible Project Costs incurred prior to the Closing Date (as verified by the Independent Engineer and Lender).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all property which is subject to or is intended to become subject to the security interests or Liens granted by any of the Collateral Documents.
“Collateral Accounts” means (a) the accounts identified on Exhibit C-3, including the Performance Covenant Reserve Account and (b) any other deposit account or securities account established and maintained by Borrower from time to time with the consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed) and subject to a Control Agreement, in each case, including any sub-accounts within such accounts.
“Collateral Agent” means Wilmington Trust, National Association, acting in its capacity as collateral agent for the Secured Parties under the Credit Documents.
“Collateral Documents” means the Consents, the Pledge Agreement, the Deed of Trust, the Declaration of Restrictive Covenant, the Control Agreements, each subordination agreement entered into by a Borrower Party in accordance with this Agreement, and each of the security agreements and any fixture filings, financing statements, or other similar documents filed, recorded or delivered in connection with the foregoing.
“Collection Expenses” means all (a) reasonable and documented out-of-pocket costs and expenses (if any) and, if applicable, reasonable transaction costs (including reasonable legal and accounting fees and expenses), (b) Taxes paid or payable (calculated assuming a rate of tax equal to the highest rate applicable to corporations in the State of Texas (taking into account related deductions, losses and loss carryovers, in each case, subject to any limitations on the use thereof and attributable to the activities and operations of Borrower)) and (c) amounts payable to holders of senior Liens (to the extent such Liens are Permitted Liens), in each case incurred in connection with or resulting from, the collection, enforcement, negotiation, consummation, settlement, proceeding, administration or other activity related to the receipt or collection of Asset Sale Proceeds, Loss Proceeds or Title Event Proceeds.
“Commercial Operation” means satisfaction or waiver in writing of the conditions set forth in Section 3.4.
Exhibit A-7

“Commercial Operation Date” means the date that Commercial Operation is achieved, as certified by a Responsible Officer of Borrower and confirmed by the Independent Engineer pursuant to Section 3.3.
“Commercial Operation Date Equity Draw” has the meaning given in Section 5.28.2.
“Commercial Operation Longstop Date” means December 1, 2028.
“Commitment” has the meaning given in Section 2.3.1.
“Commodity Hedge and Power Sale Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including, but not limited to, option and heat rate options, and revenue puts), netting agreement or similar agreement, tolling agreement or capacity purchase agreement, in all cases whether settled financially or physically.
“Communication” has the meaning given in Section 11.1(c).
“Comparable Project” means one or more combined-cycle gas turbine electric generating facilities that have, in the aggregate, a nameplate capacity of 720 megawatts or more.
“Completion” means the satisfaction of each of the following conditions:
(a)“Substantial Completion” under and as defined in the EPC Contract shall have occurred;
(b)all interconnection facilities shall have been completed and shall be operational; and
(c)all necessary and material facilities needed for the operation of the Project shall have been completed and shall be operational.
“Comptroller” means the Texas Comptroller of Public Accounts.
“Consents” means a consent and agreement entered into by Borrower with any counterparty to a Construction and Equipment Contract or a Replacement Project Document to such Construction and Equipment Contract substantially in the form of Exhibit D, with such modifications as may be reasonably acceptable to Lender.
“Contributions” has the meaning given in the Equity Contribution Agreement and Guaranty.
“Construction and Equipment Contracts” means the EPC Contract, the Transformer Contract, the Turbine Supply Contract and the High Voltage Contract.
Exhibit A-8

“Construction Budget” means a budget setting forth all expected Project Costs through Final Completion delivered to Lender on the Closing Date pursuant to Section 3.1.20, as the same may be amended, revised or modified from time to time in accordance with Section 6.27.1.
“Construction Requisition” means a certificate, executed by a Responsible Officer of Borrower, substantially in the form of Exhibit B-1(a).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” means any account control agreement in form and substance reasonably satisfactory to Lender entered into to establish “control” (within the meaning of the UCC) over any account established by Borrower as permitted hereunder and required to be subject to the Lien of Collateral Agent under the Collateral Documents.
“COP Available Flag” means, for each Generation Resource that is part of the Project, a binary flag that equals one if each hourly check of the Generation Resource’s current operating plan for the hour that includes the interval in question indicates the Generation Resource will be available in that interval (i.e., any status other than OUT), with such hourly checks starting at 14:30 on the day before the relevant interval; otherwise, the flag equals zero.
“Corrective Action Expenses” means the costs and expenses to implement a Corrective Action Plan.
“Corrective Action Plan” means a corrective action plan, in form and substance acceptable to Lender and the Independent Engineer, setting forth (a) the cause for failure to comply with Section 5.27.1, (b) Borrower’s proposed steps to comply with Section 5.27.1, (c) the timing associated with implementation of such plan and (d) the Corrective Action Expenses.
“Credit Documents” means this Agreement, the Collateral Documents, the Equity Contribution Agreement and Guaranty, all Credit Support Documents, and the Agency Fee Letter.
“Credit Support Document” has the meaning given in the Equity Contribution Agreement and Guaranty.
“Credit Support Guarantee” has the meaning given in the Equity Contribution Agreement and Guaranty.
“Credit Support Guarantor” has the meaning given in the Equity Contribution Agreement and Guaranty.
“Data Policies” has the meaning given in Section 4.23.6.
Exhibit A-9

“Date Down Endorsement” has the meaning give in Section 3.2.2.
“Debt” means, with respect to any Person at any date, without duplication:
(a)all Debt for Borrowed Money;
(b)all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)all obligations of such Person to pay the deferred purchase price of property or services, and other accrued expenses arising in the ordinary course of business which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, but excluding trade accounts payable and other accrued expenses arising in the ordinary course of business;
(d)all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable;
(e)all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property);
(f)all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument;
(g)all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person or is nonrecourse to the credit of such Person;
(h)all reimbursement obligations, contingent or otherwise, with respect to any surety, performance or other similar bond;
(i)all guarantees by such Person of any of the foregoing; and
(j)net obligations in respect of any transactions under any Commodity Hedge and Power Sale Agreement.
“Debt for Borrowed Money” means of any Person, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person at such date and (b) all obligations of such Person under acceptance, letter of credit or similar facilities at such date.
“Debt Service” means, for any period, the sum of (a) all interest payable during such period in respect of the Loans and excluding, for the avoidance of doubt, interest payable during such period as PIK Interest (in lieu of payment in cash) and (b) all scheduled principal payable during such period in respect of the Loans (excluding, for the avoidance of doubt, Optional Prepayments or Mandatory Prepayments pursuant to the Credit Documents).
“Debt True Up Amount” means, at any date of determination, the amount of Loans required to be prepaid to cause the Loan-to-Eligible Project Costs Ratio to not exceed the Maximum Loan-to-Eligible Project Costs Ratio.
Exhibit A-10

“Declaration of Restrictive Covenant” means that certain Declaration of Restrictive Covenant, dated as of the date hereof, made by Borrower for the benefit of PUCT, substantially in the form attached hereto as Exhibit M.
“Deed of Trust” means the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, made by Borrower to Ted Benn, as trustee, for the benefit of Collateral Agent.
“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time or the giving of notice or both, would constitute an Event of Default.
“Default Rate” has the meaning given in Section 2.4.3.
“Depositary Bank” means the bank or securities intermediary at which any Collateral Account is maintained by Borrower.
“Discharge of Obligations” means:
(a)payment in full in Cash of (i) the outstanding principal amount of the Debt under this Agreement and any other Credit Document and (ii) interest, fees, reimbursement expenses and all other amounts accrued and owing at or prior to the time such amounts are paid (including interest accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding of Borrower, accrue) on or after the commencement of any Insolvency or Liquidation Proceeding of Borrower, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Debt outstanding under this Agreement and the other Credit Documents;
(b)the termination or expiration of all commitments, if any, to extend credit that would constitute Obligations;
(c)payment in full in Cash of all other Obligations (including all Agent fees) that are then due and payable or otherwise accrued and owing at or prior to the time such amounts are paid.
“Disqualified Owner” means any Person that, as of the date it first becomes a direct or indirect owner of membership interests in Borrower: (a) is, or is an Affiliate of a Person that is a Sanctioned Person or Sanctioned Country, or is described by or designated in any Anti-Terrorism Order; (b) is, or is an Affiliate of a Person that is, in violation of applicable Sanctions, AML Laws, Anti-Corruption Laws or Anti-Terrorism Laws; or (c) has, or is an Affiliate of a Person that has, been convicted of money laundering (under any AML Laws, including 18 U.S.C. Sections 1956 or 1957), which conviction has not been overturned.
“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.
“Drawstop Equity Contributions” means contributions of cash equity made to Borrower in accordance with Section 2.1.2(b) (Contributions) of the Equity Contribution
Exhibit A-11

Agreement and Guaranty during any period in which Borrower is unable to satisfy the conditions to the making of a Loan set forth in Article 3 if and to the extent that such contributions are used solely for the purpose of financing Eligible Project Costs (as confirmed by the Independent Engineer).
“Electric Energy Sales Agreement” means the Electric Energy Sales Agreement, dated as of April 28, 2025, between Borrower and Direct Energy Business, LLC, a Delaware limited liability company, d/b/a NRG and NRG Business.
“Electronic Transmission” has the meaning given in Section 11.1(b).
“Eligible Facility” means an “eligible facility” within the meaning of PUHCA.
“Eligible Project Costs” means Project Costs that satisfy the following conditions: Lender has determined (a) such Project Costs are “Project Costs” in accordance with subsection (e)(6) of the Rules and (b) such Project Costs are identified in the Construction Budget. For the avoidance of doubt, (i) any funding of the Performance Covenant Reserve Account shall not constitute Eligible Project Costs, (ii) Project Costs that have been determined by Lender to be Ineligible Project Costs, whether such determination is made by Lender (A) prior to a Borrowing Date or (B) following a Borrowing Date based upon an audit or other evaluation, in each case, shall not constitute Eligible Project Costs and (iii) costs in the amounts described in Exhibit E-5 have been determined to be Eligible Project Costs.
“Emergency Operating Costs” means those amounts required to be expended for the purchase of goods and services in order to prevent or mitigate an unforeseeable event or circumstances that, in the good faith judgment of Borrower (or Operator as operator of the Project) as the case may be, necessitates the taking of immediate measures to prevent or mitigate injury to Persons or injury to or loss of property or environmental contamination.
“Eminent Domain Proceeds” means, with respect to any Event of Eminent Domain, the Net Available Amount paid to Borrower or any Agent from time to time in connection with such Event of Eminent Domain; provided, that for purposes of this definition, an Event of Eminent Domain shall be deemed to have occurred if an event described in clause (b) of the definition thereof has occurred whether or not such event is reasonably anticipated to last for more than 30 consecutive days.
“Energy Marketing Services Agreement” means the Amended and Restated Energy Marketing Services Agreement, dated as of June 1, 2024, between Borrower and NRG Business Marketing LLC, a Delaware limited liability company.
“Environment” means land, water, and air, including soil, subsurface, surface water, groundwater, and indoor surrounds (including indoor air).
“Environmental Claim” means any and all written administrative, regulatory or judicial suits, demands, decrees, claims, liens, judgments, orders, settlement agreements, fines, penalties, notices of noncompliance or violation, investigations, requests for information from a
Exhibit A-12

Governmental Authority that are typically considered a precursor to enforcement proceedings, hearings, removal or remedial actions or orders, issued pursuant to any Environmental Law and relating in any way to (a) a violation or alleged violation of, or liability under, Environmental Law or Applicable Permit issued (or left unissued due to the negligence of Borrower) under any Environmental Law, or (b) a Release or threatened Release of Hazardous Substances.
“Environmental Consultant” means .
“Environmental Law” means any and all Legal Requirements applicable to the Project or Borrower or any Real Property and relating to (a) pollution or protection of the Environment or of human health and safety; (b) the generation, use, storage, handling, transportation, treatment, processing, removal, remediation, Release or disposal of Hazardous Substances; or (c) occupational safety and health and industrial hygiene to the extent relating to exposure to Hazardous Substances.
“Environmental Site Assessment” means a Phase I Environmental Site Assessment prepared by the Environmental Consultant, in accordance with ASTM Standard E1527-21 or E2247-16, as applicable. References to the date of such Environmental Site Assessment shall mean the earliest date that any component of all appropriate inquiries required pursuant to and which has a pre-acquisition timing restriction under 40 C.F.R. Part 312 was conducted (for the avoidance of doubt, the operative date of any such component that has been subsequently updated shall be the date of such subsequent update).
“EPC Contract” means the Engineering, Procurement and Construction Agreement dated December 4, 2024, by and between Borrower and EPC Contractor.
“EPC Contractor” means .
“EPC Surety” means .
“Equity Contributing Parties” means, collectively, Guarantor and Pledgor.
“Equity Contribution” means (a) the Initial Contribution and (b) equity contributions received by Borrower pursuant to the Equity Contribution Agreement and Guaranty. For the avoidance of doubt, “Equity Contributions” shall not include any Additional Equity Contributions, Fronted Equity Contribution or Drawstop Equity Contributions.
“Equity Contribution Agreement and Guaranty” means that certain Equity Contribution Agreement and Guaranty, dated as of the date hereof, by and among Pledgor, Guarantor, Borrower, Lender, Administrative Agent and Collateral Agent.
“ERCOT” means the Electric Reliability Council of Texas, Inc., or its successor or other entity certified by the PUCT as “independent organization” pursuant to PURA Section 39.151.
“ERCOT Protocols” means the binding documents adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time, that contains the
Exhibit A-13

scheduling, operating, planning, reliability, and settlement (including registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT. The version of the ERCOT Protocols in effect at the time of the performance or non-performance of an action shall govern with respect to that action.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.
“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any of the Borrower Parties, is or was at any relevant time, treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“ERISA Event” means (a) any Reportable Event; (b) any failure by any Pension Plan to satisfy the applicable minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, in any case, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (f) the determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status (as defined in Section 432 of the Code or Section 305 of ERISA) or the determination that any Multiemployer Plan is, or is expected to be, “insolvent” (as defined in Section 4245 of ERISA); (g) the receipt by any Borrower Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which could be reasonably expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the adoption of any resolution or amendment to terminate (or that would have the effect of terminating) any Pension Plan, or the issuance of a notice of intent to terminate (under Section 4041 of ERISA) any Pension Plan; (i) the incurrence by any Borrower Party or any ERISA Affiliate of any Withdrawal Liability, or the withdrawal (in a complete or partial withdrawal) by any Borrower Party or any ERISA Affiliate from any Multiemployer Plan; (j) the receipt by any Borrower Party or any ERISA Affiliate of any notice, or a determination, that a Multiemployer Plan is in insolvency or being terminated by the PBGC; (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA); (l) the incurrence by any Borrower Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than for premiums due to the PBGC that are not delinquent); (m) any Borrower Party or any ERISA Affiliate engaging in any transaction that could be reasonably likely to be subject to Section 4069 of ERISA or Section 4212(c) of ERISA; or (n) the failure of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) for which any Borrower Party or any ERISA Affiliate has any liability or obligation to comply with its terms or any applicable law.
Exhibit A-14

“Escrow Account” means an escrow account held by the Comptroller, acting by and through the Trust Company.
“Escrow Amount” means an amount equal to 3.00% of the estimated total Project Costs as set forth in the Closing Date Base Case Financial Model.
“Escrow Conditions” means, with respect to the Project, (a) the Resource Commissioning Date occurs before the fourth anniversary of the Closing Date, or (b) (i) the Resource Commissioning Date occurs after the fourth anniversary of the Closing Date but before the fifth anniversary of the Closing Date, and (ii) Lender, in its sole and absolute discretion, finds that extenuating circumstances caused a delay in the Resource Commissioning Date.
“Escrow Funds” has the meaning given in Section 3.1.30.
“Event of Default” has the meaning given in Article 7.
“Event of Eminent Domain” means any action (or series of related actions) by any Governmental Authority:
(a)by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes all or any portion of the Collateral or the Project or
(b)by which such Governmental Authority assumes custody or control of the following:
(i)all or any portion of the Project;
(ii)the business operations of Borrower; or
(iii)any Securities of Borrower, in each case under this clause (b), that is reasonably anticipated to last for more than 30 consecutive days.
“Excess Restoration Amount” has the meaning given in Section 5.29.2(a)(iii).
“Excess Title Event Amount” has the meaning given in Section 5.30.1(d).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.4.4, amounts with respect to such Taxes were
Exhibit A-15

payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.4.4(d) or Exhibit O and (d) any withholding Taxes imposed under FATCA.
“Exempt Wholesale Generator” means an “exempt wholesale generator” as defined in 18 C.F.R. § 366.1.
“Existing Complex Services Agreement” means the Second Amended and Restated Existing Complex Services Agreement, dated as of September 26, 2025, between Borrower and NRG Texas Power.
“Facilities Agreement” means the Facilities Agreement, dated as of December 4, 2024, between Borrower and .
“Facility” means the Commitments and the Loans made thereunder.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“FERC” means the Federal Energy Regulatory Commission and its successors.
“Final Completion” means the achievement of “Final Completion” under the EPC Contract.
“Final Drawing” has the meaning given in Section 5.28.2.
“Final Maturity Date” means the earliest of (a) the Scheduled Final Maturity Date and (b) the date on which the entire outstanding principal amount of the Loans, together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with this Agreement; provided, that if such date is not a Business Day, the Final Maturity Date shall be the immediately preceding Business Day from such date.
“Financial Officer” means, with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president of finance or any assistant vice president of finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.
“Fitch” means Fitch Ratings, Inc.
Exhibit A-16

“FPA” means the Federal Power Act, as amended, including the regulations of the FERC thereunder.
“Fronted Equity Contributions” means any Restoration Contributions that are in excess of the Maximum Contribution Amount required to be contributed pursuant to the Equity Contribution Agreement and Guaranty.
“Funds Flow Memorandum” means the memorandum delivered by Borrower to Lender, Administrative Agent and any applicable Depositary Bank with respect to the disbursement of funds on the Closing Date.
“Funds Management Agreement” has the meaning given in the recitals.
“Future Permits” means Permits that, at the relevant time of inquiry, in light of the stage of development, construction or operation of the Project and pursuant to applicable Legal Requirements or Transaction Documents, are not yet required to be obtained for the Project, but are reasonably expected to be required under any Governmental Rule for siting, development, construction or operation of the Project.
“GAAP” means generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements referred to in this Agreement.
“Generation Resource” has the meaning given in the ERCOT Protocols.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person.
“Governmental Authority” means any federal, state, municipal, regional, national, tribal or other government, governmental department, commission, board, bureau, court, agency or instrumentality, political subdivision or any entity or officer thereof exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government and shall also include any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank. For the avoidance of doubt, “Governmental Authorities” include FERC, PUCT, ERCOT, the U.S. Army Corps of Engineers, the U.S. Fish and Wildlife Service, the U.S. Environmental Protection Agency, the U.S. Federal Aviation Administration, the U.S. Department of Energy, NERC and TRE.
“Governmental Rule” means any law (including common law), statute, rule, regulation, Permit, ordinance, order, code, treaty, judgment, or legally binding decree, directive, guideline, policy or similar form of decision of any Governmental Authority, including the ERCOT Protocols and any Environmental Law, in each case, whether in effect as of the date of this Agreement or as of any date hereafter.
Exhibit A-17

“Guarantor” means NRG Energy, Inc., a Delaware corporation.
“Hazardous Substances” means those substances, chemicals, materials or wastes giving rise to liability under Environmental Law or regulated under Environmental Law as “hazardous,” “extremely hazardous,” “toxic,” a “pollutant,” or a “contaminant,” or for which standards of conduct or liability are imposed pursuant to Environmental Laws, including petroleum, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances.
“Hedging Agreement” means any agreement in respect of any interest rate swap, forward rate transaction, forward commodity transaction, commodity swap, commodity option, interest rate option interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract or other similar agreements.
“High Voltage Contract” means the Purchase Order No. , dated as of , between Borrower and .
“IE Requisition Certificate” means a certificate delivered by the Independent Engineer substantially in the form of Exhibit B-1(b).
“Improvements” has the meaning given in the Deed of Trust.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning given in Section 11.12.
“Independent Engineer” means Leidos Engineering, LLC or another nationally recognized engineering consultant selected in accordance with Section 10.1.
“Independent Engineer Report” means the report entitled “Feasibility Report NRG Cedar Bayou 5 LLC Project”, dated as of September 15, 2025, and delivered by the Independent Engineer, including all exhibits, appendices and any other attachments.
“Ineligible Project Costs” means any Project Costs that do not qualify as Eligible Project Costs.
“Initial Contribution” has the meaning given in the Equity Contribution Agreement and Guaranty.
“Insolvency or Liquidation Proceeding” means:
(a)any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any of the Borrower Parties;
(b)any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar
Exhibit A-18

case or proceeding with respect to any of the Borrower Parties or with respect to a material portion of its assets;
(c)any liquidation, dissolution, reorganization or winding up of any of the Borrower Parties whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or
(d)any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any of the Borrower Parties.
“Insurance Proceeds” means, with respect to any Casualty Event, the Net Available Amount received by Borrower or any Agent in connection with such Casualty Event, other than delay in start-up, business interruption or liability insurance proceeds.
“Intellectual Property” means any and all of the following, in any jurisdiction in the world, and all rights therein: (a) patents, patent applications, patent disclosures, and industrial designs (including utility models, designs, and industrial property), registrations and applications for registration of industrial design rights, and all reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions of any of the foregoing; (b) Internet domain names, social media accounts, trademarks, service marks, trade dress, trade names, logos, corporate names, and other similar designations of source, association or origin, and registrations and applications for registration for any of the foregoing together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered), works of authorship, and copyrightable works, and registrations and applications for registration for any of the foregoing; (d) mask works and registrations and applications for registration thereof; (e) software; (f) trade secrets and other confidential information, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, processes and techniques, methods, methodologies, algorithms, formulae, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information; (g) rights of publicity and likeness; (h) any other intellectual property rights; and (i) copies and tangible embodiments thereof (in whatever form or medium).
“Interconnection Agreements” means, collectively, the Standard Generation Interconnection Agreement and any related facilities extension agreement, facilities construction agreement, discretionary service agreement, or comparable agreements, as applicable.
“Interest Rate” means 3.00%.
“IT Systems” has the meaning given in Section 4.23.4.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Knowledge” means, with respect to:
Exhibit A-19

(a)any Borrower Party, the actual knowledge of any Principal Persons of such Borrower Party or any knowledge that should have been obtained by any Principal Person of such Borrower Party upon reasonable investigation and inquiry; and
(b)any other Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable investigation and inquiry.
(c)“Knowingly” is the adverb form of “Knowledge”.
“LC Reimbursement Agreement” means the NRG Corporate Letter of Credit Cost Allocation Agreement, dated as of September 26, 2025, by and between Guarantor, NRG Receivables LLC and Borrower.
“Lease” means the Second Amended and Restated Premises Lease, dated as of September 26, 2025, by and between NRG Texas Power and Borrower.
“Legal Requirements” means, as to any Person, any requirement under any Permit or under any Governmental Rule, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.
“Lender” has the meaning given in the preamble.
“Lender Force Majeure Event” means any act, event or circumstance that is beyond the control of any Secured Party or such party’s respective agents, which such party could not, by due diligence have avoided, including any act or provision of any present or future law or regulation of any Governmental Authority (other than Lender, unless Lender is issuing such regulation in compliance with Governmental Rules), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, orders of legal authority, lapse of the statutory authority of the TxEF or the PUCT, the unavailability of the Federal Reserve Bank wire or other wire or communication facility, closure or shutdown of the government of the State of Texas or any agency or instrumentality thereof, unforeseen or unscheduled closure or evacuation of Lender’s office or any other similar event.
“Letter of Instruction” has the meaning given in the Funds Management Agreement.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, covenant, condition or restriction, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under Legal Requirements, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan-to-Eligible Project Costs Ratio” means, as of any date of determination, the ratio, expressed as a percentage, of:
Exhibit A-20

(a)the aggregate outstanding principal amount of all Loans (including, for the avoidance of doubt, the principal amount of any requested Loan and any PIK Interest); to
(b)the aggregate amount of Eligible Project Costs (including PIK Interest for such purposes) (as certified by the Independent Engineer, and for which Guarantor or Pledgor, as applicable, has not been reimbursed), incurred and paid on or prior to the relevant Borrowing Date (or reasonably anticipated to be due and payable before the last day of the calendar month following the Borrowing Date or, solely with respect to the Final Drawing pursuant to Section 5.28, reasonably anticipated to be paid at Final Completion).
“Loans” has the meaning given in Section 2.1.1; provided, that any references to Loan shall also include any increases in the principal amount of the Loans as a result of PIK Interest pursuant to Section 2.1.3(b)(ii).
“Long Term Services Agreement” means the Long Term Services Agreement, dated December 9, 2021, between Borrower and .
“Loss Event” means any Casualty Event or Event of Eminent Domain, as the context requires.
“Loss Proceeds” means any Insurance Proceeds or Eminent Domain Proceeds, as the context requires.
“Major Maintenance” means labor, materials and other direct expenses for any overhaul of, or major maintenance procedure for, the Project or any part thereof which require significant disassembly or shutdown of the Project, (a) in accordance with Prudent Industry Practices or (b) pursuant to manufacturers’ requirements to avoid voiding any such manufacturer’s warranty. For the avoidance of doubt, (i) administrative costs and costs and expenses incurred in connection with the day-to-day operation and maintenance of the Project including payments made under or pursuant to the Long Term Services Agreement and (ii) major maintenance costs and expenses that are payable by other Persons under warranty or similar agreements or insurance policies shall constitute O&M Costs and shall not be included in Major Maintenance.
“Major Maintenance Expenses” means all costs incurred or to be incurred by Borrower in connection with Major Maintenance.
“Major Maintenance Forecast” has the meaning given in Section 5.11.4.
“Major Project Documents” means the following:
(a)the Construction and Equipment Contracts;
(b)the Payment Bond;
(c)the Performance Bond;
(d)the Long Term Services Agreement;
Exhibit A-21

(e)the Existing Complex Services Agreement;
(f)the Interconnection Agreements;
(g)the Lease; and
(h)each Replacement Project Document for any Major Project Document.
“Major Project Participants” means each counterparty to a Major Project Document.
“Mandatory Prepayment” has the meaning given in Section 2.1.6(c).
“Material Adverse Effect” means (a) a material adverse change in the current business, property, results of operation or financial condition of the Project or of Borrower, taken as a whole, (b) any event or occurrence of whatever nature which could reasonably be expected to materially and adversely affect any Borrower Party’s ability to perform its material obligations under the Credit Documents (taken as a whole), (c) any event or occurrence of whatever nature which could reasonably be expected to materially and adversely affect the value, validity or priority of the Secured Parties’ security interests in the Collateral, taken as a whole, and (d) any event or occurrence of whatever nature which could reasonably be expected to materially and adversely affect the material rights and remedies, taken as a whole, of any Secured Party under any of the Credit Documents.
“Maximum Contribution Amount” has the meaning given in the Equity Contribution Agreement and Guaranty.
“Maximum Loan-to-Eligible Project Costs Ratio” means 60%.
“Minimum Notice Period” means not later than 12:00 p.m., Austin, Texas time at least five Business Days before the date of any Borrowing or Optional Prepayment.
“ ” means .
“Monthly Construction Report” has the meaning given in Section 5.8.1.
“Monthly Operating Report” has the meaning given in Section 5.8.3.
“Monthly Reporting Date” means the date that is 30 days after the end of each calendar month.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgaged Property” has the meaning given in the Deed of Trust.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to the provisions of Title IV of ERISA and in respect of
Exhibit A-22

which any Borrower Party or any ERISA Affiliate has an obligation to contribute or any other liability or obligation (whether actual, contingent or otherwise), or within the most recent six years has had an obligation to contribute or any other liability or obligation (whether actual, contingent or otherwise).
“NERC” means the North American Electric Reliability Corporation, any applicable regional entity exercising delegated authority therefrom (including Texas Reliability Entity) and any successor to any of the foregoing.
“NERC CIP Standards” means the North American Electric Reliability Corporation’s Critical Infrastructure Protection Reliability Standards.
“Net Available Amount” means, with respect to any Asset Sale Proceeds, Loss Proceeds or Title Event Proceeds, such proceeds net of the related Collection Expenses.
“New Permits” has the meaning given in Section 3.3.10(a).
“Non-Appealable” means, any specified time period allowing a request for rehearing or administrative appeal to the applicable Governmental Authority or the filing of litigation or an appeal to a court having jurisdiction over any Permit (other than Permits that do not have limits on appeal periods under Legal Requirements), as applicable, has either elapsed without any such request for rehearing, administrative appeal, litigation or appeal having been brought or, if any such rehearing, administrative appeal, litigation or appeal was brought during such time period, such rehearing, administrative appeal, litigation or appeal has been denied or otherwise resolved with finality.
“Non-Approved Amount” means, on any date of determination, (a) prior to a Borrowing Date, an amount equal to the total amount included in a Notice of Borrowing and set forth on Schedule I to the corresponding Construction Requisition that are Ineligible Project Costs or (b) after a Borrowing Date, an amount equal to the total proceeds of a Loan that were (i) applied by Borrower to pay Ineligible Project Costs or (ii) not applied by Borrower to pay Eligible Project Costs.
“Notice of Borrowing” means a request by Borrower in accordance with Section 2.1.2 substantially in the form of Exhibit B-1(c).
“Notice of Commercial Operation” means a request by Borrower in accordance with Section 3.3.1 and substantially in the form of Exhibit B-2(a).
“Notice of Loan Amount” means a notice to Borrower from Lender, notifying Borrower of the approval of the requested Loan amount under the applicable Notice of Borrowing and Construction Requisition.
“Notice of Non-Approved Amount” means a notice to Borrower from Lender or Administrative Agent, notifying Borrower of any Non-Approved Amount and identifying the basis for such determination.
Exhibit A-23

“Notice of Project Completion” means a request by Borrower in accordance with Section 3.4.1 and substantially in the form of Exhibit B-3(a).
“Notice of Satisfaction” means a notice by Borrower in accordance with Section 7.3.2(a) and substantially in the form of Exhibit N-2.
“NRG Texas” means NRG Texas LLC (f/k/a Texas Genco LLC), a Delaware limited liability company.
“NRG Texas Power” means NRG Texas Power LLC, a Delaware limited liability company.
“O&M Agreement” means the Second Amended and Restated Operation and Maintenance Agreement, dated as of September 26, 2025, between Borrower and Operator.
“O&M Costs” means all actual out-of-pocket cash operation, administration and maintenance costs (including Capital Expenditures permitted under Section 6.26) relating to the Project or any portion thereof and for the purchase of goods and services in connection therewith, or required by any Legal Requirement incurred and due and payable or becoming due and payable by Borrower for the Project in any particular calendar or fiscal month, quarter, year or other period to which said term is applicable, including (without duplication):
(a)fees and costs payable under any Project Documents, in each case to the extent such amounts are not paid as Project Costs, as applicable;
(b)input supply and transportation costs;
(c)costs to procure consumables, spare parts, equipment, materials, utilities, repair and maintenance services, and general and administrative expenses of Borrower;
(d)insurance costs for the insurance required to be procured and maintained pursuant to this Agreement and any additional insurance maintained by Borrower in the ordinary course of business, and in each case, payable during such period;
(e)applicable sales, excise, Texas commercial activity and franchise taxes (if any) payable or reimbursable by Borrower during such period, or property taxes payable by Borrower during such period;
(f)any other taxes (if any) payable by Borrower during such period (including payments by Borrower under the Tax Abatement Agreements and Permitted Tax Distributions);
(g)any fees paid or costs incurred in connection with obtaining, maintaining, renewing or amending (if permitted under this Agreement) any Permit (including costs associated with obtaining emission offset credits) relating to the Project;
(h)payments under any parts agreement;
(i)legal, accounting and consulting fees;
Exhibit A-24

(j)expenses in connection with the financing, management, operation or maintenance (including repair and replacements in lieu of repairs where economically advantageous) of the Project (other than amounts constituting scheduled Debt Service);
(k)any fees and expenses of the Secured Parties during such period not included in Debt Service;
(l)expenses to keep the Collateral free and clear of all Liens (other than Permitted Liens);
(m)all other cash expenses payable by Borrower in the ordinary course of business (including business management and administrative services fees);
(n)fees, damages or costs required to be paid under any Transaction Document (other than amounts constituting Debt Service);
(o)Emergency Operating Costs;
(p)Major Maintenance Expenses;
(q)Corrective Action Expenses; and
(r)payments for restoration or repair of the Project.
“Obligated Capacity” means an amount equal to the adjusted seasonal net max sustainable rating (defined as the registered ERCOT Seasonal Net Max Sustainable Rating adjusted for planned derates).
“Obligations” means and includes, all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Borrower to Secured Parties of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement or any of the other Credit Documents, including all interest, fees, charges, expenses, attorneys’ fees and accountants fees chargeable to Borrower and payable by Borrower hereunder or thereunder.
“Operative Documents” means, collectively, the Credit Documents and the Major Project Documents.
“Operator” means NRG Maintenance Services LLC, a Delaware limited liability company.
“Optional Prepayment” has the meaning given in Section 2.1.6(b).
“Original Base Case Financial Model” means the Excel file named “Project Mushu Final Base Case Financial Model 9.23.25.xlsx” and approved by Lender as of September 24, 2025.
“OT Systems” has the meaning given in Section 4.23.4.
Exhibit A-25

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections solely arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” has the meaning given in Section 2.4.4(a).
“PAF” means, for each Generation Resource that is part of the Project, the average ratio of the Generation Resource’s RT high sustainable limit and its Obligated Capacity over a 12-month measurement period, expressed as a percentage, excluding intervals during an approved planned outage of the Generation Resource. It is calculated, using ERCOT availability and real time telemetered data, as follows: (a) an amount equal to (i) (A) the RT Telemetered HSL multiplied by (B) the Available Flag, divided by (ii) the Obligated Capacity, divided by (b) the Total Evaluated Period Intervals, with the resulting figure multiplied by 100.
“Parties” has the meaning given in the preamble hereto.
“Payment Bond” means the Payment Bond, dated as of December 9, 2024, between EPC Surety and EPC Contractor.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means, other than a Multiemployer Plan, any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Borrower Party or any ERISA Affiliate (a) is (or if such plan were terminated, any Borrower Party or any ERISA Affiliate would be deemed to be under Section 4069 of ERISA) an “employer” as defined in Section 3(5) of ERISA or (b) sponsors, maintains, contributes to, has an obligation to contribute to, or has any liability or obligation (whether actual, contingent or otherwise) or within the most recent six years has sponsored, maintained, contributed to, had an obligation to contribute to, or had any liability or obligation (whether actual, contingent or otherwise).
“Performance Bond” means the Performance Bond, dated as of December 9, 2024, between EPC Surety and EPC Contractor.
“Performance Covenant” means the covenant set forth in Section 5.27.1.
“Performance Covenant Reserve Account” means the account entitled “NRG Cedar Bayou 5, LLC Performance Covenant Reserve” and numbered 9158314, as further identified on Exhibit C-3.
Exhibit A-26

“Performance Covenant Reserve Amount” means, as of any date of determination, an amount equal to the Corrective Action Expenses projected to be due during the next 12-month period (as reflected in the most recent Corrective Action Plan).
“Performance Cure” means (a) for a failure to comply with the Performance Covenant that arises (i) more than three years after the Commercial Operation Date and is the first failure to comply with the Performance Covenant after the date that is three years after the Commercial Operation Date or (ii) more than three years after the achievement of a Performance Cure for a prior failure to comply with the Performance Covenant, achieving the PAF and POF requirements set forth in Section 5.27.1 measured over a six-month period and (b) for a failure to comply with the Performance Covenant that occurs three years or less after the achievement of a Performance Cure for a prior failure to comply with the Performance Covenant, achieving the PAF and POF requirements set forth in Section 5.27.1 measured over a 12-month period.
“Performance Tests” means (a) the “BOP Performance Test(s)” as defined in the EPC Contract, (b) the “Gas Turbine/Generator Performance Tests” as defined in the EPC Contract, (c) the “Reliability Tests” as defined in the EPC Contract, (d) the “Gas Turbine/Generator Commissioning Tests” as defined in the EPC Contract, (e) the “Air Permit Test” as defined in the EPC Contract, or (f) performance tests that are substantially equivalent to such terms as defined in the EPC Contract.
“Permit” means any and all franchises, licenses, permits, approvals, consents, notifications, filings, submissions, certifications, registrations, tariffs, authorizations, exemptions, variances, qualifications, and other rights, privileges and approvals issued by any Governmental Authority or required under any Governmental Rule.
“Permitted Affiliate Transactions” means any one of the following: (a) the Transaction Documents in effect on the Closing Date entered into by Borrower with any or more of its Affiliates as set forth on Exhibit E-7, and the transactions expressly contemplated thereby and Replacement Project Documents in respect thereof and the transactions expressly contemplated thereby; (b) transactions on terms no less favorable (taken as a whole) to Borrower than would be included in an arm’s-length transaction entered into by a prudent Person with a non-Affiliated third party; (c) any employment, noncompetition or confidentiality agreement entered into by Borrower with, and the payment of fees and indemnities to, any of its employees, officers or directors in the ordinary course of business; (d) the payments expressly permitted by Section 6.6.2; (e) any transaction otherwise expressly permitted or contemplated by Section 6.4 or Section 6.24; and (f) an arrangement by any Affiliate of any credit support required to be provided under any Permitted Commodity Hedge Agreement so long as claims of such Affiliate arising out of such credit support are treated as equity contributions to Borrower.
“Permitted Capital Expenditures” means Capital Expenditures incurred by Borrower in accordance with Prudent Industry Practices that are (a) necessary to operate the Project in compliance with applicable Legal Requirements or (b) incurred in the ordinary course of the operation and maintenance of the Project excluding, for the avoidance of doubt, Major Maintenance.
Exhibit A-27

“Permitted Commodity Hedge Agreement” means any Commodity Hedge and Power Sale Agreement entered into in the ordinary course of business, and, in any case:
(a)to sell, purchase or hedge against fluctuations in the price of energy, natural gas, ancillary services, capacity, electric or natural gas transmission service or other commodity to which Borrower has actual or reasonably expected exposure;
(b)that is not for speculative purposes;
(c)that is entered into in the best interest of, and on terms fair and reasonable to, Borrower;
(d)with respect to physical sales of energy, capacity or ancillary services, commits Borrower to no more than the actual uncommitted available output on a net basis (based on physical and seasonal input and output availability) of the Project (taking into account each Permitted Commodity Hedge Agreement then in effect and all commitments to sell energy, capacity or ancillary services in the ERCOT system);
(e)does not create, permit or suffer to exist any Lien other than Permitted Liens;
(f)is entered into with a Permitted Commodity Hedge Counterparty; and
(g)is consistent, in all material respects with the then-effective Risk Management Policy.
“Permitted Commodity Hedge Counterparty” means, with respect to any Permitted Commodity Hedge Agreement:
(a)any Person that is reasonably acceptable to Lender;
(b)ERCOT;
(c)any Person that is a commercial bank, insurance company, or other similar financial institution of any Affiliate thereof, and having, or guaranteed by a party having, a long-term unsecured senior debt rating of any two of the following: A3 from Moody’s, A- by S&P, and A- from Fitch (or if such Person does not have any rating for its unsecured senior debt, shall have a corporate rating of any two of the following: A3 from Moody’s, A- by S&P, and A- from Fitch);
(d)any Person that is a public utility under the FPA or ERCOT or a reputable exchange (e.g., InterContinental Exchange), and having, or guaranteed by a party having, a long-term unsecured senior debt rating of any two of the following: Baa3 from Moody’s, BBB- by S&P, and BBB- from Fitch (or if such Person does not have any rating for its unsecured senior debt, shall have a corporate rating of any two of the following: Baa3 from Moody’s, BBB- by S&P, and BBB- from Fitch); and
(e)any Person that is in the business of selling, marketing, purchasing, or distributing electric energy, capacity, ancillary services, fuel, or emissions credits, whether settled financially or physically, and having, or guaranteed by a party having, a long-term unsecured senior debt rating of any two of the following: Baa3 from Moody’s, BBB- by S&P, and BBB- from Fitch (or if such Person does not have any rating for its unsecured senior debt,
Exhibit A-28

shall have a corporate rating of at least two of the following: Baa3 from Moody’s, BBB- by S&P, and BBB- from Fitch).
“Permitted Debt” means:
(a)Debt or other obligations incurred under the Credit Documents;
(b)to the extent constituting Debt (but not for borrowed money), indemnification obligations of Borrower under the Project Documents;
(c)trade or other similar Debt incurred in the ordinary course of business (but not for borrowed money), either not more than 90 days past due or being contested in good faith;
(d)contingent liabilities of Borrower incurred in the ordinary course of business, to the extent otherwise constituting Debt, including those relating to (i) the acquisition of goods, supplies or merchandise in the normal course of business or normal trade credit, (ii) the endorsement of negotiable instruments received in the normal course of its business, (iii) contingent liabilities incurred with respect to any Applicable Permit, Credit Document or Project Document and (iv) obligations to pay insurance premiums;
(e)capital lease obligations and any other Debt of Borrower (including purchase money obligations incurred by Borrower to finance the purchase price of discrete items of equipment used in the ordinary course of business of Borrower that extend only to the equipment being financed) in an aggregate amount of secured principal not exceeding $10,000,000 at any one time outstanding;
(f)obligations of Borrower in respect of performance bonds, bid bonds, completion guarantees, surety bonds or similar instruments in the ordinary course of business;
(g)ordinary course indemnities under agreements that are not Operative Documents or in connection with the issuance of the Title Policy or endorsements or supplements thereto;
(h)to the extent constituting Debt, obligations of Borrower under Permitted Commodity Hedge Agreements;
(i)to the extent constituting Debt, Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
(j)other unsecured Debt owed to Affiliates of Borrower in an amount not to exceed $15,000,000 solely to the extent it is fully subordinated to the secured Obligations and made subject to a duly executed and delivered subordination agreement substantially in the form of Exhibit C-2;
(k)Debt of Borrower in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Investment or any disposition or other sale of assets not prohibited under Section 6.4;
Exhibit A-29

(l)Debt in respect of bankers’ acceptance, warehouse receipts or similar instruments (other than letters of credit) issued or created in the ordinary course of business consistent with past practice; and
(m)other unsecured Debt in an amount not to exceed $15,000,000.
“Permitted Investments” means any of the following:
(a)
(i)any marketable securities,
(A)issued or directly and unconditionally guaranteed or insured as to interest and principal by the United States of America, or
(B)issued by any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of issuance, and
(ii)marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public agency or instrumentality thereof, in each case maturing within one year after the date of issuance and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s;
(b)commercial paper maturing no more than three months from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P and at least P-1 from Moody’s;
(c)any certificate of deposit or bankers acceptance maturing not more than three months after its date of acquisition and issued or accepted by any commercial bank organized under the laws of the United States of America (or any state thereof or the District of Columbia) that:
(i)is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; or
(ii)is Administrative Agent, so long as they have an unsecured long-term senior debt rating of any two of the following: (x) at least Baa3 by Moody’s, (y) at least BBB- by Fitch, and (z) at least BBB- by S&P;
(d)interest-bearing deposit accounts, including time deposits and certificates of deposit, of any Lender or any domestic or foreign commercial bank whose outstanding long-term debt is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s having capital and surplus in excess of $500,000,000 having a maturity not exceeding 90 days from the date of acquisition;
(e)shares of any money market mutual fund whose investment criteria are substantially similar to those in respect of the other investments described in the foregoing clause (a) through clause (d);
Exhibit A-30

(f)fully secured repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications established in clause (d) above;
(g)instruments issued by an investment company rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s having a portfolio consisting of 95% or more of the securities described in clause (a) through clause (f) of this definition;
(h)investment contracts pursuant to which moneys are deposited (to bear interest at an agreed rate) with a bank, insurance company or other financial institution whose long-term senior unsecured debt is rated at least A or the equivalent thereof by S&P or at least A2 or the equivalent thereof by Moody’s; and
(i)cash.
“Permitted Liens” means:
(a)the Lien of Collateral Agent for the benefit of the Secured Parties in the Collateral as provided in the Collateral Documents;
(b)Liens of Borrower for any Tax, assessment or other governmental charge, either not yet due and payable or being contested in good faith and by appropriate proceedings and reserved against as provided under Section 5.15;
(c)Liens for materialmen’s, mechanics’, workers’, repairmen’s, employees’, landlord’s or other like Liens, arising in the ordinary course of Borrower’s business or in connection with the construction, operation and maintenance of the Project, which (i) do not materially impair the construction or use thereof and (ii) are either for amounts not yet delinquent or for amounts being contested in good faith by appropriate proceedings; provided, that (A) a bond, title insurance or other security has been posted or provided in such manner and amount such as if any such amounts are ultimately determined to be due, such amounts will be promptly paid in full when such contest is determined or (B) adequate reserves are established;
(d)Liens of Borrower arising out of judgments or awards so long as (i) in existence for less than 30 days after the entry thereof or (ii) within 90 days after the entry thereof an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves are established or bonds, title insurance or other security reasonably acceptable to Lender have been provided or are fully covered by insurance (other than any customary deductible);
(e)Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;
(f)Liens created for the benefit of the counterparty to any Permitted Commodity Hedge Agreement that are subordinated to the Liens under the Credit Documents;
(g)Liens in connection with or evidenced by Permitted Debt described in clause (d), (e) and (f) in the definition thereof that, to the extent constituting Debt for Borrowed Money, are subordinated to the Liens under the Credit Documents;
Exhibit A-31

(h)all exceptions disclosed in Schedule B of the Title Policy on the Closing Date and all matters disclosed on the Survey;
(i)easements, rights-of-way, restrictions, trackage rights, defects or irregularities in title, restrictions on use of real property and other similar non-monetary encumbrances or liens, in each case that, in the aggregate, do not have a Material Adverse Effect on the use of the property encumbered thereby in connection with the Project;
(j)(i) any interest or title of a lessor, sublessor, or licensor under any lease or sublease entered into by Borrower or (ii) any leases, subleases, licenses and sublicenses granted to third parties in the ordinary course of business, in each case, as not prohibited hereunder, not interfering in any material respect with the operations or business of Borrower and covering only the assets leased, sub-leased or licensed;
(k)any zoning, building and land use laws, regulations and ordinances or similar Legal Requirement that (i) individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) do not individually or in the aggregate materially detract from (A) the value of the Project or (B) the ability of Borrower to use the property affected by such restrictions for its intended use with respect to the construction, development, ownership, use or operation of the Project;
(l)Liens of Borrower arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights;
(m)Liens granted to a depository, brokerage or intermediary bank, financial institution or commodities intermediary and/or clearinghouse (including NYMEX, the Chicago Mercantile Exchange, Intercontinental Exchange and other similar exchanges) in connection with deposit accounts, securities accounts or commodities accounts, and other intermediary, brokerage, clearinghouse, and other similar arrangements, in each case, consistent with the general parameters customary to the banking, financial institution and/or commodities trading industry;
(n)Liens of Borrower (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods arising in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(o)Liens, pledges or deposits under worker’s compensation, unemployment insurance or other social security legislation (other than ERISA);
(p)Liens arising from precautionary UCC financing statements regarding operating leases;
(q)Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made in connection with any letter of intent or purchase agreement for a transaction not prohibited hereunder and not for Debt for Borrowed Money;
(r)non-exclusive licenses or sublicenses of Intellectual Property granted in the ordinary course of business in connection with the construction or operation of the Project as contemplated by the Transaction Documents;
Exhibit A-32

(s)(i) Liens arising from the terms and conditions of the Project Documents and Governing Documents in existence on the date hereof or as amended in accordance herewith, or any other contractual obligations of Borrower entered into in the ordinary course of business, in each case, so long as such Liens (A) do not constitute security interests supporting obligations comprising Debt for Borrowed Money, (B) individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (C) individually or in the aggregate could not reasonably be expected to materially and adversely detract from (x) the value of the Project or (y) the ability of Borrower to use the property affected by such terms and conditions for its intended use with respect to the construction, development, ownership, use or operation of the Project, and (ii) Liens existing solely by virtue of a Borrower Party’s ownership of Securities of another Borrower Party;
(t)Liens approved by Lender; and
(u)extensions, renewals and replacements of any of the foregoing or following Liens to the extent and for so long as the Debt or other obligations secured thereby remain outstanding.
“Permitted Tax Distributions” means, for any taxable period for which Borrower is classified as a partnership or disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, payments or distributions to Pledgor or any direct or indirect parent entity of Borrower or Pledgor (including Guarantor) to pay federal, state, and local income Taxes which are due and payable by Pledgor or any direct or indirect parent entity of Borrower or Pledgor (including Guarantor) on income attributable to Borrower for such taxable period not to exceed the amount of the applicable income Taxes that Borrower would have been required to pay in respect of such taxable income had such income Taxes been paid as a stand-alone company (and assuming for purposes of such calculation that Borrower were classified as a domestic corporation for U.S. federal income tax purposes immediately after consummation of this Agreement and at all times thereafter).
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Personal Information” means, as pertinent to an identified and/or identifiable employee, applicant, contractor, individual business contact, website user, or other natural person: (a) the individual’s name, address, date of birth, financial account information, credit or debit card information, e-mail address, medical insurance number, Social Security number, and health information, including protected health information as that term is defined under the Health Insurance Portability and Accountability Act of 1996, as well as (b) any other data relating to such identified or reasonably identifiable natural person.
“PIK Interest” has the meaning given in Section 2.1.3(b)(ii).
“PIK Interest Payment Date” has the meaning given in Section 2.1.3(b)(ii).
“Platform” means such platform identified in writing by Lender to Borrower.
Exhibit A-33

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, between Pledgor and Collateral Agent.
“Pledged Collateral” has the meaning given in the Pledge Agreement.
“Pledgor” means Cedar Bayou 5 Holdings LLC, a Delaware limited liability company.
“POF” means, the percentage of time each Generation Resource that is part of the Project spent in planned outages over a 12-month measurement period. It is calculated, using ERCOT data, as follows: (a) one minus (b) an amount equal to (i) the Total Evaluated Period Intervals divided by (ii) the Total Period Intervals, with the resulting figure multiplied by 100.
“Posting” has the meaning given in Section 11.1(c).
“Power Generation Company” has the meaning given in PURA Section 31.002(10).
“Powering Texas Forward Act” has the meaning given in the recitals.
“Principal Persons” means any executive officer, director, or other Person with primary management or supervisory responsibilities with respect to any Borrower Party or any other Major Project Participant.
“Principal Repayment Date” means (a) each Quarterly Payment Date occurring on and after the first full quarter after the third anniversary of the Scheduled COD Date and (b) the Final Maturity Date.
“Privacy and Security Laws” has the meaning given in Section 4.23.6.
“Prohibited Person” means any Person:
(a)that fails to comply with the following provisions of the Texas Government Code and other Legal Requirements as noted: §556.005 and §556.0055 (receipt of funds not prohibited by lobbying); §669.003 (does not employ current or former executive head or employees of PUCT during certain timeframes); §2155.004(b) (has not financially participated in preparing contract specifications on which loan agreement is based); §2155.006 and §2261.053 (has not been convicted of, or assessed a penalty for, violating federal law regarding awards related to hurricane relief, recovery, or reconstruction efforts); §2155.0061 (has not been convicted of any offense related to the direct support or promotion of human trafficking); §2252.152 and Executive Order No. 13224, “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism,” published by the United States Department of the Treasury, Office of Foreign Assets Control (does not finance or engage in business with terrorists); §2271.002 (does not boycott Israel); §2274.002 (does not discriminate against firearm entities); §2276.002 (does not boycott energy companies); Texas Government Code Chapter 572 and Texas Utilities Code Chapter 12 (does not employ or hire restricted individuals); Texas Government Code Chapter 2275 and Texas Business and Commerce Code Chapter 117, known as the Lone Star Infrastructure Protection Act (not owned or controlled by citizens or governmental entities of China, Iran, North Korea, Russia, or any
Exhibit A-34

other country designated by the Governor of Texas, or headquartered in any of those countries); Texas Business and Commerce Code Chapter 17 (has not been subject of or found liable for allegations of unfair or Deceptive Trade Practices violations); Texas Business and Commerce Code §15.01, et. seq. and 15 U.S.C. §1, et. seq. (has not violated antitrust laws); and Texas Family Code §231.006 (does not have delinquent child support);
(b)that is debarred, suspended, proposed for debarment, declared ineligible, or otherwise excluded from participation in this Agreement by any state or federal agency;
(c)that is, or is owned by a holding company or owns a subsidiary that is: (i) listed in Section 889 of the 2019 National Defense Authorization Act (NDAA); (ii) listed in Section 1260H of the 2021 NDAA; (iii) owned by the government of a country on the U.S. Department of Commerce’s foreign adversaries list under 15 C.F.R. §791.4; or (iv) controlled by any governing or regulatory body located in a country on the U.S. Department of Commerce’s foreign adversaries list under 15 C.F.R. §791.4; or
(d)that is a Sanctioned Person.
“Project” has the meaning given in the recitals.
“Project Account” means the account entitled “NRG Cedar Bayou 5, LLC” and numbered 9151032, as further identified on Exhibit C-3.
“Project Completion” means satisfaction or waiver in writing of the conditions set forth in Section 3.4.
“Project Completion Date” means the date on which Project Completion occurs.
“Project Costs” means the following costs and expenses incurred or to be incurred on or prior to the Final Completion in connection with the ownership, acquisition, development, design, engineering, procurement, permitting, construction, installation, equipping, assembly, inspection, testing, completion, start-up, commissioning, operation and financing of the Project:
(a)all amounts payable under the EPC Contract and the other Project Documents (including any reserves established for the payment of Remaining Costs), any contractor bonuses, site leasing and preparation costs, any interconnection and transmission upgrade costs payable by Borrower, costs related to acquisition, development and construction of facilities for the receipt of natural gas, water and other inputs to, and to transport or deliver electricity and other outputs from, the Project, and all other amounts payable under the Project Documents prior to Final Completion, including contingency provided for in the Construction Budget and amounts payable in order to complete the Punch-List;
(b)financing, advisory, consulting, legal, accounting and other fees and related costs;
(c)all other Project-related costs, including fuel-related costs and prepaid fuel costs, any development costs (including funding any mitigation measures (such as community projects and the purchase of certain nearby residences) required in connection with the Project), management services fees and expenses and costs and expenses to complete the construction and financing of the Project;
Exhibit A-35

(d)contingency funds, required reserves, start-up costs and initial working capital costs;
(e)property and sales taxes due in respect of the Project;
(f)O&M Costs incurred prior to the Commercial Operation Date;
(g)payments and fees under the Permitted Commodity Hedge Agreements (other than termination payments under the Permitted Commodity Hedge Agreements);
(h)payments to ERCOT;
(i)costs and expenses incurred with the negotiation and preparation of the Transaction Documents;
(j)interest (including interest during construction), fees and other amounts payable under the Credit Documents; and
(k)fees and costs payable under the Project Management Agreement and, prior to the Commercial Operation Date, the Administration and Management Agreement; and
(l)costs and expenses of obtaining insurance for the Project.
(m)For the avoidance of doubt, for purposes of determining the uses of Loans only, Project Costs shall include reimbursement by Borrower of any Drawstop Equity Contributions that were not previously reimbursed.
“Project Document Modification” has the meaning given in Section 6.12.1.
“Project Documents” means, without duplication, the Major Project Documents and each other agreement related to the development, construction, operation, maintenance, management, administration, ownership or use of the Project, the sale of power therefrom, the provision of gas, electricity and other services thereto and Real Property rights and interests relating to the Project, in each case, entered into by, or assigned to, Borrower which, as of the Closing Date, are:
(a)the Project Management Agreement;
(b)the Administration and Management Agreement;
(c)the O&M Agreement;
(d)the Electric Energy Sales Agreement;
(e)the Facilities Agreement;
(f)the Energy Marketing Services Agreement;
(g)each Permitted Commodity Hedge Agreement;
Exhibit A-36

(h)the Tax Abatement Agreements; and
(i)the LC Reimbursement Agreement.
“Project Management Agreement” means the Second Amended and Restated Project Management Agreement, dated as of December 4, 2024, between Borrower and NRG Construction LLC, a Delaware limited liability company, as amended by First Amendment to Second Amended and Restated Project Management Agreement, dated as of September 23, 2025, between Borrower and NRG Construction LLC.
“Project Revenues” means, without duplication, all revenues, interest, payments, cash and other proceeds from whatever source received by or on behalf of Borrower arising from or related to the ownership or operation of the Project, including interest income, payments made to Borrower under any Project Document, liquidated damages payable as compensation for delay paid by the relevant counterparty under any Project Document, delay in start-up proceeds, business interruption insurance proceeds, outage insurance proceeds and proceeds of liability insurance (to the extent such liability insurance proceeds represent reimbursement of third-party claims previously paid by Borrower), income derived from the sale or use of electric capacity, energy or related products transmitted or distributed or ancillary services or other related products produced by the Project, payments for remarketing of fuel or transportation rights relating thereto and investment income on amounts in the Collateral Accounts.
“Project Schedule” means a schedule setting forth the expected schedule and milestones for construction of the Project through Final Completion delivered to Lender on the Closing Date pursuant to Section 3.1.20.
“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by independent operators of natural gas-fired electric generation stations in the ERCOT system of a type and size similar to the Project as good, safe and prudent engineering practices in connection with the design, engineering, construction, operation, maintenance, repair and use of gas turbines, electrical generators and electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” does not necessarily mean one particular practice, method, equipment specification or standard in all cases and shall not be interpreted to require the adoption or implementation of any particular best or most optimal practice, but is instead intended to encompass a set of practices, methods, equipment, specifications and standards of safety and performance in compliance with all applicable Governmental Rules and generally accepted by independent operators of natural gas-fired electric generation stations in the ERCOT system of a type and size similar to the Project, having due regard for, among other things, the preservation of manufacturers’ warranties and operating instructions and recommended maintenance, the requirements or guidance of Governmental Authorities, Legal Requirements, applicable interconnection operating guidelines and rules, transmission provider rules and the requirements of insurers.
“PUCT” means the Public Utility Commission of Texas or any successor agency.
Exhibit A-37

“PUCT Exempt Affiliate” means any political subdivision of or wholly owned agency or instrumentality of the State of Texas.
“PUHCA” means the Public Utility Holding Company Act of 2005, including the regulations of the FERC thereunder.
“Punch-List” has the meaning given in the EPC Contract.
“PURA” means the Public Utility Regulatory Act, TEX. UTIL. CODE ANN. §§ 11.001 – 43.151 (2023) and the regulations of the PUCT thereunder, as now and hereafter in effect, or any successor act. References to Sections of PURA also refer to any successor Sections thereto.
“QSE” means Qualified Scheduling Entity as defined in the ERCOT Protocols.
“Qualified Services Provider” means a Person that is recognized in the electric power industry as having substantial experience as a construction management support services, provider for a Comparable Project for at least two years and having technical, administrative and managerial expertise expected to provide construction management support services to a Comparable Project.
“Quarterly Payment Date” means the last Business Day of each March, June, September and December.
“Quarterly Reporting Date” means the date that is 45 days after the end of each fiscal quarter.
“Rating Agencies” means Fitch, S&P and Moody’s.
“Real Property” means all right, title and interest of Borrower in and to any and all parcels of real property (including the Site) owned, leased or operated by Borrower together with all of Borrower’s interests in all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation of such real property.
“Recipient” means Administrative Agent or Lender, as applicable.
“Register” has the meaning given in Section 2.1.9.
“Release” means any release, spill, emission, leaking, emptying, pumping, pouring, injection, escaping, deposit, disposal, discharge, dumping or leaching, whether active or passive, of any Hazardous Substance into or through the Environment, including into the air, soil, subsurface, surface water or groundwater. “Released” is the verb form of “Release”.
“Remaining Costs” means, as of any date of determination:
(a)the amount reasonably anticipated to be necessary to fund the cost of any remaining Punch-List items;
Exhibit A-38

(b)the amount reasonably anticipated to be necessary to fund any other work that remains outstanding under any of the Construction and Equipment Contracts to achieve Final Completion; and
(c)the amount reasonably anticipated to be necessary to fund any remaining Eligible Project Costs (other than those described in the foregoing clauses (a) and (b)), in each case as reasonably determined by Borrower but verified in a writing to Lender by the Independent Engineer.
“Remaining Restoration Amounts” has the meaning given in Section 5.29.2(a)(ii).
“Remaining Title Event Expenses” has the meaning given in Section 5.30.1(c).
“Replacement Obligor” means, with respect to any Major Project Document, a counterparty of substantially equal financial strength and experience as the counterparty to such Major Project Document as of the execution of such Major Project Document being replaced or is otherwise reasonably acceptable to Lender.
“Replacement Project Document” means any Project Document entered into by Borrower in replacement of a Major Project Document (a) that has terms and conditions that, taken as a whole, are no less favorable to Borrower than those of such Major Project Document being replaced and is entered into with a Replacement Obligor or (b) is reasonably acceptable to Lender.
“Reportable Event” means any of the events set forth in Sections 4043(b) or (c) of ERISA with respect to a Pension Plan for which notice to the PBGC has not been waived.
“Resource Commissioning Date” has the meaning given in the ERCOT Protocols.
“Resource Entity” has the meaning given in the ERCOT Protocols.
“Responsible Officer” means, as to any Person, its president, executive officer or financial officer, treasurer or any Person who is a manager or managing member of a limited liability company (or any of the preceding with regard to any such manager or managing member) or any other officer or similar official thereof, in each case responsible for the administration of the obligations of such Person in respect of this Agreement and the other Credit Documents.
“Restoration Action” means, with respect to any Affected Property, any action taken by or on behalf of Borrower to rebuild, repair, replace, redesign, alter or otherwise restore such Affected Property or any portion thereof, and all activities incidental and necessary for such matters, in order to permit repair and operation of the Project in accordance in all material respects with the Transaction Documents, including (if applicable) any redesign, alteration, retesting, re-commissioning and putting into service of the Affected Property, in each case, necessary to compensate for any failure of the Project to satisfy any performance guarantee under any Project Document.
Exhibit A-39

“Restoration Budget” means a budget prepared by Borrower in connection with a Restoration Plan identifying all categories and approximate amounts reasonably expected to be incurred in connection with the relevant Restoration Action, together with a statement of uses of proceeds identifying funds available to complete such Restoration Action.
“Restoration Contributions” has the meaning given in Section 5.29.1(c)(i).
“Restoration Notice” means a written notice signed by a Responsible Officer of Borrower substantially in the form of Exhibit P.
“Restoration Schedule” means a schedule prepared by Borrower in connection with a Restoration Plan identifying appropriate milestones and payment requisitions to be made in connection with such Restoration Plan.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Securities in, or subordinated Debt of, Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Securities in, or subordinated Debt of, Borrower or any option, warrant or other right to acquire any such Securities in, or subordinated Debt of, Borrower or any management fee or other payment to any direct or indirect equity owner of Borrower which is not expressly permitted by this Agreement.
“Restricted Payment Conditions” has the meaning given in Section 6.6.1.
“Risk Management Policy” has the meaning given in Section 5.22.
“RT Available Flag” means, for each Generation Resource that is part of the Project, a binary flag that equals one if the real time telemetered resource status code indicates the Generation Resource is available (i.e., any status other than OUT); otherwise, the flag equals zero.
“RT Telemetered HSL” means, for each Generation Resource that is part of the Project, the high sustainable limit telemetered by the Generation Resource in real time.
“Rules” has the meaning given in the recitals.
“S&P” means S&P Global Ratings, a division of Standard & Poors Financial Services LLC.
“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any comprehensive Sanctions (currently, Venezuela, Cuba, Iran, North Korea, Syria, and the Crimea, Luhansk and Donetsk regions of Ukraine).
“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related
Exhibit A-40

list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person 50% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.
“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) His Majesty’s Treasury; (e) Switzerland; or (f) any other authority with jurisdiction over the Parties.
“Scheduled COD Date” means June 1, 2028.
“Scheduled Final Maturity Date” means September 26, 2045.
“Secured Parties” at any time, the holders of Obligations at such time, including Lender, Administrative Agent, and Collateral Agent.
“Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Security Breach” has the meaning given in Section 4.23.7.
“Site” means all Real Property comprising and/or included within the Project, including, without limitation, the Real Property, and rights and interests therein described in Schedule A to the Title Policy and depicted on the Survey.
“Standard Generation Interconnection Agreement” means the ERCOT Standard Generation Interconnection Agreement, dated as of December 1, 2021, between Borrower and ________________, the interconnecting transmission service provider, as amended by Amendment One to the ERCOT Standard Generation Interconnection Agreement between Borrower and , dated .
Exhibit A-41

“Standby Letter of Credit” means a letter of credit issued for the benefit of Lender, without recourse to Borrower, by an Acceptable Bank in the form attached hereto as Exhibit N-1, with a stated amount equal to the Escrow Amount.
“Subject Claims” has the meaning given in Section 11.12.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which such Person: (a) owns 50% or more of the shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers, or similar governing body, of such corporation, partnership, limited liability company or other entity and/or (b) controls the management, directly or indirectly through one or more intermediaries. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Person.
“Substantial Completion” means the achievement of Substantial Completion (as defined in the EPC Contract).
“Survey” has the meaning given in Section 3.1.13.
“Tax Abatement Agreements” means (a) that certain Tax Abatement Agreement, dated as of November 15, 2022, by and between the Lee College and Borrower; (b) that certain Tax Abatement Agreement, dated as of September 14, 2022, by and between Chambers County, Texas and Borrower; (c) that certain Extraterritorial Jurisdiction Non-Annexation Agreement, dated as of June 25, 2025, by and between The City of Baytown, Texas and NRG Texas Power; (d) that certain Agreement between the Office of the Governor, Goose Creek Consolidated Independent School District and Borrower for Limitation on Taxable Value for School District Maintenance and Operations Ad Valorem Taxes and (e) that certain Guarantee Agreement between the Office of the Governor and Guarantor.
“Taxes” has the meaning given in Section 2.4.4(a).
“Texas Finance Code” has the meaning given in Section 11.18.
“Title Event” means the existence of any defect of title or Lien on the Project (other than Permitted Liens) that entitles Borrower or Collateral Agent to make a claim under any title policies issued in favor of Borrower or Collateral Agent.
“Title Event Proceeds” means, in connection with any Title Event, the Net Available Amount payable to Borrower or Collateral Agent in connection with such Title Event.
“Title Insurer” means Republic Title of Texas, Inc., a wholly owned agent of First American Title Insurance Company.
“Title Policy” has the meaning given in Section 3.1.14.
Exhibit A-42

“Title Pro Forma” has the meaning given in Section 3.1.14.
“Total Evaluated Period Intervals” means, for each Generation Resource that is part of the Project, the total number of intervals in the evaluation period, that the Generation Resource was not in a planned outage.
“Total Loss” means, in relation to any Affected Property that constitutes all or substantially all or, in the case of clause (e) below, any material portion of the Project, any of the following:
(a)the substantially complete destruction of such Affected Property;
(b) the destruction of such Affected Property such that there remains no substantial remnant thereof which a prudent owner, uninsured, desiring to restore such Affected Property to its original condition would utilize as a basis of such restoration;
(c)the destruction of such Affected Property irretrievably beyond repair;
(d) the destruction of such Affected Property such that the insured may claim the whole amount of any insurance policy covering such Affected Property upon abandoning such Affected Property to the insurance underwriters therefor; or
(e)the destruction of the Project such that:
(i)prior to the Commercial Operation Date, the Project cannot achieve Commercial Operation by the Commercial Operation Longstop Date; or
(ii)from and after the Commercial Operation Date, the Project cannot operate at expected levels for more than 180 consecutive days.
“Total Period Intervals” means the total number of intervals in the evaluation period.
“Transaction Documents” means, collectively, the Operative Documents and the other Project Documents.
“Transformer Contract” means Purchase Order No. 4502169992, dated as of , between Borrower and , together with Purchase Order No. , dated as , between the Borrower and .
“TRE” means Texas Reliability Entity, Inc., a regional entity exercising authority delegated by NERC.
“Trust Company” means the Texas Treasury Safekeeping Trust Company.
“Turbine Supply Contract” means the Second Amended and Restated Combined Cycle Equipment Supply Contract, dated as of June 7, 2024, between Borrower and ______________________.
Exhibit A-43

“TxEF” has the meaning given in the recitals.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas; provided, that if, with respect to any financing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to Collateral Agent pursuant to the applicable Collateral Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Texas, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each applicable Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.
“Unforced Capacity” has the meaning given in the ERCOT Protocols.
“Unsatisfied Condition” means a condition in a Permit that has not been satisfied and that either (a) must be satisfied before such Permit can become effective, (b) must be satisfied as of the date on which a representation is made or a condition precedent must be satisfied under this Agreement, or (c) must be satisfied as of a future date but with respect to which facts or circumstances exist which could result in a failure to satisfy such Permit condition, and which, in the case of clauses (b) and (c), is required for the Permit to remain in full force and effect.
“USA PATRIOT Act” has the meaning given in Section 11.20.
“Withdrawal Liability” means liability to any Multiemployer Plan (within the meaning of Section 4001(a)(3) of ERISA) as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
“Withholding Agent” means Borrower, Collateral Agent and Administrative Agent.

Exhibit A-44

RULES OF INTERPRETATION
1.The singular includes the plural and the plural includes the singular.
2.A reference to a Governmental Rule (except as otherwise provided in this Agreement) includes any amendment, modification or successor to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.
3.A reference to a Person includes its permitted successors, permitted replacements and permitted assigns.
4.Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.
5.The words “include”, “includes” and “including” are not limiting.
6.A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of the Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix thereto, the provisions of the Agreement shall control.
7.Unless otherwise expressly provided, references to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, modified and supplemented from time to time as permitted under this Agreement and in effect at any given time.
8.The words “hereof”, “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
9.References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in Austin, Texas, unless otherwise specified.
10.If, at any time after the Closing Date, Moody’s, Fitch or S&P shall change its respective system of classifications, then any Moody’s, Fitch or S&P “rating” referred to herein shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.
11.For all purposes of the Credit Documents, any reference to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership, or trust, or an allocation of assets to a series of limited liability company, limited partnership, or trust (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with such Person. Any division of a limited liability company, limited partnership, or trust shall constitute a separate Person under this Agreement and the other Credit Documents (and each
Exhibit A-Exhibit A-45

division of any limited liability company, limited partnership, or trust that is a Subsidiary, joint venture, or any like term shall also constitute such a Person or entity).
12.The Credit Documents are the result of negotiations between, and have been reviewed by Borrower, each Borrower Party to any such Credit Document, Lender and their respective counsel. Accordingly, the Credit Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, any Borrower Party to any such Credit Document or Lender solely as a result of any such party having drafted or proposed the ambiguous provision.
13.Phrases such as “satisfactory to Lender”, “in such manner as Lender may determine”, “in Lender’s determination”, “to Lender’s satisfaction”, “acceptable to Lender”, “at Lender’s election” and phrases of similar import authorize and permit Lender to approve, disapprove, act or decline to act in its sole discretion.
14.The words “reasonable”, “reasonably”, “unreasonably” and words of similar import, when applied to Lender’s satisfaction, acceptance, determination, consent, discretion or approval, take into account any special consideration affecting decisions of Lender in its capacity as a governmental entity or its responsibilities as such and are based on its policies, practices, and procedures, and law and regulations applicable to it.
Exhibit A-Exhibit A-46

15.EXHIBIT O
16.to Credit Agreement
(f)Status of Lender Tax Provisions for Lender Assignees
(g)If PUCT assigns all or any portion of the Loan to any Person, the following provisions shall apply to each such assignee.
1.Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 1(i), (ii), and (iii) of this Exhibit) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “United States Person”) shall deliver to Borrower or Administrative Agent (in such number of copies as shall be requested) on or prior to the date hereof or the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), an executed copy of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(ii)Each Lender that is not a United States Person shall, to the extent it is legally entitled to do so, deliver to Borrower or Administrative Agent (in such number of copies as shall be requested) on or about the date hereof or the date on which such Lender becomes a Lender (and from time to time thereafter upon the reasonable request of Borrower) an applicable Internal Revenue Service Form W-8 (or applicable successor form or other certificate, or documentation reasonably requested by Borrower or Administrative Agent) (including any supporting documentation and certification documents from its beneficial owners) to establish an exemption from, or reduction of, U.S. federal withholding Tax.
(iii)In addition to the forms required pursuant to Section 1(ii) of this Exhibit, each Lender that is not a United States Person and that is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code shall, to the extent it is legally entitled to do so, deliver to Borrower or Collateral Agent a certificate in form and substance acceptable to Borrower or Collateral Agent to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”). If a Lender that is not a United States Person is a partnership, to the extent such Lender is not the beneficial owner, and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax
Exhibit O-1

Compliance Certificate in form and substance acceptable to Borrower or Collateral Agent on behalf of each such direct and indirect partner.
(iv)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.
2.
Exhibit O-Exhibit O-2